                                                       Registration No. 333-3837

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------


                                   FORM S-1/A2
                                 AMENDMENT NO. 2
                                       TO
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933


                              --------------------

                             NAI TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

              New York                                      3575                                     11-1798773
    (State or other jurisdiction                (Primary Standard Industrial                      (I.R.S. Employer
         of incorporation or                     Classification Code Number)                   Identification Number)
            organization)

                            2405 Trade Centre Avenue
                            Longmont, Colorado 80503
                                 (303) 776-5674
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                              Richard A. Schneider
                             NAI Technologies, Inc.
                            2405 Trade Centre Avenue
                            Longmont, Colorado 80503
                                 (303) 776-5674
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                               Sarah Hewitt, Esq.
                          Whitman Breed Abbott & Morgan
                                 200 Park Avenue
                            New York, New York 10166
                                 (212) 351-3000

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JULY 23, 1996


PROSPECTUS
             12% Convertible Subordinated Promissory Notes Due 2001
                   4,119,700 Warrants to Purchase Common Stock
                        8,904,336 Shares of Common Stock

                             NAI TECHNOLOGIES, INC.

      This Prospectus relates to the offering from time to time of up to (i) $8,342,000 principal amount of 12% Convertible Subordinated Promissory Notes due 2001 (the "Notes") of NAI Technologies, Inc. (the "Company") by the holders thereof (the "Noteholders"), (ii) 4,119,700 Warrants to Purchase Common Stock (the "Warrants") of the Company by the holders thereof (the "Warrantholders"), and (iii) an aggregate of 8,904,336 shares (the "Shares") of common stock, par value $.10 per share (the "Common Stock"), of the Company by the holders thereof (the "Shareholders"), consisting of (1) 4,171,000 shares of Common Stock which may be issued upon the conversion of the Notes, (2) 4,119,700 shares of Common Stock which may be issued upon the exercise of the Warrants, (3) 250,000 shares of Common Stock of the Company previously issued to The Bank of New York and Chemical Bank (the "Bank Lenders") pursuant to that certain Amended and Restated Credit Agreement, dated as of April 12, 1995, as amended to date (the "Credit Agreement"), by and between the Company and the Bank Lenders, and (4) 363,636 shares of Common Stock of the Company previously issued to Active Investors II Ltd. ("Active Investors") pursuant to that certain Common Stock Purchase Agreement, dated as of November 3, 1994 (the "Stock Purchase Agreement"), by and between the Company and Active. The Noteholders, the Warrantholders, the Shareholders, the Bank Lenders and Active are sometimes collectively referred to as the "Selling Securityholders." The Notes, the Warrants and the Shares are sometimes collectively referred to as the "Securities." The Company will not receive any of the proceeds from the sale of the Securities by the Selling Securityholders. The Company is paying the expenses of registration of the Securities.

      The Notes are subordinated to all existing and future Senior Indebtedness (as hereinafter defined) of the Company, including indebtedness under the Credit Agreement. See "DESCRIPTION OF SECURITIES -- Subordination."

      It is anticipated that sales of the Securities will be made in one of three ways: (i) through broker-dealers, (ii) through agents or (iii) directly to one or more purchasers. The period of distribution of the Securities may occur over an extended period of time. See "PLAN OF DISTRIBUTION."


      The Common Stock of the Company is traded on The Nasdaq Stock Market ("Nasdaq") under the symbol NATL. On July 22, 1996, the closing price of the Common Stock on Nasdaq was $3.625 per share. The Company intends to list the Warrants on Nasdaq but does not intend to list the Notes on Nasdaq or any securities exchange. Prior to this offering, there has been no public market for the Notes or the Warrants offered hereby and no assurance can be given that one will develop after the commencement of this Offering. See "DESCRIPTION OF SECURITIES--Trading Information."


      See "Risk Factors" beginning on page 8 for a discussion of certain factors that should be considered in connection with an investment in the Securities.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION, OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is July __, 1996

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its New York Regional Office, 7 World Trade Center, New York, New York 10048 and at its Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, copies of such reports, proxy statements and other information concerning the Company may also be inspected and copied at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006-1506 on which the Common Stock is traded.


                                TABLE OF CONTENTS

                                                                                                               Page

AVAILABLE INFORMATION...........................................................................................  2

TABLE OF CONTENTS...............................................................................................  2

SUMMARY.........................................................................................................  4

RISK FACTORS....................................................................................................  8

USE OF PROCEEDS................................................................................................. 12

CAPITALIZATION.................................................................................................. 13

DIVIDEND POLICY................................................................................................. 13

SELECTED FINANCIAL DATA......................................................................................... 14

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS....................................................................................... 15

THE COMPANY..................................................................................................... 24

MANAGEMENT...................................................................................................... 33

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.................................................. 40

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.................................................................. 42

DESCRIPTION OF SECURITIES....................................................................................... 43

CERTAIN FEDERAL INCOME TAX CONSEQUENCES......................................................................... 48

SELLING SECURITYHOLDERS......................................................................................... 56

PLAN OF DISTRIBUTION............................................................................................ 63

LEGAL MATTERS................................................................................................... 64

EXPERTS......................................................................................................... 64

INDEX TO FINANCIAL STATEMENTS
AND FINANCIAL STATEMENT SCHEDULES............................................................................... 65

GLOSSARY........................................................................................................100

                                     SUMMARY

      The following is a brief summary of certain information contained elsewhere in this Prospectus. This summary is not intended to be complete and is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus and in the documents referred to herein, all of which should be carefully reviewed. Capitalized terms used herein are defined on the pages of this Prospectus referred to in the Glossary found on page 91.

                                   The Company

      NAI Technologies, Inc., through its wholly-owned subsidiaries (the "Company"), designs, manufactures and markets rugged computer systems, advanced peripheral products, intelligent terminals, high performance work stations, TEMPEST computer systems (which suppress certain radiation to prevent external detectors from reading the data being transcribed) and telecommunications test equipment and transmission products.

      The Company operates in two distinct operating segments: an Electronic Systems segment and a Telecommunications segment. The Electronic Systems segment, comprised of three subsidiaries, Codar Technology, Inc. ("Codar"), NAI Technologies-Systems Division Corporation ("Systems"), and Lynwood Scientific Developments Limited ("Lynwood"), and all of the Company's defense, military and government- related businesses, provides rugged computer products specifically designed for deployment in harsh environments that require special attention to system configurations. This segment's customer base includes United States and foreign armed services and intelligence agencies. The Telecommunications segment consists of one company, Wilcom, Inc. ("Wilcom"), which provides transmission enhancement products and rugged, hand-held test equipment for analog, digital and fiber-optic communications and data-interchange networks. This segment has developed and is marketing a product which enables telephone companies to enhance the capacity of copper lines for improved voice and data transmission. This segment's customer base includes the Regional Bell Operating Companies ("RBOCs") and independent telephone companies. The Company sells its products directly to these customers and serves as a subcontractor to larger prime contractors serving the same customer base.

      The Company was incorporated in the State of New York in 1954. The Company's principal executive office is located at 2405 Trade Centre Avenue, Longmont, Colorado 80503, and its telephone number is (303) 776-5674.

                                  The Offering

Securities Offered              $8,342,000  aggregate  principal amount of Notes
                                4,119,700   Warrants  to  Purchase  Common Stock
                                8,904,336 shares of Common Stock

                                See "DESCRIPTION OF SECURITIES."

Terms of the Notes:

  Maturity Date                 January 15, 2001.

  Interest Rate 12% per annum. In the event of a Chapter 11 or Chapter 7 bankruptcy case in which the Company is the debtor, the Notes will bear interest from the date of commencement of the case at a default rate per annum equal to the lesser of 18% or the highest such rate allowable by law.

  Interest Payment Dates        January 15,  April 15, July 15 and October 15 of
                                each year, commencing April 15, 1996.

  Conversion                    Each Note is  convertible  into shares of Common
                                Stock at the option of the  holder,  at any time
                                in whole or in part at a conversion  price equal
                                to $2.00 per  share,  subject to  adjustment  in
                                certain  events (the  "Conversion  Price").  The
                                Conversion  Price will be  adjusted  to $1.50 or
                                $1.00,   respectively,    if   earnings   before
                                interest,  taxes,  depreciation and amortization
                                ("EBITDA") of the Company fall below  $6,000,000
                                or $4,750,000  in 1996.  Should the Company sell
                                the  stock or assets  of a  subsidiary  in 1996,
                                such amounts  will be reduced by certain  agreed
                                amounts,  depending  on the  time of  sale.  The
                                Conversion  Price  and the  number  of shares of
                                Common Stock to be received upon  conversion are
                                subject to  adjustment  upon the  occurrence  of
                                certain    events.     See    "DESCRIPTION    OF
                                SECURITIES--The Notes."

                                The Company may at its option require the conversion of the Notes, at any time prior to maturity, provided that the closing bid price for the Common Stock exceeds $6.00 per share for the 30 consecutive trading days prior to the giving of notice of conversion.

  Prepayment                    The Notes are  subject to  prepayment,  in whole
                                and not in part,  at the option of the  Company,
                                at any time after the third  anniversary  of the
                                date of  issuance,  without  premium or penalty.
                                Upon the  occurrence of a "change in control" of
                                the Company,  each holder of the Notes will have
                                the right to require that the Company repurchase
                                such  holder's  Notes in whole  and not in part,
                                without premium or penalty,  at a purchase price
                                in  cash  in an  amount  equal  to  100%  of the
                                principal amount thereof,  together with accrued
                                and  unpaid  interest,  if any,  to the  date of
                                purchase,   pursuant   to  an   offer   made  in
                                accordance with the procedures  described in the
                                Notes.

  Subordination; Sinking
  Fund The indebtedness evidenced by the Notes is subordinated to all existing and future Senior
                                Indebtedness (as hereinafter defined) of the Company. The Notes do not provide for a sinking fund.

  Certain Covenants             The Notes contain certain covenants  prohibiting
                                the Company from:  (i) creating any liens on its
                                assets,   (ii)   incurring   or   assuming   any
                                indebtedness   other   than   certain   specific
                                indebtedness  including the Senior  Indebtedness
                                and  all  extensions,  renewals  and  refundings
                                thereof,  (iii)  making  any  investments,  (iv)
                                paying  dividends  on  its  capital  stock,  (v)
                                disposing of certain  assets,  (vi)  engaging in
                                certain affiliated party transactions, and (vii)
                                merging or consolidating.

  Events of Default             "Events of Default"  under the Notes include the
                                failure to pay principal when due or the failure
                                to pay  interest  for a period of 10 days  after
                                such  payment  becomes  due, the  failure to pay
                                other indebtedness for borrowed money in

                                excess of $500,000 when due or the  acceleration
                                of such  indebtedness,  the  failure  to pay any
                                judgment  in  excess  of  $500,000  when  due or
                                stayed,   and  the   voluntary  or   involuntary
                                bankruptcy of the Company.

Terms of the Warrants:

  Exercise and Terms            Each Warrant entitles the holder to purchase 250
                                shares of Common Stock at any time and from time
                                to time on or before  February 15,  2002,  at an
                                exercise  price  equal  to  $2.50  per  share of
                                Common  Stock,  subject to adjustment in certain
                                events  (the  "Exercise  Price").  The  Exercise
                                Price  will  be  adjusted  to  $2.00  or  $1.50,
                                respectively,  if  the  Company's  EBITDA  falls
                                below  $6,000,000 or $4,750,000 in 1996.  Should
                                the  Company  sell  the  stock  or  assets  of a
                                subsidiary in 1996, such amounts will be reduced
                                by certain agreed amounts, depending on the time
                                of sale.  The  Exercise  Price and the number of
                                shares  of  Common  Stock  to be  received  upon
                                exercise  are  subject  to  adjustment  upon the
                                occurrence of certain  events.  Warrants will be
                                exercisable,  at any time and from time to time,
                                on or before 5:30 p.m., local time, on or before
                                February  15,  2002 (the  "Expiration  Date") by
                                delivery  of an exercise  notice duly  completed
                                and tendering of the aggregate  Exercise  Price.
                                Each  Warrant  may be  exercised  in whole or in
                                part so long as any  exercise  in part would not
                                involve  the  issuance of  fractional  shares of
                                Common    Stock.     See     "DESCRIPTION     OF
                                SECURITIES--The Warrants."

Terms of the Common Stock:

  Terms                         Holders of shares of Common  Stock are  entitled
                                to one vote for each share of Common Stock held.
                                The holders of Common  Stock are not entitled to
                                preemptive   or   subscription    rights.   Upon
                                liquidation,  dissolution  or  winding up of the
                                Company,  the  holders of the  Common  Stock are
                                entitled   to  share   ratably   in  all  assets
                                available for distribution after payment in full
                                of creditors and after the  preferential  rights
                                of  holders  of shares of  Preferred  Stock then
                                outstanding,  if any, have been  satisfied.  The
                                affirmative  vote of the  holders  of 80% of all
                                Common  Stock of the Company is required for the
                                adoption    or    authorization    of    certain
                                extraordinary   matters.   See  "DESCRIPTION  OF
                                SECURITIES-- Common Stock."

  Trading The Common Stock is traded on Nasdaq under the symbol NATL.

Offering Period                 From time to time after the date hereof.

Use of Proceeds                 The Company will not receive any  proceeds  from
                                the  sale  of  the  Securities  by  the  Selling
                                Securityholders.


Risk Factors                    Reference  is  made  to  "RISK  FACTORS"   which
                                contains  material  information  that should  be
                                considered  in  connection  with  the Securities
                                being offered hereby.



                             Summary Financial Data

      The summary financial data set forth below for the fiscal years 1991 through 1995 are derived from the consolidated financial statements of the Company which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants, whose report on the Company's consolidated financial statements for the three years ended December 31, 1995 is included elsewhere in this Prospectus. The selected financial data for the three months ended April 1, 1995 and March 30, 1996 have been derived from the Company's unaudited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 1996. Such unaudited consolidated financial statements in the opinion of the Company's management reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of interim data.


                                            Year Ended December 31,                            Three Months Ended
                  -----------------------------------------------------------------------------------------------
                                      1991       1992         1993        1994        1995      April 1, March 30,
                                      ----       ----         ----        ----        ----       1995      1996
                                       (in thousands except share and per share data and         ----      -----
                                                             ratios)                               (unaudited)
Statement of Operations Data
Net sales                            $59,412     $67,315    $81,024     $ 54,520    $ 60,008    $12,687   $16,503
Operating earnings (loss)(1)           6,308       8,407      8,960      (14,589)     (8,875)      (668)      250
Net earnings (loss)(1)                 3,900       5,051      5,455      (11,591)    (11,619)    (1,094)     (450)
Per share data:
   Net earnings (loss)(2)                .63         .80        .80        (1.69)      (1.57)     (0.15)    (0.06)
   Cash dividends(3)                       -           -          -             -           -          -         -


Ratio of earnings to fixed charges      8.14       13.88      11.55             *           *          *         *

Balance Sheet Data (at end of
period)

Working capital                      $14,134     $17,094    $19,105      $ 16,665    $ 10,044   $   -      $15,695
Total assets at end of period         33,817      43,704     60,715        53,720      48,012       -       50,436
Long-term debt                         5,017       7,158     10,797        13,990      15,573       -       20,568
Shareholders' equity                  18,897      23,911     30,593        20,296      10,086       -       10,748
Average market price
   per common share at
   end of period                      4-9/16      8-3/16      6-1/4       2-11/16       1-1/2      2-1/8     2-1/8
Weighted average common
   shares outstanding(2)               6,222       6,309      6,843         6,580       7,382      7,190     7,459


(1)  Includes $7,321 in restructuring costs in 1994.

(2) Prior year per share data has been restated to reflect 4% stock dividends declared in February 1992, 1993 and 1994 and a three-for-two stock split declared in August 1993.

(3) There have been no cash dividends paid during the above five fiscal years.

* Earnings are inadequate to cover fixed charges. The coverage deficiency is $15,983 for 1994, $11,242 for 1995, $1,008 for April 1, 1995 and $315 for
     March 31, 1996.

                                  RISK FACTORS

      Before purchasing any of the Securities offered hereby, prospective investors should consider, among other things, the following factors.

      This  Registration  Statement  on Form S-1,  including  Risk  Factors  and
Management's Discussion, contains "forward looking statements" within the meaning of the federal securities laws, including; management's belief that the Company will meet its obligations under current debt instruments, working capital needs and anticipated capital expenditures therefore, the company's expectations as to funding its operations over the next twelve months, and other statements of expectations, beliefs, plans, and similar expressions concerning matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements.

      Substantial and Continuing Losses. While the Company's operations have historically provided a positive cash flow, the Company has recently experienced severe financial difficulties and has incurred substantial losses, including net losses of approximately $11,619,000 for each of the years ended December 31, 1994 and 1995. At the present time, the Company is a net user of cash. Losses are continuing through the date of this Prospectus and there can be no assurance that the Company will ever return to profitable operations.

      Although the restructuring activities taken in 1994 and 1995 have significantly reduced the expense structure of the Company and the Company is presently taking actions to minimize its cash outlays by deferring or eliminating discretionary expenses and capital asset purchases, the Company's return to profitability will depend on its ability to effectively monitor and control its costs. The Company must also increase its shipment rate to an acceptable level. It is not certain that the Company will be able to achieve the operating efficiencies necessary to return to profitability. Furthermore, future operating results depend upon many factors, including general economic conditions, the ability of the Company to continue to book and fulfill orders successfully, the level of competition and defense spending.

      Dependence on U.S. Military. Approximately 78% of the Company's backlog of orders totalling $47,800,000 at December 31, 1995 represented orders for military and government sales. During the years ended December 31, 1994 and 1995, sales under contracts with the U.S. Government were approximately 40% and 38% of the Company's sales, respectively. Such orders are subject to termination at the convenience of the U.S. Government with negotiated settlements in which the Company seeks to recover its costs and a reasonable profit. There can be no assurance that the Company will recover its costs or earn any profit on orders terminated by the U.S. Government.

      In recent years the Company has reduced its dependency on the U.S. defense budget by expanding its non-military business operations. However, the Company still expects a substantial portion of 1996 sales to be directly to the military or through prime contractors to the military. With continuing discussions by Congress on budget cuts, it is difficult to assess what the impact of budget cuts, if any, will be on the Company. It appears that defense outlays will be reduced from past levels. The Company is not aware of any programs in which it participates that are specifically targeted for termination or curtailment other than the Navy Standard Teleprinter ("NST") program, which had provided significant revenues to the Company from 1990 to early 1994. The Company's products are utilized in many different U.S. Government programs which reduces the adverse impact of canceling a single specific program. However, reductions in future U.S. defense spending levels could adversely impact the Company's future sales volume.

      Substantial Secured Indebtedness. At March 30, 1996, the Company's long-term secured indebtedness including current installments totaled $15,175,000, substantially all of which is due to the Company's primary lending institutions, The Bank of New York and Chemical Bank (the "Bank Lenders"), pursuant to the Credit Agreement which provides for quarterly principal payments of $500,000 on March 31, 1996, June 30, 1996, September 30, 1996 and December 31, 1996, and $750,000 on the last day of each quarter thereafter, commencing March 31, 1997 and ending on December 31, 1998, together with accrued and unpaid interest through the applicable payment date at the prime rate plus 1 3/4% per annum. The remaining outstanding principal amount of $7,975,000 is due and payable on January 15, 1999. In addition, at March 31, 1996, the Company had $8,242,000 principal amount of Notes outstanding. Interest on the Notes is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 1996 at 12% per annum. The Notes mature on January 15, 2001.

      Estimated  cash   disbursements   pertaining  to  principal  and  interest
requirements under the Credit Agreement, the Notes and otherwise over the next three years can be summarized as follows:

                                                       1996              1997             1998
                                                       ----              ----             ----
Principal on Credit Agreement                       $2,000,000        $3,000,000       $3,000,000
Principal on Notes                                         -0-               -0-              -0-
Interest on Credit Agreement                         1,318,000         1,168,000          868,000
Interest on Notes                                      750,000           761,000          761,000
Other interest                                           5,000             4,000            3,000
                                                --------------    --------------   --------------
                                                    $4,073,000        $4,933,000       $4,632,000

      The Company estimates that its normal working capital requirements are approximately 20% of its annual sales. Thus the Company estimates that for each $1,000 in increased sales, the Company would require approximately $200 of increased working capital. The nature of the Company's business does not require extensive investment in capital assets. Over the last five years, the Company's capital expenditures have approximated $1,000,000 per year.

      In 1995, the Company's cash flow was inadequate to meet its obligations. Consequently the Company suspended principal payments under the Credit Agreement and reduced its payments to key suppliers which resulted in an increase in its accounts payable. It is essential that the Company return to profitability in order for it to meet its future commitments.

      As of March 30, 1996 approximately $15,175,000 of the Company's interest bearing debt was subject to variable interest rates. Each 1% change in the prime rate would result in a change in the interest due of approximately $150,000 per annum before any future principal reduction.

      The Company has substantial debt service obligations and has no arrangements with respect to, or sources of, additional financing. Substantially all of the Company's assets have been pledged to secure the indebtedness outstanding under the Credit Agreement. It is not certain that the Company will be able to achieve the revenue level necessary to return to profitability and there can be no assurance that the Company will have sufficient cash flow in the future to meet its obligations with respect to its indebtedness, including its obligations with respect to the Notes. The Notes are unsecured and subordinate in right of payment to all Senior Indebtedness (as defined in the Notes) of the Company.

      The Notes provide that the Senior Indebtedness can be increased by the Bank Lenders in certain circumstances to protect its interest in the collateral provided by the Company. The Notes also provide that if any Senior Indebtedness is outstanding on the maturity date of the Notes, the Company cannot pay the amounts due thereunder. Although the Credit Agreement provides that the Senior Indebtedness is to paid in full on January 15, 1999, two years prior to the maturity date of the Notes, there can be no assurance that the Company will in fact be able to pay such indebtedness at such time.

      Ranking of the Notes. The Notes are subordinated to all Senior Indebtedness of the Company, including indebtedness under the Credit Agreement. Therefore, in the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Notes. At March 30, 1996, the amount of outstanding Senior Indebtedness was $15,175,000. In addition, the indebtedness under the Credit Agreement is secured by liens on substantially all of the assets of the Company including the capital stock of certain of its subsidiaries and is guaranteed by certain of the Company's subsidiaries, which guarantees are secured by a lien on substantially all of the assets of such subsidiaries. See "DESCRIPTION OF NOTES--Subordination."

      No Assurance of Company's Ability to Service Notes. The Company presently intends to service the Notes out of its future cash flow from operations or proceeds of future financings, if any. There can be no assurance that the Company will generate sufficient cash flow in the future to pay the interest on the Notes or on its other indebtedness or to pay the principal on the Notes or that future financings, if necessary, will be available. See "DESCRIPTION OF SECURITIES--The Notes."

      Trade Debt. As of December 31, 1995, the Company had approximately $5,300,000 in the aggregate past due to vendors primarily for raw materials and components. The Company's cash constraints strained its relationships with vendors which adversely impacted the Company's ability to meet its production targets on a timely and cost-effective basis. Although the Company has used a portion of the proceeds of the Private Placement to pay vendors and the Company's relationships with vendors have begun to improve, there can be no assurance that the Company's relationships with vendors will continue to improve or that such vendors will continue to provide the Company with raw materials.

      Industry Competition. The Company's business is highly competitive. Many suppliers in the Company's markets are significantly larger than the Company in total sales and assets, and many devote significantly more resources to the development of new products than does the Company. There can be no assurance that the Company will be able to compete successfully or that competitors will not commercialize services or products that render the Company's services or products obsolete or less marketable.

      Foreign Operations. As of December 31, 1995, the total assets of the Company were $48,012,000 of which $8,292,000 or approximately 17% were located outside of the United States primarily in the United Kingdom. The Company's foreign sales (which are comprised of export sales from the U.S. and foreign revenues from Lynwood) in 1995 were $12,679,000 which accounted for approximately 21% of the Company's total sales. Approximately 86% of the Company's foreign sales are to customers in the United Kingdom and no other single country accounted for more than 5% of the Company's foreign sales in any of the past three years. All of the Company's sales to customers in the United Kingdom are payable in British currency. Therefore, fluctuations in exchange rates between the U.S. dollar and the British pound will impact on the Company's operating results. All export sales from the U.S. are payable in U.S. dollars and, therefore, settlement amounts do not fluctuate with changes in exchange rates. As a result of the political and economic stability of the United Kingdom, the Company does not believe that there is substantial risk from foreign operations. However, there can be no assurance that this will continue to be the case.

      Technological Change. The Company's technological base is characterized by rapid change that frequently results in sudden product and equipment obsolescence. The Company has reduced its expenditures on independent research and development over the past few years and anticipates further reducing its cost of independent research and development in 1996. While the Company expects to continue to make expenditures in an effort to improve current and proposed product designs and configurations of already technologically complex products, there can be no assurance that its efforts will be successful or that introduction of new products or technological developments by others will not cause the Company's technology to become uneconomical or obsolete.

      Limited Protection of Intellectual Property. The Company regards portions of the hardware designs and operating software incorporated into its products as proprietary and seeks to protect such proprietary information through its reliance on patent, copyright, trademark and trade secret laws, non-disclosure agreements with its employees and confidentiality provisions in licensing arrangements with its customers. There is no assurance that such agreements will be effective to protect the Company or that the proprietary information deemed confidential by the Company will be adequately protected by the laws respecting trade secrets. Consequently, it may be possible for unauthorized third parties to copy certain portions of the Company's products or to "reverse engineer" or otherwise obtain the Company's proprietary rights. Moreover, the laws of some foreign countries do not afford the same protection provided by U.S. laws to the Company's proprietary rights.

      Securities Litigation. On or about June 28, 1994, TDA Trading Corp. ("TDA"), individually and on behalf of a class of persons similarly situated, commenced a securities fraud class action in the United States District Court for the Eastern District of New York (the "Court") against Robert A. Carlson, Richard A. Schneider and the Company. TDA commenced its action, entitled TDA Trading Corp. v. Carlson, et al., by filing a complaint (the "Complaint") with the Court.

      The Complaint principally alleges that between July 21, 1993 and December 22, 1993 (the "Class Period"), in various press releases issued by the Company and in the Company's Quarterly Report on Form 10-Q for the fiscal period ended October 2, 1993, the defendants violated Section 10(b) of the Exchange Act, 15 U.S.C. 78j(b), and Rule 10b-5 promulgated thereunder by knowingly and/or recklessly misrepresented to the public that they expected the Company's 1993 fourth quarter and fiscal year sales and earnings results to continue to increase at levels substantially above those of prior years at a time when they supposedly knew but failed to disclose that the Company's fourth quarter 1993 sales of its NST and other products would decrease precipitously. The Complaint further alleges that, as a result of defendants' alleged failure to disclose these developments, TDA and other purchasers of Common Stock were damaged because, it is alleged, at the time of purchase the price of Common Stock had been artificially inflated and the drop in the price of the Common Stock by approximately 35% on December 22, 1993 was a result of the alleged misrepresentations by the Company. Additionally, the Complaint asserts an alleged violation of ss.20 of the Exchange Act by certain directors and officers of the Company. Specifically, the Complaint alleges that at the time these adverse business developments allegedly became known to defendants and prior to their dissemination to the public, defendants Carlson, Schneider and other directors of the Company, at various times throughout the Class Period, allegedly sold shares of Common Stock owned by them personally at price levels which TDA claims were higher than the true value of these shares.

      As relief, TDA essentially seeks damages in an amount to be proven at trial, together with costs and expenses, including reasonable attorneys', accountants' and experts' fees. The Complaint also requests that the Court declare its action against the Company and the individual defendants to be a proper class action and certify it as class representative and plaintiff's counsel as counsel for the class. On March 24, 1995, the Court granted TDA's motion for class certification. On June 27, 1996, the Court denied the Company's motion for summary judgement. The Court has set a trial date of September 4, 1996.


      The Company has advised its directors' and officers' liability insurance carrier of the claims asserted against it and defendants Carlson and Schneider. Should TDA prove its case and should the Company's insurance carrier decline to cover the award, the Company could be assessed up to or in excess of $7,500,000 in damages, which would have a materially adverse effect on its financial position. The Company's insurance carrier has previously notified the Company that it reserves the right to deny coverage under the insurance policy in connection with the TDA litigation (i) for claims not covered, such as claims that do not involve negligent acts, errors or omissions, (ii) for damages that may be uninsurable under the policy or applicable law, and (iii) for various exclusions contained in the insurance policy, including dishonest, fraudulent, willful or criminal acts or omissions.


      Absence of Public Market. No trading market currently exists for either the Notes or the Warrants and no assurance can be given that an active market will develop for such Securities or as to the liquidity of, or the trading market for, such Notes and Warrants.

      Restrictions on Dividends. The Company is prohibited from paying cash dividends on its Common Stock by certain debt covenants contained in its Credit Agreement.

      Anti-takeover Restrictions. Paragraph 7 of the Company's Certificate of Incorporation provides that the number of directors of the Company may be increased from seven to nine and shall be divided into three classes serving three-year terms upon the occurrence of certain events including the beneficial ownership by a single entity of 12% or more of the outstanding shares of Common Stock entitled to vote in the election of directors. It is possible that as a result of the Private Placement, a single entity may acquire more than 12% of the outstanding shares of Common Stock triggering this provision. The Company is submitting to shareholders for their approval at the 1996 Annual Meeting of Shareholders to be held in August 1996 a proposal to eliminate this provision but to classify the Board into two classes containing three and four directors each. There can be no assurance that shareholders will approve such charter amendment. The classification of the Company's Board of Directors could have the effect of discouraging attempts by a person or group to take control of the Company. See "DESCRIPTION OF SECURITIES
- -- Common Stock -- Other Provisions."

      The Company's Board of Directors may issue Preferred Stock of the Company, without shareholder approval, in series and with such designations, relative rights and preferences as the Board of Directors may determine. Any shares of Preferred Stock issued in the future will rank prior to the Common Stock with respect to dividend rights and rights upon liquidation and could have rights which would dilute the voting power of the Common Stock. The Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of the Common Stock. Such issuances may also have the effect of discouraging attempts by a person or group to take control of the Company.

      In addition, the Company's Board of Directors has the ability to issue shares of Common Stock which would dilute the voting power and equity of the holders of outstanding Common Stock.

      Effect of Outstanding Warrants, Options and Notes. The Company has outstanding at the present time (a) Warrants to purchase up to a maximum of 4,119,700 shares of Common Stock at an exercise price of $2.50 per share, (b) Notes convertible into a maximum of 4,171,000 shares of Common Stock at a conversion price of $2.00 per share, and (c) options to purchase 750,055 shares of Common Stock in the aggregate under the Company's 1991 Stock Option Plan and 1993 Stock Option Plan for Directors at exercise prices ranging from $1.875 to $8.33 as of March 31, 1996 and 30,000 to Directors at an exercise price of $2.50 as of such date. The terms on which the Company may obtain additional financing during the respective periods of the outstanding Warrants, options and Notes may be adversely affected by the existence of such Warrants, options and Notes. The holders of the Warrants, options and Notes may exercise or convert them at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by the Warrants, options and Notes.

      Taxable Income in Excess of Cash Received. For federal income tax purposes, the purchase price of each Note and Warrant was allocated between the Notes and the Warrants in accordance with their relative fair market values. The amount allocable to the Notes was less than the principal amount of the Notes. There can be no assurance that the Internal Revenue Service will agree with the aforesaid allocation. The excess of the amount payable upon maturity of the Notes over the amount of the purchase price allocated to the Notes for federal income tax purposes will be treated as "Original Issue Discount," as such term is defined by the Internal Revenue Code of 1986, as amended. Generally, investors must report the Original Issue Discount in their gross incomes over the period of time their Notes are held. Investors are urged to consult with their own tax advisors in connection with the foregoing. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."


                                 USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of the Securities by the Selling Securityholders.

                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization of the Company at March 30, 1996. This material should be read in conjunction with the separate consolidated financial statements of the Company included elsewhere in this Prospectus.


                                             March 30, 1996
                                        --------------------------
                                                 Actual
                                                 ------
                                        (Unaudited) (In thousands)

Short-term debt...................              $ 2,175

Long-term debt....................               20,568


Shareholders' equity
  Preferred Stock, no par
  value, 2,000,000 shares
  authorized and unissued.........                 --

  Common Stock, $0.10 par
  value, 10,000,000 shares
  authorized; 7,459,437 shares
  issued..........................                  746

Capital in excess of par value....               17,305

Foreign currency translation
  adjustment......................                   12

Retained deficit..................               (7,315)
                                                 ------

  Total shareholders' equity......               10,748
                                                 ------

  Total capitalization............              $33,491
                                                =======




                                 DIVIDEND POLICY

         The Company did not declare or pay any cash dividends on its Common Stock in any of the past five fiscal years. The Company is restricted from paying cash dividends on its Common Stock by certain debt covenants contained in the Credit Agreement, but is permitted to effect stock splits and declare and pay dividends payable solely in shares of any class of its capital stock.

                             SELECTED FINANCIAL DATA

         The selected data presented below for each of the years in the five-year period ended December 31, 1995 are derived from the consolidated financial statements of the Company which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected financial data for the three months ended April 1, 1995 and March 31, 1996 have been derived from the Company's unaudited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 1996. Such unaudited consolidated financial statements in the opinion of the Company's management reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of interim data. The consolidated financial statements as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, and the independent auditors' report thereon, and the unaudited consolidated financial statements as of March 30, 1996 and April 1, 1995 are included elsewhere in this Prospectus.



                                                           Fiscal Year                          Three Months Ended
                                      -----------------------------------------------------   ---------------------
                                      1991       1992         1993        1994        1995     April 1,  March 30,
                                      ----       ----         ----        ----        ----       1995      1996
                                                                                                 ----      ----
                                                                                                    (unaudited)
                                                   (in thousands except per share data)

Net sales                            $59,412     $67,315      $81,024    $ 54,520     $ 60,008    $12,687  $16,503
Operating earnings (loss)(1)           6,308       8,407        8,960    (14,589)      (8,875)      (668)      250
Net earnings (loss)(1)                 3,900       5,051        5,455    (11,591)     (11,619)    (1,094)    (450)
Per share data:
   Net earnings (loss)(3)               0.63        0.80         0.80      (1.69)       (1.57)     (0.15)   (0.06)
   Cash dividends(2)                       -           -            -           -            -          -        -
Total assets at end of period         33,817      43,704       60,715      53,720       48,012          -   50,436
Long-term debt
   (excluding current portion)         5,017       7,158       10,797      13,990       15,573          -   20,568
Working capital                       14,134      17,094       19,105      16,665       10,044          -   15,695
Shareholders' equity                  18,897      23,911       30,593      20,296       10,086          -   10,748
Average market price per
   common share at end
   of period(3)                      $4 9/16     $8 3/16       $6 1/4    $2 11/16       $1 1/2     $2 1/8   $2 1/8
Weighted average common shares(3)      6,222       6,309        6,843       6,580        7,382      7,190    7,459



- ------------------------

(1) Includes $7,321 in restructuring costs in 1994.

(2) There have been no cash dividends in the above five fiscal years.

(3) Prior year share data has been restated to reflect 4% stock dividends declared in February 1992, 1993 and 1994 and a three-for-two stock split paid in August 1993.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Results of Operations

         In early 1994, the Company experienced several adverse events: (i) orders for the Company's NST, which had provided significant revenues to the Company since 1990, ceased earlier than anticipated and left the Company with excess staff and facilities; (ii) certain new products within the Company's products division encountered technical difficulties and cost overruns; (iii) several anticipated contract awards were delayed; (iv) the TEMPEST business at Systems declined faster than anticipated; (v) Lynwood sought to reposition itself from a manufacturer of intelligent terminals to a military systems supplier and experienced high transition costs; and (vi) Wilcom's customers began a series of cost cutting moves which resulted in delayed and reduced sales.

         Primarily in response to the termination of NST production, the Company announced in April 1994 that it would close its two New York facilities in September 1994 and transfer its New York military products operations and certain key personnel to Codar's Colorado location by the end of September 1994. This resulted in a $7.3 million restructuring charge. At the same time, the Company also announced a $2.2 million charge for cost overruns on certain Company products from the New York operations.


         The move to Colorado created additional problems. Codar attempted to integrate three different lines of business into its Colorado facility, which had not historically produced the products being introduced in any significant quantities. Each of the product lines transferred to Colorado was new to the workforce in Colorado and had been designed by an engineering force and manufactured under the supervision of managers that did not elect to move to Colorado as anticipated. Development and production costs of the newer products that were introduced to Codar proved difficult to estimate accurately. In addition, Codar did not have adequate inventory controls, material ordering programs or production schedules for these products.


         As the Company began to miss its targets, particularly at Codar, the Company's credit facility was amended from an unsecured to a secured facility and waivers and revisions to financial covenants were sought from the Company's lenders. In the fourth quarter of 1994, Codar experienced operational improvement, but still was not profitable. The fourth quarter of 1994 was the Company's fourth consecutive quarter of losses after positive revenue and income in each of its previous 15 quarters.

         As the Company entered 1995, the Company established conservative operating objectives for each of its divisions and staffed each division accordingly. As the year progressed, it became clear that both Lynwood and Systems would exceed their revenue and operating earnings objectives, but that Codar and Wilcom would not.

First Quarter 1996 Compared with First Quarter 1995

         The nature of the Company's business is such that year to year changes in sales levels are predominantly due to changes in shipping volume or product mix rather than changing sales prices. Net sales for the first quarter of 1996 were $16.5 million, a 30% increase when compared with $12.7 million for the same period in 1995.

         The following chart provides the sales breakdown by subsidiary:


In thousands of dollars                                       1996                 1995               % Change
- -----------------------                                       ----                 ----               --------
Electronic Systems Segment
         Codar Technology, Inc.                             $ 8,191               $ 5,585                   47%
         NAI Systems Division                                 3,079                 2,743                   12%
         Lynwood Scientific Dev. Ltd.                         3,220                 2,862                   13%
         Intercompany                                          (109)                 (233)
                                                           --------               -------                   --
         Total Electronic Systems Segment                    14,381                10,957                   31%

Telecommunications Segment
         Wilcom, Inc.                                         2,122                 1,730                   23%
                                                           --------              --------                   ---

         Total Telecommunications Segment                     2,122                 1,730                   23%
                                                           --------              --------                   ---

         TOTAL                                              $16,503               $12,687                   30%
                                                            =======               =======                   ===


         Sales in the Electronic Systems segment (net of intercompany eliminations) increased 35% to $14.4 million from $11.0 million for the same period in 1995. Each of the NAI subsidiaries recorded sales increases in the first quarter of 1996 as compared to 1995. The largest increase was recorded by Codar and is attributable to increased shipping volumes. The increases at Systems Division and Lynwood are representative of the increased levels of business at both companies.

         In recent years the Company has reduced its dependency on the United States defense budget by expanding its non-military business operations. However, the Company still expects approximately 50% of 1996 sales to be directly to the military or through prime contractors to the military. The Company is not aware of any programs in which it participates that are specifically targeted for termination or curtailment. The Company's products are utilized on many different U.S. Government programs which reduces the adverse impact of canceling a single specific program. However, changes in future U.S. defense spending levels could impact the Company's future sales volume.

         Sales in the Telecommunications segment increased 23% to $2.1 million as compared to $1.7 million for the same period in 1995. The increase in sales was attributable to increased line treatment revenues principally attributable to the Company's new telephone line quality improvement products as they continue to gain acceptance with the Bell operating companies and independent telephone companies.

         The gross margin percentage for the first quarter 1996 was 19.8%, the same as the comparable period in 1995. The following chart provides the gross margin percentage by subsidiary.


                                       1996                        1995
                                       ----                        ----

Codar Technology, Inc.                  8.9%                        3.0%
NAI Systems Division                   20.7%                       41.2%
Lynwood Scientific Development Ltd.    34.0%                       28.9%
Wilcom, Inc.                           31.7%                       22.7%

         The margin improvement at Codar is attributable to increased shipping volumes and cost reduction efforts initiated in late 1995 and early 1996. Codar's operating performance is still adversely impacted by several large contracts for which the gross margins are -0-. These contracts are expected to be substantially completed during the second quarter of 1996. The Company expects the Codar gross margin percentage to continue to improve during the year.

         The Systems Division's first quarter 1995 gross margin was favorably impacted by the completion of a job for which most of the profit was recognized upon final delivery of the contracted items.

         The Lynwood and Wilcom gross margins were favorably impacted by increased shipping volumes and cost reduction efforts completed in the fourth quarter of 1995.

         Selling expense for the first quarter of 1996 was $1.1 million as compared with $1.3 million for the same period in 1995. The 18% decrease despite an increase in sales of 30% is attributable to the Company's desire to reduce its operating expenses.


         General and administrative expenses for the first quarter 1996 were $1.4 million, unchanged for the same period in 1995. A decline in the Corporate office expense was offset by an increase at Codar due mostly to a change in the methodology used in classifying certain expenses. The Company expects the rate of the first quarter general and administrative expenditures to be relatively constant for the remainder of 1996.


         Company-sponsored research and development expenditures for the first quarter of 1996 were $0.4 million as compared with $0.5 million for the same period in 1995. The Company expects that the level of the first quarter 1996 Company-sponsored research and development expenditures will be relatively constant for the remainder of 1996.

         For the first quarter of 1996, the Company had operating income of $0.3 million as compared with an operating loss of $0.7 million for the same period in 1995 due to the factors noted above.

         Interest expense, net of interest income, was $0.6 million for the first quarter of 1996 as compared with $0.3 million for the same period in 1995.

         The Company accrued an income tax expense of $0.135 million despite a pre-tax loss of $0.315 million. The entire tax expense pertains to the Company's Lynwood subsidiary located in the U.K. Lynwood's earnings are taxed in the U.K. and, while the Company has a U.S. net operating loss carry-forward, it is required to pay taxes in the U.K. The Company is unable to recognize the tax benefit associated with its U.S. operating loss carry-forwards due to uncertainties as to whether or not a future benefit will be realized. Once the Company returns to profitability, the benefits of such a tax loss carry-forward will be recognized.

         For the first quarter of 1996 the Company had a net loss of $0.5 million as compared with a net loss of $1.1 million in the first quarter of 1995. Loss per share was $(0.06) as compared with $(0.15) per share for the same period in 1995, based on a weighted average of 7.5 million and 7.2 million shares outstanding, respectively.

1995 Compared with 1994

         Net sales in 1995 were $60.0 million, a 10% increase when compared with $54.5 million for the same period in 1994. The increase occurred in the Electronic Systems segment. Year to year changes in the

Company's sales levels are predominantly due to changes in shipping volume or product mix rather than changing sales prices.

         The following chart provides the sales breakdown by product line:

In thousands of dollars                 1995         1994          % change
- ---------------------------------------------------------------------------
Electronic Systems Segment
     Systems                           $30,862      $16,587            86%
     Components                         14,334       19,006           (25%)
     Service                             6,617       10,737           (38%)
                                       ------------------------------------
Total Electronic Systems Segment       $51,813      $46,330            12%

Telecommunications Segment
     Line Treatment                    $  5,652     $  5,391            5%
     Test Equipment                       2,472        2,799          (12%)
     Data Communications                     71            -          100%
                                       ------------------------------------
Total Telecommunications Segment       $  8,195     $  8,190            0%
                                       ------------------------------------

Total                                  $60,008      $54,520           10%
                                       ====================================

     Sales in the Electronic Systems segment (net o intercompany eliminations) increased 12% to $51.8 million from $46.3 million in 1994. The sales increase was primarily attributable to higher systems integration revenue, partially offset by lower component and service revenues. The increase in systems revenue was principally attributable to Systems. The decrease in service and components revenue is primarily attributable to Codar and the closing of the military products division, which was consolidated into Codar in September 1994.

     A significant portion of the Company's net sales have historically been directly to the military or through prime contractors to the military. The Company has not initiated any change in its marketing focus and, as of December 31, 1995, approximately 78% of the Company's backlog of orders represents orders for military and government sales.

     The Company expects a significant amount of 1996 sales to be directly to the military or through prime contractors to the military. The Company is not aware of any programs in which it participates that are specifically targeted for termination or curtailment. The Company's products are utilized on many different U.S. Government programs, which reduces the adverse impact of canceling a single specific program. However, changes in future U.S. defense spending levels could impact the Company's future sales volume.

     Sales in the Telecommunications segment remained flat at $8.2 million in 1995 and 1994. A small increase in line treatment products due to deliveries of Wilcom's new Enhanced Line Powered Amplifier products was offset by a decline in test equipment as a result of lower orders from the regional Bell operating companies and foreign telecommunications companies.



     The consolidated gross margin for 1995 was 8.2%, as compared to 18.8% in 1994. The 1995 gross margin was adversely affected by a $6.6 million charge to operations and an unfavorable mix of high and low margin product deliveries. The $6.6 million charge to operations was attributable to a charge of $4.4 million for cost growth on certain long term contracts due to engineering design changes, greater than anticipated labor and material and overhead costs and a $2.2 million charge for increased provisions relating to slow moving, excess and obsolete inventory. Lower than normal margins are expected to continue at least into the second quarter of 1996, principally at Codar, due to a disproportionate level of low margin revenue as a result of past cost overruns on certain long term contracts for which the Company continues to provide products. The Company believes that it has recognized the entire adverse impact of cost overruns on those contracts for which the expected final costs exceed the contract value.

     Selling expense for 1995 was $5.0 million, as compared with $7.5 million in 1994. This decrease is attributable to the savings associated with the consolidation of the military products division in the third quarter of 1994 and cost cutting measures implemented at all of the Company's divisions in 1995.

     General and administrative expenses for 1995 were $6.5 million, as compared to $6.3 million in 1994. This increase is primarily attributable to the Company moving its corporate headquarters from Woodbury, New York to Longmont, Colorado in December 1995 and additional administrative expense at Codar as a result of increased management resources. These cost increases were partially offset by cost cutting measures implemented at the Company's other divisions and the savings associated with the consolidation of the military products division in the third quarter of 1994.

     Company-sponsored research and development expenditures for 1995 were $1.8 million, as compared to $3.2 million in 1994. This decrease is attributable to savings associated with the previously mentioned consolidation and the change in mix between Company-sponsored research and development and customer-funded research and development. The Electronic Systems segment is focusing on its system integration business. Although systems integration work by its nature will require significant engineering content, such costs must be classified as contract costs and charged to cost of sales as opposed to Company-sponsored research and development (IR&D).

     The Company recorded an operating loss of $8.9 million in 1995, as compared with an operating loss of $14.6 million in 1994. The operating loss in 1995 was primarily due to the $6.6 million charge previously noted. The 1994 operating loss included a $7.3 million restructuring expense.

     Interest expense, net of interest income, was $2.4 million in 1995, as compared to $1.4 million in 1994. The 1995 figures also included a $0.9 million charge for debt restructuring expense related to the April 7, 1995 agreement reached with the Company's two lending institutions.

     The effective income tax expense rate was below the combined statutory federal and state rates for the first nine months of 1995. The Company was unable to recognize a tax benefit for its loss in 1995 due to uncertainties as to whether or not a future benefit would be realized. Any earnings in 1996 will not be taxed at the statutory rate. The small tax provision is associated with the operations of Lynwood, the Company's United Kingdom subsidiary.

     The Company recorded a net loss of $11.6 million in 1995, substantially the same as the net loss recorded in 1994. Loss per share was ($1.57), as compared with a ($1.69) in 1994, based on a weighted average of 7.4 million and 6.9 million shares outstanding, respectively.

1994 Compared with 1993

     Net sales in 1994 were $54.5 million, a 33% decrease when compared with $81.0 million for the same period in 1993. The decrease occurred in both segments, with the largest decrease in the components business which was attributable to the decline in NST business.

     The following chart provides the sales breakdown by product line:

In thousands of dollars                 1994        1993              % Change
- --------------------------------------------------------------------------------

Electronic Systems Segment
     Systems                          $16,587      $15,870                 5%
     Component                         19,006       50,662               (62%)
     Service                           10,737        4,670               130%
                                      ------------------------------------------
Total Electronic Systems Segment      $46,330      $71,202               (35%)

Telecommunications Segment
     Line treatment                   $  5,391     $  5,895               (9%)
     Test equipment                      2,799        3,927              (29%)
                                      ------------------------------------------
Total Telecommunications Segment      $  8,190     $  9,822              (17%)
                                      ------------------------------------------

Total                                 $54,520      $81,024               (33%)
                                      ==========================================

         Sales in the Electronic Systems segment (net of intercompany eliminations) decreased 35% to $46.3 million from $71.2 million in 1993. The sales decrease was primarily attributable to lower component revenue, partially offset by higher service revenue. The decrease in component revenue was principally due to the substantial completion in 1993 of the NST contract and a decrease in TEMPEST printer product shipments. The increase in systems and service revenue was primarily attributable to the inclusion of revenue from Codar which was acquired in October 1993.

         Sales in the Telecommunications segment decreased 17% to $8.2 million, as compared to $9.8 million for the same period in 1993. The decrease in sales was attributable to lower test equipment and line treatment revenues which were adversely affected by lower orders due to cost cutting initiatives from the regional Bell operating companies and foreign telecommunications companies.

         The gross margin percentage for 1994 was 18.8%, as compared with 33.9% in 1993. The gross margin percentage was adversely affected by an unfavorable mix of high and low margin product deliveries, reduced shipping volume, continuing inefficiencies as the Company transitions its military products manufacturing operations from Hauppauge, New York to Longmont, Colorado and a $2.2 million first quarter charge associated with cost overruns on two new printer products.

         Selling expense for 1994 was $7.5 million, as compared with $7.4 million in 1993. This slight increase is attributable to the inclusion of the selling expenses associated with Codar which was acquired in October 1993 partially offset by savings associated with the previously mentioned restructuring and lower selling expenses due to lower sales volume.

         General and administrative expenses for 1994 were $6.3 million as compared with $5.8 million in 1993. This increase is primarily attributable to increased one-time charges associated with the Company's previously mentioned restructuring and the cost of running the Hauppauge facility for the first ten months of 1994 substantially below capacity.

         Company-sponsored research and development expenditures in 1994 were $3.2 million as compared with $5.0 million in 1993. This decrease is attributable to savings associated with the previously mentioned restructuring and the change in mix between Company-sponsored research and development and customer-funded research and development. A key component to the Electronic Systems' segment strategy is to focus on system integration business. Although systems integration work by its nature will require significant engineering content, such costs must be classified as contract costs and charged to cost of sales as opposed to Company-sponsored research and development (IR&D).

         The Company recorded an operating loss of $14.6 million in 1994 as compared with operating earnings of $9.0 million in 1993. The operating loss was primarily attributable to lower sales volume and margins, the previously mentioned restructuring and continuing inefficiencies as the Company transitions its military products manufacturing operations from Hauppauge, New York to Longmont, Colorado.

         Interest expense, net of interest income, increased by $0.7 million to $1.4 million in 1994. This increase was attributable to increased long-term debt, short-term bank borrowings and an increase in the prime rate. In October 1993, the Company increased its long-term debt by $7.5 million in conjunction with the acquisition of Codar.

         The effective income tax recovery rate was below the combined statutory federal and state rates for 1994. The Company was unable to recognize a tax benefit to its losses greater than the amount it could carry back due to uncertainties as to whether or not a future benefit will be realized.

     The Company had a recorded loss of $11.6 million in 1994, as compared with net earnings of $5.5 million in 1993. Earnings (loss) per share were ($1.69), as compared with $0.80 in 1993, based on a weighted average of 6.9 million and 6.8 million shares outstanding, respectively. The 1993 earnings per share and shares outstanding figures have been adjusted to reflect the distribution of a 4% stock dividend on March 14, 1994 to shareholders of record on February 25, 1994.

Liquidity and Capital Resources

     Although the Company reported a net loss of $11.6 million in 1995, it still generated a small positive cash flow from operations due to the receipt of a Federal tax refund of $4.0 million in January attributable to the 1994 tax loss carryback. Company operations have historically provided a positive cash flow; however, the Company is currently experiencing financial difficulties due to lower shipping volumes and cost overruns on certain long term contracts.

     Although the fourth quarter revenue level was up approximately 9% over the third quarter revenue level, the lower than normal gross margins resulted in continuing losses and the Company must continue to increase its shipment rate while reducing costs in order to improve its operating margin.

     The restructuring actions taken in 1994 and 1995 have significantly reduced the expense structure of the Company; however, it is not certain that the Company will be able to achieve the revenue level necessary to return to profitability. The Company is taking action to minimize its cash outlays by deferring or eliminating discretionary expenses and capital asset purchases. Among the steps taken during the last quarter of 1995 to reduce expenses and improve profitability during 1996 are the following: (1) the availability of cash from the sale of the Notes and Warrants described below is expected to result in improved procurement practices as the confidence of vendors in the Company's payment ability is improved, which will reduce costs and improve product delivery; (2) the closing of the Woodbury, New York corporate office, the elimination of several corporate support personnel and the relocation of the Company's corporate headquarters to Colorado in December 1995 is expected to result in cost savings; (3) the Company has reduced Wilcom's workforce from 76 to 41 and commenced an outsourcing effort of up to 70% of Wilcom's present production; (4) the Company has reduced Codar's workforce by 28 and is continuing to review and rationalize its operations; and (5) the Company has reduced its budget for independent research in pursuit of new products and improvements to existing products by approximately 33%. However, management is committed to returning the Company to profitability and believes that it has taken the necessary action to restructure the Company so that it will be profitable in 1996. There can be no assurance, however, that expenses will be reduced or profitability will improve in 1996 or any other period as a result of these or any other steps.

     Effective February 15, 1996 the Company entered into an amendment to the Credit Agreement with the Bank Lenders which amended and extended the payment provisions contained therein and reset certain financial covenants on more favorable terms for the Company. The revised Credit Agreement provides for quarterly principal payments of $500,000, beginning on March 31, 1996, and payments of $750,000 beginning on March 31, 1997 and paid through December 31, 1998. The remaining principal balance is due on January 15, 1999. Interest is payable monthly at the rate of 1 3/4% above prime. The loan covenants require that the Company maintain certain minimum levels of net worth, current ratio and quick ratio. There are also limits on capital expenditures and the payment of cash dividends. Although the Company's earnings were inadequate to cover fixed charges for the periods ended December 31, 1994 and 1995 and March 30, 1996, the Company believes that it can comply with such loan covenants during the term of the Credit Agreement.

     On February 15, 1996, February 23, 1996 and February 29, 1996 the Company issued an aggregate of $8,242,000 of 12% Convertible Subordinated Promissory Notes due January 15, 2001 (the "Notes") and warrants to purchase an aggregate of 2,060,500 shares of the Company's Common Stock (the "Warrants"). The Notes are convertible by the holders into shares of Common Stock at a price equal to $2.00 per share, subject to adjustment if the Company fails to meet certain earnings thresholds and in certain other events. Interest on the Notes is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 1996. The Notes mature on January 15, 2001. The Notes may be prepaid by the Company without premium or penalty at any time after January 15, 1999. The Notes are unsecured obligations of the Company and contain certain restrictions on the Company including a negative pledge of the Company's assets not otherwise encumbered by the holders of the senior indebtedness.

     In addition to the Warrants issued with the Notes, the Company issued an aggregate of 2,024,200 Warrants to the lead investor and the placement agent. All Warrants entitle the holders thereof to purchase shares of Common Stock at any time and from time to time on or before February 15, 2002, at an exercise price equal to $2.50 per share of Common Stock, subject to adjustment in certain events.

     The Company received total proceeds (net of placement agency fees and expenses) of $7,442,081 ($2,500,000 was received prior to December 31, 1995) from the sale of the Notes and the Warrants upon completion of the offering.

     The cash received from the sale of the Notes will be used to pay approximately $3,120,000 to Company vendors for amounts which are past due. The remainder of the funds received will be used to meet operating and working capital needs. As a result of the sale of the Notes and the debt restructuring, the Company will expend approximately $4,073,000 in principal and interest payments in 1996, $4,933,000 in 1997 and $4,632,000 in 1998. On January 15, 1999
the Company is required to make a balloon payment of $7,175,000.


     The Company intends to further reduce its operating expenses and to sell all non-essential assets. The Company intends to pay interest on the Notes, interest and principal under the Credit Agreement and operating expenses for the next three years with cash flow from operations together with the excess cash received from the sale of the Notes after the payment of vendors and the proceeds from asset sales, if any. The Company believes that it will be necessary to refinance its existing bank debt prior to maturity on January 15, 1999 when the balloon payment of $7,175,000 is due. At that time, the Company intends to explore all available options including the issuance of debt or equity securities of the Company and the sale of one or more of the Company's subsidiaries.


     Cash and cash equivalents totaled $5.4 million at March 30, 1996, as compared to $2.6 million at December 31, 1995. Cash used by operating activities amounted to $3.7 million in the first quarter of 1996, as compared to cash provided by operating activities of $2.1 million in the comparable period of 1995.

Inflation

     The Company's financial statements are prepared in accordance with historical accounting systems, and therefore do not reflect the effect of inflation. The impact of changing prices on the financial statements is not considered to be significant.

New Accounting Standards

         Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (SFAS 121), was issued in March 1995 by the Financial Accounting Standards Board. It requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 is required to be adopted for fiscal years beginning after December 15, 1995 and will be adopted by the Company for fiscal 1996. Adopting this statement is not expected to have a significant effect on the consolidated financial statements of the Company.

         Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), was issued by the Financial Accounting Standards Board in October 1995. SFAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans as well as transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. This statement defines a fair value based method of accounting for employee stock options or similar equity instruments, and encourages all entities to adopt this method of accounting for all employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Entities electing to remain with the accounting method prescribed in Opinion 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined by SFAS 123 had been applied. SFAS 123 is applicable to fiscal years beginning after December 15, 1995. The Company currently accounts for its equity instruments using the accounting method prescribed by Opinion 25. The Company does not currently expect to adopt the accounting method prescribed by SFAS 123; however, the Company will include the pro forma disclosures required by SFAS 123 when required.

                                   THE COMPANY

General

         The Company through its wholly owned subsidiaries, designs, manufactures and markets rugged computer systems, advanced peripheral products, intelligent terminals, high performance work stations, TEMPEST computer systems (which suppress certain radiation to prevent external detectors from reading the data being transcribed) and telecommunications test equipment and transmission products. The Company operates in two distinct operating segments: an Electronic Systems segment and a Telecommunications segment. The Electronic Systems segment is comprised of all of the Company's defense, military and government-related businesses and the Telecommunications segment is focused on commercial communications opportunities, as illustrated below.



                             NAI TECHNOLOGIES, INC.

                               [GRAPHIC OMITTED]




         The Electronic Systems segment provides rugged computer products specifically designed for deployment in harsh environments that require special attention to system configurations. This segment's customer base includes the U.S. and foreign armed services and intelligence agencies.

         The Telecommunications segment provides transmission enhancement products and rugged, hand-held test equipment for analog, digital and fiber-optic communications and data-interchange networks. This segment's customer base includes the regional Bell operating companies and independent telephone companies.

         The Company's strategy is to be a leading supplier of high quality, innovative products, systems and services to satisfy specialized customer requirements in niche information technology and telecommunications markets, especially in environments with harsh operating requirements.

Electronic Systems Segment

         The Electronic Systems segment is comprised of three operating subsidiaries, as follows:

        Codar Technology, Inc., located in Longmont, Colorado ("Codar"); NAI Technologies-Systems Division Corporation, based in Columbia,
         Maryland ("Systems"); and
        Lynwood Scientific Developments Limited, based in Farnham, United
         Kingdom ("Lynwood").

Codar. Codar designs, manufactures, integrates and supports rugged computer systems and subsystems for the U.S. Department of Defense ("DoD") and its prime contractors and allies. These systems and subsystems are used in tactical, planning, communications and intelligence applications.

     Codar currently competes primarily in the computer and peripheral product segment of the military market, with both militarized and ruggedized products. Additional business is targeted at engineering support service and system integration opportunities.

     Codar's product line includes a range of commercial off-the-shelf ("COTS")-based rugged minicomputers, workstations, personal computers, industry-compatible, removable mass storage subsystems, high-resolution monitors and keyboards. These products incorporate technology from other companies. Codar also provides engineering services and system integration capabilities.

     Codar's equipment is designed to allow flexibility in configuration of all essential components. In addition to complying with system functional specifications, Codar's products are engineered to be deployed in environments that require special attention to system configurations with limitations on size and power consumption, and restraint on electromagnetic emissions. Products are custom built to withstand shock, vibration, cold, heat, dust, sand, rain and altitude conditions.

     Codar has developed and produced products for a large number of government programs and departments and more than 100 additional customers aggregating more than 200 different end-users. The products have met military requirements for use in a variety of applications in vehicles, shelters and fixed-site installations. Codar has designed, built, tested and sold equipment for airborne, ground/mobile and shipboard military environmental specifications and military requirements. Codar is the prime contractor for several DoD systems projects including the Fire Direction Data Manager ("FDDM"), which provides tactical and technical fire control capabilities for field artillery rockets and missiles and is capable of receiving, processing, displaying, generating, transmitting messages and performing relay functions for digital messages in the same network and between communications networks; the Tower Restoration Vehicle ("TRV") Program, which provides rapid restoration of limited air traffic control services at forward and bare-base operating areas, after loss of assets at fixed air base locations, with a mobile air traffic control tower and is capable of mobility over all types of terrain, can be airlifted by a single transport aircraft and can be rapidly deployed for full operations in 90 minutes; and the Rapid Anti-Ship Missile Integrated Defense System ("RAIDS"), which is a tactical decision aid system based on an open-architecture network of processors that enhances the missile defense effectiveness of ships and performs all system executive functions, including internal and external data sharing/communications, anti-ship missile defense system performance and operational status monitoring, designated target identification, track data association, limited threat evaluation and maintenance of the status of the anti-ship missile defense threat environment.

     Codar provides a variety of ruggedized and electromagnetic interference ("EMI") compliant workstations, based on processors from other companies, as well as related peripherals, such as ruggedized/EMI color monitors, keyboards and mass storage units ("MSEU"). These products are used by the U.S. Army and Navy. The Codar Model 325M-S Rugged Lightweight SPARC(R)station has been selected by GTE Government Systems Corp. ("GTE") for use on the U.S. Army's Common Hardware/Software Program known as CHS-2. Codar will supply computers with ruggedized color monitors and MSEUs over a five-year period as part of the basic CHS-2 program as well as engineering services in support of GTE and the U.S. Army.

     Codar also offers ruggedized rackmount and portable personal computers utilizing the Intel 80486 or Pentium processors. These computers offer rugged portability in either a compact, modular "lunch box" design or a rackmount design. Completely sealed from the environment in their non-operating configuration, these computers are easily transported. In addition to shock and vibration, these units can operate over a wide range of temperature variations. Options include a detachable keyboard, color touch screen display and various memory options.

     In addition, Codar's standard product line currently offers two customized printers that can operate in shipboard, mobile and airborne environments and can withstand severe environmental conditions while providing letter quality text and graphic output.

     The focus of Codar's new products is the design, manufacture and integration of rugged computer systems and subsystems to support the upgrade of large platforms and programs, mobile or transportable systems and subsystems for command and control applications and the support of the "digitization" of the battlefield as exemplified by the U.S. Army's "Force 21" programs.

     In an effort to maintain its technological capabilities, and be in a position to provide the latest technology to its customers, Codar works with its suppliers to permit it to accelerate new product introductions and help its customers have access to the latest COTS product technology. Codar also makes significant use of special teaming relationships with various large prime contractors such as GTE in the CHS-2 program. These relationships allow Codar to participate in larger programs than it could on its own.

Systems. Systems provides custom packaged, integrated computer systems for deployment in shelters, ships, land vehicles and other demanding environments. Systems' integration expertise encompasses most major industry standard architectures and most widely used operating systems. Systems produces PC and workstation products that are based around COTS technology and are configured in such a manner as to satisfy specific customers' needs. Systems' products are sold domestically through its own sales force and internationally through the sales force of Lynwood. For more than 20 years, Systems has been a supplier to the National Security Agency ("NSA"), the U.S. Navy and other government defense customers. Systems has engineered solutions that meet a wide variety of unique specifications including: TEMPEST size and weight constraints, low power consumption, rack mounting and unattended operation with remote diagnostics.

     Systems' strategy is to be able to supply the latest COTS-based products and technologies to its customers, including primarily the NSA. The NSA is normally centered around information and intelligence and is not generally involved with large military platform upgrade programs. The NSA is concerned with supplying hardware and software to government agencies and departments that will support the intelligence needs of the country. Systems' activity for the NSA is therefore associated with electronic systems and subsystems for use in intelligence and information warfare applications. Systems makes significant use of technology relationships with third parties. In order to supply products in a timely fashion, Systems concentrates its efforts in the design and the final assembly and test of its products rather than providing a fully integrated vertical manufacturing capability.

Lynwood. Lynwood supplies rugged, environmentally and electrically screened personal computers and workstations based upon standard COTS technology, aimed at the military and government markets principally in Europe. Lynwood develops, manufactures, installs and supports complete computer systems for the Government and Defense markets in Australia, Europe and the United Kingdom. Lynwood adapts COTS systems for use in harsh and extreme environments. Lynwood also develops TEMPEST products. In addition to creating its own products, Lynwood also provides an international marketing and manufacturing capability for the Company. In some cases, Lynwood provides systems that are made up of its own products coupled with those of Codar or Systems.

     Lynwood produces several personal computer and workstation products designed to be operated in harsh environments. For example, Lynwood has a completely compatible PC based upon a standard PC motherboard which operates in driving rain and at extremes of temperature, and which is completely sealed from dust and dirt. These products have been sold to armed services in Australia, Israel and the UK. Lynwood also develops secure TEMPEST screened workstation products which are designed to operate in areas of high security.

     Lynwood principally works on discrete projects and delivers solutions to meet specific customer and project requirements. Lynwood's products include the RP6200, a rugged, portable PC based on standard COTS technologies and designed for desktop use or rackmounting. The unit is ruggedized and its specification allows flexibility in configuration to meet specific project requirements. The RP6200 is also designed to meet the intermediate TEMPEST standard. The unit can be configured with the latest Intel Pentium processor, removable disk drives and a highly readable LCD color display. The unit is in active use with armed forces in Australia, Europe and the United Kingdom. The RP6120 is a fully sealed, non-air breathing variant of the RP6200, designed to operate in the harshest of environments. It has all the features of the RP6200, in addition to which it will operate in driving rain, excessive humidity, salt fog and heavy dust environments. The unit is designed for use in desert, tropical and jungle environments.

     Lynwood has the capability to supply integrated systems and subsystems that meet specific rugged and environmental specifications. Lynwood's design and manufacturing capabilities are concentrated around the system integration and final assembly and test of these products. Lynwood strives to respond quickly with a cost effective product using the latest COTS technologies and employs the same technology relations and teaming programs as Codar and Systems to meet this end.

Telecommunications Segment

     The Telecommunications segment currently consists of one operating company:
Wilcom, Inc. ("Wilcom"), located in Laconia, New Hampshire. Wilcom designs and manufactures products for use in the telephone industry. The majority of Wilcom's sales are to the Regional Bell Operating Companies ("RBOCs").

     The business of Wilcom is made up of two product lines: analog and digital telephone test equipment, for use with either fiber or copper cable; and telephone transmission enhancement products, which are used to enhance or improve the characteristics of voice, digital data and video over copper wire. The largest part of Wilcom's business is in telephone transmission enhancement products.

     The test equipment product line is comprised of digital, fiber and analog test instrumentation used by domestic and international telephone companies. Current products include line testers, fiber identifiers, power meters and other such instruments. Wilcom is currently finishing the design of a low cost optical time domain reflectometer which is used to locate faults or breaks in fiber cables. This product is expected to be introduced in early 1996.

     Telephone transmission enhancement products, which represent the greater growth opportunity for the division, include two product lines that are differentiated by their use rather than their technologies. One of the product lines is referred to as line treatment equipment ("LTE") and is normally installed on telephone company property, while the other product line, the enhanced line power amplifier ("ELPA"), is normally installed at the customer's premises (but can be installed on telephone company property).

     Both the LTE and the ELPA are electronic modules, installed for the express purpose of improving voice quality, increasing data transmission speeds when using modems and increasing the ability of copper wire to be used for video transmission in special instances. The LTE has been designed for use with two and four wire telephone circuits and the ELPA has been designed for use with two wire circuits. Network upgrading has become important due to the many new competitive technological alternatives to copper wire such as radio, cellular telephone, satellite transmission, fiber cables and microwave which can send information and data from location to location. The proliferation of higher speed analog modems has made the need for better quality phone lines an important issue. Wilcom's products allow the telephone companies to provide additional services in voice, data and video transmission over their existing copper networks.

     The ELPA product line has been extended by the introduction of a smaller, lighter, less expensive product called the MB21-Kl. The MB21-Kl has been designed to be self-powered from the telephone line and permit the improvement of line transmission quality by automatically adjusting the various electrical parameters that control signal transmission. The MB21-Kl also requires less skilled technicians for installation and can be configured and installed from a remote site, which can result in substantially reduced service calls and cost to the RBOCs. The Company has received patents on the MB21-Kl and has applications in process to cover the new remote configuration features.

     The development work on the MB21-Kl was completed in early 1995 in conjunction with Southwestern Bell and resulted in a 10,000 piece order that is currently being put in service by Southwestern Bell in selected areas. The product has also been ordered by another RBOC and is under field trials at other RBOCs and one major independent telephone company.

Marketing and Service

     The Company sells its products directly to customers and serves as a subcontractor to larger prime contractors serving the same customer base. The Company's products are marketed to customers through sales personnel, manufacturers' representatives and distributors. The Company maintains sales offices and sales support in Columbia, Maryland; Westlake Village, California; Longmont, Colorado; Laconia, New Hampshire; Australia; England; and Israel.

     The Company provides maintenance and field service for its products through its customer service departments located at each of its manufacturing facilities and at certain customer sites. Field service for printers is also performed by some distributors. Most overseas service is performed by the Company's representatives in Australia, Denmark, England, France, Germany and Israel.

Customers

     During 1995 and 1994, sales under contracts with the U.S. Government were approximately 38% and 40%, respectively, of the Company's net sales. Other than the U.S. Government, no single customer accounted for more than 10% of the Company's sales in 1995 or 1994. The Company's sales are affected by the U.S. defense budget. With continuing discussions on budget cuts, it is difficult to assess what the impact of budget cuts, if any, will be on the Company. It appears that defense outlays will be reduced from past levels. The Company is unaware of any targeted cuts specifically affecting its products. The Company's products are utilized on many different programs. However, changed U.S. Government spending levels could impact the Company's future sales levels. No single U.S. Government contract accounted for greater than 10% of the Company's sales in 1995 or 1994.

     The U.S. Government accounted for 44% of the Electronic Systems segment's 1995 sales. Three separate customers accounted for 26%, 23% and 13%, respectively, of the Telecommunications segment's 1995 sales.

Foreign Sales

     Foreign sales in 1995 and 1994 accounted for approximately 21% and 25%, respectively, of total sales. Such sales, which exclude products sold to the United States Government and resold by the U.S. Government for foreign military use, are made primarily to customers in Australia, Canada, Hong Kong, India, Indonesia, Israel, Japan, the United Kingdom and Western Europe.

     The Company's foreign sales are comprised of export sales from the U.S. and foreign revenues from Lynwood. All export sales from the U.S. are payable in U.S. dollars and, therefore, settlement amounts do not fluctuate with changes in exchange rates. All of Lynwood's sales are payable in British currency. Fluctuations in exchange rates between the U.S. dollar and the British pound will impact on the Company's operating results. No single country, with the exception of the United Kingdom which accounted for 86% of the Company's foreign sales, accounted for more than 5% of the Company's foreign sales in any of the past three years. See "RISK FACTORS -- Foreign Operations."

     Foreign sales for the past three years have been as follows:

                                     Approximate
                                        Total                  Percent of
                                     Foreign Sales           Company Sales
                                     -------------           -------------
                  1995...............$12,679,000                21%
                  1994............... 13,828,000                25%
                  1993............... 17,363,000                21%

Backlog

     The Company's backlog of orders was $47.8 million at December 31, 1995. Of this amount, 71% represents orders for U.S. military sales. Such orders are subject to termination at the convenience of the U.S. Government with negotiated settlements in which the Company seeks to recover its costs and a reasonable profit. Certain other orders, when subject to cancellation or return, are handled with a restocking charge or by negotiated settlement.

     While the Company's backlog is not subject to seasonal factors, it does fluctuate due to timing of orders from the U.S. Government. The Company expects to produce and ship approximately 77% of its current backlog of orders before the end of 1996.

Competition

     The Company's business is highly competitive. Many suppliers in the Company's markets are significantly larger than the Company in terms of total sales and assets, and many devote significantly more resources to the development of new products than does the Company. The Company searches for certain market niches where it has expertise and can compete successfully. Competition for the Company's products is based principally on reliability, performance, price and diversity of the products offered.

     Contracts for which the Company competes are primarily awarded on the basis of either price or "best value" which is a weighted calculation performed on the basis of technical solution and price. Quality, on-time performance and financial stability of the contract recipient are also key factors in determining how contracts are awarded.

     A substantial number of the Company's products become obsolete within a number of years from their initial shipment to customers due to the rapid technological advances characterized by the Company's business. The alternatives to the Company's products are products which are manufactured by other competitors, are created from design solutions calling for alternative equipment or procedures, or are ultimately produced as a result of technological advances which occur in the business over time.

     The Company believes it has a reputation with its customers for the timely delivery of well designed, quality products at a reasonable price. Should any of these Company attributes be compromised, it could impact on the Company's long-standing relationship with its customers. Certain customers require Company personnel to maintain various levels of security clearances in order to receive access to "sensitive data." Should the Company lose its security clearances, it would jeopardize the Company's relationship with such customers.

Research and Development

     The Company's technological base is characterized by rapid change. As a result, maintenance and expansion of the Company's business are partially dependent upon the success of the Company's programs to develop new products and upgrade existing products. The Company's engineering resources have been devoted to the development of new products in every major category of its business.

     During the years 1995, 1994 and 1993, the Company's total engineering expenditures were $7,264,000, $9,335,000 and $7,444,000, respectively. Due to the extensive use of COTS-based equipment in the Company's products, the Company's cost of independent research in pursuit of new products and improvements to existing products was approximately $1,807,000, $3,214,000 and $5,020,000, respectively. Customer-funded engineering included in cost of sales or inventory as a contract cost was $5,457,000 in 1995, $6,121,000 in 1994 and $2,424,000 in 1993.

Patents and Trademarks

     The Company owns patents and trademarks and seeks patent protection for its products in cases where the Company believes the technology involved is sufficiently innovative to warrant such protection. The Company seeks trademark protection for its products in cases where the Company believes for marketing reasons such protection is warranted. The Company seeks to protect its proprietary information through its reliance on patent, copyright, trademark and trade secret laws, non-disclosure agreements with its employees and confidentiality provisions in licensing arrangements with its customers. There is no assurance that such agreements will be effective to protect the Company or that the proprietary information deemed confidential by the Company will be adequately protected by the law respecting trade secrets. Consequently, it may be possible for unauthorized third parties to copy certain portions of the Company's products or to "reverse engineer" or otherwise obtain the Company's proprietary rights. Moreover, the laws of some foreign countries do not afford the same protection provided by U.S. laws to the Company's proprietary rights.

Government Regulation

     The Company is subject to the Federal acquisition regulations governing the issuance of government contracts, Federal Trade Commission regulations governing its advertising and trade practices, Department of Commerce regulations as well as Department of State Defense Trade Control regulations with respect to goods it imports and exports, and the Truth in Negotiations Act, which provides for the examination by the U.S. Government of cost records to determine whether accurate pricing information was disclosed in connection with government contracts. To date, such government regulations have not had a material adverse effect on the Company's business. The Company in the normal course of business is subject to Department of Defense audits with respect to its government contracts, some of which may result in pricing adjustments.

     The Company's manufacturing operations are subject to various federal, state and local laws that regulate the discharge of materials into the environment, or otherwise relating to the protection of the environment. To date, compliance with such government regulations has not had a material adverse effect on the Company's business.

Manufacturing and Supplies

     Production of the Company's products requires assembly and testing of components, printed circuit boards and other purchased parts. Quality control, testing and inspection are performed at various steps throughout the manufacturing process.

     The Company purchases certain materials and components used in its systems and equipment from independent suppliers. These materials and components are not normally purchased under long-term contracts. The Company purchases minicomputers, workstations, personal computers, mass storage subsystems, high resolution monitors and keyboards under OEM agreements. The Company believes that most of the items its purchases may be obtained from a variety of suppliers and it normally obtains alternative sources for major items, although the Company is sometimes dependent on a single supplier or a few suppliers for some items.

     During 1995 and 1994, the Company's cash constraints strained its relationships with vendors, which adversely impacted the Company's ability to meet its production targets on a timely and cost-effective basis.

Employees

     At December 31, 1995, the Company had approximately 390 employees. The Company has never experienced a work stoppage and none of its employees is represented by a union. The Company believes its relationship with its employees is good.

Properties

         The Company's facilities, which are believed to be adequate to meet the Company's foreseeable needs, are shown in the table that follows:


                                   Facilities



                                                                    Approximate
                                                                      Floor Area               Expiration
Division or Subsidiary                      Location                 (in Sq. Ft.)                 Date
- ----------------------                      --------               --------------              ----------
     Corporate headquarters         Longmont, Colorado             2,500 (leased)         November 1, 1997

Electronic Systems Segment

     Codar                          Longmont, Colorado             77,500 (leased)        November 1, 1997

     Systems                        Columbia, Maryland             25,000 (leased)        November 30, 1996

     Lynwood                        Farnham, England               26,000 (leased)        December 25, 2014

Telecommunications Segment

     Wilcom                         Laconia, New Hampshire         52,000 (owned)             --



         The Company also leases several small sales offices. The Company pays approximately $1,316,000 per annum for the rental of all its facilities.

         On November 30, 1995, the Company relocated its executive and administrative offices from Woodbury, New York, to Longmont, Colorado.

Legal Proceedings

         TDA Trading Corp. v. Carlson, et al. On or about June 28, 1994, TDA Trading Corp. ("TDA"), individually and on behalf of a class of persons similarly situated, commenced a securities fraud class action in the United States District Court for the Eastern District of New York against

Robert A. Carlson, Richard A. Schneider and the Company. TDA commenced its action, entitled TDA Trading Corp. v. Carlson, et al., by filing a complaint (the "Complaint") with the Court.

         The Complaint principally alleges that between July 21, 1993 and December 22, 1993 (the "Class Period"), in various press releases issued by the Company and in the Company's Quarterly Report on Form 10-Q for the fiscal period ended October 2, 1993, the defendants violated Section 10(b) of the Exchange Act, 15 U.S.C. 78j(b), and Rule 10b-5 promulgated thereunder by knowingly and/or recklessly misrepresented to the public that they expected the Company's 1993 fourth quarter and fiscal year sales and earnings results to continue to increase at levels substantially above those of prior years at a time when they supposedly knew but failed to disclose that the Company's fourth quarter 1993 sales of its Navy Standard Teleprinter and other products would decrease precipitously. The Complaint further alleges that, as a result of defendants' alleged failure to disclose these developments, TDA and other purchasers of Common Stock were damaged because, it is alleged, at the time of purchase, the price of Common Stock had been artificially inflated and the drop in the price of the Common Stock by approximately 35% on December 22, 1993 was a result of the alleged misrepresentations by the Company. Additionally, the Complaint asserts an alleged violation of ss.20 of the Exchange Act by certain directors and officers of the Company. Specifically, the Complaint alleges that at the time that these adverse business developments allegedly became known to defendants and prior to their dissemination to the public, defendants Carlson, Schneider and other directors of the Company, at various times throughout the Class Period, allegedly sold shares of Common Stock owned by them personally at price levels which TDA claims were higher than the true value of these shares.

         As relief, TDA essentially seeks damages in an amount to be proven at trial, together with costs and expenses, including reasonable attorneys', accountants' and experts' fees. TDA's Complaint also requests that the Court declare its action against the Company and the individual defendants to be a proper class action and certify it as class representative and plaintiff's counsel as counsel for the class. On March 24, 1995, the Court granted TDA's motion for class certification. On June 27, 1996, the Court denied the Company's motion for summary judgment. The Court has set a trial date of September 4, 1996.


         The Company believes that it has meritorious defenses to the allegations and claims set forth in the Complaint and that a finding of ultimate liability against it, if any, would not have a materially adverse effect on its financial position. The Company has advised its directors' and officers' liability insurance carrier of the claims asserted against it and defendants Carlson and Schneider. The Company's insurance carrier has previously notified the Company that it reserves the right to deny coverage under the insurance policy in connection with the TDA litigation (i) for claims not covered, such as claims that do not involve negligent acts, errors or omissions, (ii) for damages that may be uninsurable under the policy or applicable law, and (iii) for various exclusions contained in the insurance policy, including dishonest, fraudulent, willful or criminal acts or omissions.

                                   MANAGEMENT

Directors and Executive Officers

         The names and ages of the directors and executive officers of the Company, and their positions with the Company, are as follows:

Name                               Age                                       Position
- ----                               ---                                       --------
Robert A. Carlson                  62                Director, Chairman and Chief Executive Officer

Richard A. Schneider               43                Director, Executive Vice President, Treasurer, Chief
                                                     Financial Officer and Secretary

Stephen A. Barre                   56                Director

Edward L. Hennessy, Jr.            68                Director

Charles S. Holmes                  51                Director

C. Shelton James                   55                Director

Dennis McCarthy                    49                Director


         The principal occupations for the past five years (and, in some instances, for prior years) of each of the directors, executive officers and key employees of the Company are as follows:

         Robert A. Carlson is a Director and the Chairman and Chief Executive Officer of the Company. Mr. Carlson has been an officer of the Company since 1987. Until October 1995, he served as President and Chief Executive Officer while, until December 1989, he served as President and Chief Operating Officer of the Company. Prior to joining the Company, Mr. Carlson served as President and Chief Executive Officer of Millicom Inc., a cellular telephone company, from 1984 through 1985 as well as a director of Racal/Millicom, a United Kingdom company. From 1977 through 1983, Mr. Carlson served as a Division President of Simmonds Precision Products, Inc., a military electronic company.

         Richard A. Schneider is a Director and the Executive Vice President, Treasurer, Chief Financial Officer and Secretary of the Company. He was elected a Director of the Company on February 11, 1993. From October 1988 until December 1992, he served as Vice President - Finance and Treasurer of the Company. He was elected Secretary of the Company in January 1990. Prior to joining the Company, from November 1981 to 1988, Mr. Schneider was employed by EDO Corporation, an electronics company which designs and manufactures advanced electronic and specialized equipment for military, marine and aviation markets, in a number of positions, the most recent of which was Controller. Mr. Schneider is a certified public accountant.

         Stephen A. Barre, a Director of the Company since 1989, has been for more than the past five years the Chairman and Chief Executive Officer of Servo Corporation of America, a communications and defect detection company.

         Edward L. Hennessy, Jr., a Director of the Company since March 6, 1996, Mr. Hennessy is the retired Chairman and Chief Executive Officer of Allied Signal, Inc. He is also a director of The Bank of New York, Lockheed Martin Corp., National Association of Manufacturers, and Fundamental Management Corporation.

         Charles S. Holmes, a Director of the Company since October 3, 1995, is the President and sole stockholder of Asset Management Associates of New York, Inc. ("Asset Management"), a New York-based firm specializing in acquisitions of manufacturing businesses. Mr. Holmes founded and was a partner in Asset Management Associates, a predecessor partnership of Asset Management, from 1978 to 1991. He has served since its formation in 1992 as the Chairman of the Board of Directors of Chart Industries Inc. which specializes in the design, manufacture and sale of industrial process equipment used in the hydrocarbon and industrial gas industries for low-temperature and cryogenic applications, and manufactures other industrial equipment such as stainless steel tubing, structural pipe supports and high vacuum systems.

         C. Shelton James, a Director of the Company since 1989, has been for more than the past five years the Chairman of the Board and Chief Executive Officer of Elcotel Inc., a public communications company. He also is President and a director of Fundamental Management Corporation, an investment management company, and is on the Board of Directors of Harris Computer Systems Inc., a company engaged in the manufacture of electronic computers, SK Technologies, a company engaged in development and marketing of point of sale and data communication software and market computer hardware, and CPSI Inc., a company engaged in high performance computing.

         Dennis McCarthy was elected a Director of the Company on March 6, 1996. He has been employed by Asset Management Associates of New York, Inc., a New York-based firm specializing in acquisitions of manufacturing businesses, since 1988.

         Directors are elected by the shareholders at each annual meeting and serve until the next annual meeting of shareholders or until their successors are duly elected and qualified. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are elected.

Executive Compensation

         The following table sets forth all plan and non-plan compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the executive officers of the Company other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000 for each of the Company's last three fiscal years (collectively, the "Named Executives").


                                            SUMMARY COMPENSATION TABLE


                                                                                       Long Term Compensation
                                                                              ---------------------------------------------

                                                      Annual Compensation                  Awards         Payouts
                                        --------------------------------------------------------------------------------------------

           (a)                  (b)       (c)           (d)         (e)         (f)           (g)         (h)            (i)

                                                                   Other
                                                                   Annual     Restricted   Securities
                                                                   Compen-      Stock      Underlying     LTIP         All Other
Name and Principal            Fiscal                               sation      Award(s)     Options/     Payouts      Compensation
Position                       Year     Salary ($)    Bonus ($)     ($)(1)      ($)          SARs (#)      ($)            ($)
- --------------------------- --------   ------------  -----------   --------    -----       ----------     -----          ----
Robert A. Carlson -            1995       $263,000        --          --        --          250,000(5)      --          $59,071(2)
President and Chief            1994        275,000        --          --        --          138,983(4)      --           66,324(2)
Executive Officer              1993        260,000    $ 68,790        --        --           64,347         --           69,652(2)

Richard A. Schneider -         1995        152,000       8,500        --        --          125,000(5)      --            7,630(3)
Executive Vice                 1994        149,000        --          --        --           94,389(4)      --           12,426(3)
President, Treasurer           1993        138,000      27,380        --        --           23,442         --           13,993(3)
and Secretary


(1) The aggregate amount of all perquisites and other personal benefits paid to any Named Executive is not greater than either $50,000 or 10% of the total of the annual salary and bonus reported for such Named Executive.

(2) Includes $59,122, $59,022 and $59,071 of life insurance premiums paid on term life and split dollar policies by the Company on behalf of Mr. Carlson in each of the years 1993, 1994 and 1995, respectively, as well as $7,909, $7,302 and $0 of matching contributions made by the Company under the 401(k) deferred compensation plan and $2,621, $0 and $0 of matching contributions made by the Company under the profit sharing portion of such plan for the benefit of Mr. Carlson for each of the years 1993, 1994 and 1995, respectively.

(3) Includes $7,637, $7,603 and $7,630 of life insurance premiums paid on term life and split dollar policies by the Company on behalf of Mr. Schneider in each of the years 1993, 1994 and 1995, respectively, as well as $4,166, $4,823 and $0 of matching contributions made by the Company under the 401(k) deferred compensation plan and $2,190, $0 and $0 of matching contributions made by the Company under the profit sharing portion of such plan for the benefit of Mr. Schneider for each of the years 1993, 1994 and 1995, respectively.

(4) Options to acquire shares of the Company's Common Stock that were granted in fiscal year 1994. At the same time, options for Mr. Carlson (102,951 shares) and Mr. Schneider (54,996 shares) were canceled.

(5) Options to acquire shares of the Company's Common Stock that were granted in fiscal year 1995. At the same time, options for Mr. Carlson (214,485 shares) and Mr. Schneider (95,327 shares) were canceled.

Stock Options

         The table below summarizes the options granted to the Named Executives in 1995 and their potential realizable values.



                                                       Option/SAR Grants in 1995
                                                                                                      Potential Realizable Value of
                                                                                                              Assumed Annual
                                                                                                           Rates of Stock Price
                                                                                                               Appreciation
                                   Individual Grants                                                        for Option Term 1
- ------------------------------------------------------------------------------------------------------------------------------------
          (a)                 (b)                   (c)               (d)                 (e)              (f)              (g)
                          Number of            % of Total
                          Securities           Options/SARs
                          Underlying           Granted to
                          Options/SARs         Employees in    Exercise or Base
Name                      Granted (#)          Fiscal Year     Price ($/Sh)         Expiration Date      5% ($)           10% ($)
- ------------------------------------------------------------------------------------------------------------------------------------
Robert A. Carlson         250,000 2            49%             $2.50                5 years                $ -           $176,631
President and
Chief Executive Officer

Richard A. Schneider      125,000 3            24%             $2.50                5 years                $ -           $ 88,316
Executive Vice President,
Treasurer and Secretary


- ------------------------

1) Option price at date of grant compounded annually at 5% and 10% over the ten year term minus the exercise price times the number of shares subject to the option.

2) Such options were granted on October 16, 1995 in connection with an employment agreement entered into between Mr. Carlson and the Company to replace 214,485 previously issued options which were canceled. The closing price for a share of Common Stock on the grant date was $1.81.

3) Such options were granted on October 16, 1995 in connection with an employment agreement entered into between Mr. Schneider and the Company to replace 95,327 previously issued options which were canceled. The closing price for a share of Common Stock on the grant date was $1.81.

         The table below summarizes the exercise of stock options during 1995 for the Named Executives.


                                  Aggregated Option/SAR Exercises in 1995 and FY-End Option/SAR Values


(a)                       (b)                       (c)                       (d)                       (e)
                                                                              Number of
                                                                              Securities                Value of
                                                                              Underlying                Unexercised
                                                                              Unexercised               In-the-Money
                                                                              Options/SARs              Options/SARs
                                                                              at FY-End (#)             at FY-End ($)
                          Shares
                          Acquired on               Value                     Exercisable/              Exercisable/
Name                      Exercise                  Realized ($)              Unexercisable             Unexercisable (1)
- ----------------------------------------------------------------------------------------------------------------------------------
Robert A. Carlson -       -0-                       $ 0                       0/250,000                 $0/0
President and Chief
Executive Officer

Richard A. Schneider -    -0-                       $ 0                       0/125,000                 $0/0
Executive Vice President,
Treasurer and Secretary


- ------------------------

(1) Market price at December 31, 1995 minus exercise price times the number of shares underlying the unexercised options.


Supplemental Retirement Plan

         The Corporation has a non-qualified Supplemental Retirement Plan pursuant to which the Corporation may pay from general revenues to two currently eligible employees the difference between (i) 2.5% (5.0% for the President/CEO) of the average of the employees' highest consecutive five year earnings per year of service to a maximum of 50% and (ii) those benefits payable under the Company's terminated Pension Plan, Social Security and from any other prior employers' defined benefit pension plan. It is estimated that Messrs. Carlson and Schneider, who have 11 and 7 years of credited service, respectively, will receive each year at normal retirement age the following annual amounts under the non-qualified Supplemental Retirement Plan: $131,296 and $65,103, respectively.

Compensation Committee Interlocks and Insider Participation

         During the fiscal year ended December 31, 1995, the members of the Compensation Committee were John M. May (Chairman), Walter Lipkin and Robert D. Rosenthal. During fiscal year 1995 and formerly, none of such persons was an officer of the Company or any of its subsidiaries or had any relationship with the Company other than serving as a director of the Company, except that Mr. Lipkin served as a Vice President or Senior Vice President and Treasurer of the Company from 1954 through 1989. In addition, during the fiscal year ended December 31, 1995, no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or on the Compensation Committee of the Company.

         Mr. Lipkin resigned as a director of the Company on October 3, 1995 and Messrs. May and Rosenthal resigned as directors on February 15, 1996. On March 6, 1996, Messrs. Barre, Hennessy and Holmes were appointed as members of the Compensation Committee.

Employment and Change in Control Agreements

         The Company entered into an Employment Agreement (the "Carlson Employment Agreement") with Robert A. Carlson on October 16, 1995. Pursuant to the Carlson Employment Agreement, the term of Mr. Carlson's employment commenced on October 16, 1995 and will continue until November 30, 1997. Mr. Carlson will be paid salary at a rate of $214,500 per annum which represents a 25% reduction in salary from the prior year's level. In addition to such salary and assuming the Company attains certain annual targets, the Company will pay to Mr. Carlson an annual bonus equal to 100% of his salary. In addition, Mr. Carlson will be eligible to participate in all employee benefit programs, will be entitled to four weeks vacation, will continue to participate in the Company's retirement program, will be provided with use of a Company car, and has been granted options to purchase 250,000 shares of Common Stock at a per share exercise price of $2.50 (such options to replace 225,000 previously issued options which were canceled). In addition, if the Company decides to terminate Mr. Carlson's employment without cause, the Company will provide Mr. Carlson with 20 days written notice, and provide him with a severance payment of a pro rata share of unused vacation for the full year plus a pro rata share of unused vacation for the full year plus a pro rata share of his bonus under the Company Bonus Plan, if the Board in its sole discretion so determines. In addition, the Company will pay Mr. Carlson either his salary for the remainder of the term under the agreement or one year's salary, whichever is greater. If the Company decides to terminate Mr. Carlson's employment for cause, the Company will provide 20 days written notice, and reason for the termination. Mr. Carlson will have those 20 days to effect a cure to the Company's satisfaction, and, if so cured, such reason will no longer constitute cause for removal.

         The Company entered into an Employment Agreement (the "Schneider Employment Agreement") with Richard A. Schneider on October 16, 1995. Pursuant to the Schneider Employment Agreement, the term of Mr. Schneider's employment commenced on October 16, 1995 and will continue until October 16, 1997. Mr. Schneider will be paid salary at a rate of $135,000 per annum which represents a 25% reduction in salary from the prior year's level. In addition to such salary and assuming the Company attains certain annual targets, the Company will pay to Mr. Schneider an annual bonus equal to 87% of his salary. In addition, Mr. Schneider will be eligible to participate in all employee benefit programs, will be entitled to three weeks vacation, will continue to participate in the Company's retirement program, will be provided with use of a Company car, and has been granted options to purchase 125,000 shares of Common Stock at a per share exercise price of $2.50 (such options to replace 100,000 previously issued options which were canceled). In addition, if the Company decides to terminate Mr. Schneider's employment without cause, the Company will provide Mr. Schneider with 20 days written notice, and provide him with a severance payment of a pro rata share of unused vacation for the full year plus a pro rata share of his bonus under the Company Bonus Plan, if the Board in its sole discretion so determines. In addition, the Company will pay Mr. Schneider either his salary for the remainder of the term under the agreement or one year's salary, whichever is greater. If the Company decides to terminate Mr. Schneider's employment for cause, the Company has agreed to provide 20 days written notice, and reason for the termination. Mr. Schneider will have those 20 days to effect a cure to the Company's satisfaction, and, if so cured, such reason will no longer constitute cause for removal. In addition and pursuant to the Schneider Employment Agreement, the Company will loan to Mr. Schneider the equivalent of the difference between his net salary and the net salary he was receiving immediately prior to the execution of the Schneider Employment Agreement ($550.00 per week). This loan will be repayable out of any bonus paid to Mr. Schneider on account of work performed during the prior year; provided, however, that upon a resignation for Good Reason (as defined) or termination without cause, the full amount outstanding under such loans will be discharged in full.

Director Compensation

         During 1995, each director who was not also an officer of the Company was paid an annual retainer of $9,000 plus a uniform fee of $1,000 for each Board and committee meeting attended in person. During 1995, directors who were also officers of the Company received no remuneration for attendance at Board and committee meetings.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information concerning persons or groups who are known by the Company to be the beneficial owners of more than 5% of the Common Stock as of March 31, 1996. The information in the table below is based upon information furnished to the Company by such persons and statements filed with the Commission.


                                                       Number of Shares of
                                                          Common Stock                   Percent of
Name and Address of Beneficial Owner                   Beneficially Owned(1)            Common Stock
- ------------------------------------                   ------------------               ------------
Charles S. Holmes
P.O. Box 2850
Southampton, NY  11969(2)                                     2,700,000                      26.60%

Pioneering Management Corporation
60 State Street
Boston, MA  02114(3)                                            696,500                       9.34%

Fundamental Management Corporation
4000 Hollywood Boulevard
Suite 610N
Hollywood, FL  33021(4)                                       1,075,636                      13.20%
- ------------------------

(1) To the knowledge of the Company, beneficial owners named in the above table have sole voting power with respect to the shares listed opposite their names.

(2) Mr. Holmes is a director of the Company. These shares are comprised of 1,700,000 shares underlying certain Warrants exercisable at $2.50 per share and 1,000,000 shares underlying $2,000,000 of Notes convertible into shares at $2.00 per share. The ownership percentage is calculated as if such Warrants and Notes had been converted as of March 8, 1996.

(3)  These shares are reportedly owned by a passive investor. Pioneering
     Management Corporation is the investment company advisor of such investor and is registered under Section 203 of the Investment Advisers Act of 1940.

(4) These shares are reportedly owned by various limited partnerships, of which Fundamental Management Corporation is the general partner. C. Shelton
     James, a director of the Company, is the President and a director of Fundamental Management Corporation. Includes 225,000 shares underlying certain Warrants exercisable at $2.50 per share and 450,000 shares underlying $900,000 of Notes convertible into shares at $2.00 per share.
     Excludes 14,793 shares of Common Stock owned by Mr. James as to which shares Fundamental Management Corporation disclaims beneficial ownership.
     The ownership percentage is calculated as if such Warrants and Notes had been converted as of March 31, 1996.


         Shares of Common Stock beneficially owned as of March 31, 1996 by each director and executive officer of the Company and by all directors and executive officers of the Company as a

                                      -40-






group are set forth in the following table. This table is based upon information furnished to the Company by such persons and statements filed with the Commission.



                                         Beneficial Ownership of Shares(1)

                                                     Number of Shares of
                                                        Common Stock                     Percent of
Name                                                 Beneficially Owned(2)              Common Stock(3)
- ----                                                 -------------------                ------------
Robert A. Carlson                                             100,467                           1.40%

Stephen A. Barre                                               17,654                          --

Edward L. Hennessy, Jr.                                           -0-                          --

Charles S. Holmes(4)                                              -0-                          --

C. Shelton James(5)                                            14,793                          --

Dennis McCarthy                                                   -0-                          --

Richard A. Schneider                                           16,812                          --

All directors and officers as a group
(7 persons)                                                   149,721                           2.01%


- ------------------------

- --  =  Less than 1%

(1) Directors and executive officers have sole voting power and sole investment power with respect to the shares listed opposite their names.

(2) Excludes options exercisable within 60 days of March 31, 1996 for such persons as follows: Mr. Carlson, -0-; Mr. Barre, 3,120; Mr. Hennessy, -0-; Mr. Holmes, -0-; Mr. James, 7,401; Mr. McCarthy, -0-; Mr. Schneider, -0-; and all directors and officers as a group, 16,751.

(3) The percentages of Common Stock outstanding are based on 7,459,437 shares outstanding on March 31, 1996.

(4) Excludes Warrants to purchase 1,700,000 shares of Common Stock and Notes convertible into 1,000,000 shares of Common Stock owned by Mr. Holmes.

(5) Excludes 385,636 shares of Common Stock, Warrants to purchase 225,000 shares of Common Stock and Notes convertible into 450,000 shares of Common Stock owned by various limited partnerships of which Fundamental Management Corporation, an investment company of which Mr. James is President and a director, as to which shares Mr. James shares voting and dispositive power.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On October 13, 1995, Charles S. Holmes loaned the Company $1,000,000 at 12% interest, and received a fee of 3% of such principal amount (the "Holmes Transaction"), and in December 1995, Mr. Holmes loaned the Company an additional $1,000,000 on the same terms, both of which loans were integrated with the Company's private placement (the "Holmes Transaction") of 12% Convertible Subordinated Notes due January 15, 2001 (the "Notes") and Warrants to purchase Common Stock (the "Warrants") and Mr. Holmes received 2,000 Units consisting of $2,000,000 aggregate principal amount of Notes and Warrants to purchase 500,000 shares of Common Stock in exchange therefor. In connection with the Holmes Transaction, Mr. Holmes became a director of the Company in October 1995. In connection with the Holmes Transaction, the Company issued Warrants to purchase an aggregate of 1,200,000 additional shares of Common Stock at $2.50 per share to Mr. Holmes for advisory services in connection with the private placement and the engagement of Commonwealth Associates as the Company's placement agent.

     In December 1995 and January 1996, Active Investors II, Ltd. loaned the Company $500,000 and $400,000, respectively, at 12% interest (the "James Transaction"), both of which loans were integrated with the James Transaction and Active Investors received 900 Units consisting of $900,000 aggregate principal amount of Notes and Warrants to purchase 225,000 shares of Common Stock in exchange therefor. On May 2, 1996, Active Investors purchased an additional 100 Units from the Company consisting of $100,000 aggregate principal amount of Notes and Warrants to purchase 25,000 shares of Common Stock. C. Shelton James, a director of the Company, is the President and a director of Active Investors. Active Investors and certain affiliated limited partnerships currently own shares of Common Stock of the Company.

     In connection with the Private Placement, the Company agreed to use its best efforts to cause the resignation of two then-current members of the Board of Directors and cause to be elected as directors two individuals acceptable to the Company and who are designated by the investors (including one designated solely by Mr. Holmes) and one designated solely by Active Investors. Dennis McCarthy was designated to serve in such capacity by Mr. Holmes, while Edward L. Hennessy, Jr. was designated to serve in such capacity by Active Investors, and each became a director of the Company on March 6, 1996.

                            DESCRIPTION OF SECURITIES

The Notes

     The Notes mature on January 15, 2001 and bear interest from the date of issuance at the rate per annum of 12%. Interest on the Notes is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year commencing April 15, 1996. In the event of a Chapter 11 or Chapter 7 bankruptcy case in which the Company is the debtor, the Notes will bear interest from the date of commencement of the case at a default rate per annum equal to the lesser of 18% or the highest such rate allowable by law. The Notes are subject to prepayment, in whole and not in part, at the option of the Company, at any time after the third anniversary of the date of issuance, without premium or penalty. Upon the occurrence of a "change in control" of the Company, each holder of the Notes will have the right to require that the Company repurchase such holder's Notes in whole and not in part, without premium or penalty, at a purchase price in cash in an amount equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase, pursuant to an offer made in accordance with the procedures described in the Notes. The Notes may not be amended in any material respect without the consent of the holders of at least 50% in aggregate principal amount of outstanding Notes.

     Subordination. The indebtedness evidenced by the Notes, including any interest thereon, is subordinate and subject in right of payment to the prior payment when due in full of all Senior Indebtedness. Senior Indebtedness is defined in the Note to include, unless the terms respecting the particular indebtedness or obligation otherwise provide, the principal of, premium, if any, and any interest on, all liabilities of the Company, direct or contingent, joint, several or independent, now or hereafter existing, due or to become due, whether created directly or acquired by assignment or otherwise, under or in respect of the Credit Agreement and all extensions, renewals and refunding of any of the foregoing up to the original amount. At March 30, 1996, the amount of Senior Indebtedness outstanding was $15,175,000 which was outstanding pursuant to the Credit Agreement which provides for quarterly principal payments of $500,000 on March 31, 1996, June 30, 1996, September 30, 1996 and December 31,
1996, and $750,000 on the last day of each quarter thereafter, commencing March 31, 1997 and ending on December 31, 1998, together with accrued and unpaid interest through the applicable payment date at the prime rate plus 1 3/4% per annum. The remaining outstanding principal amount of $7,975,000 is due and payable on January 15, 1999. Upon the acceleration of any Senior Indebtedness or upon the maturity of the entire principal amount of any Senior Indebtedness by lapse of time, acceleration or otherwise, all such Senior Indebtedness which has been so accelerated or matured shall first indefeasibly be paid in full before any payment is made by the Company or any person acting on behalf of the Company on account of any obligations evidenced by the Notes. There is no sinking fund for the Notes.

     The Notes will be senior to any indebtedness of the Company's subsidiaries. At March 30, 1996, there was no such indebtedness.

     Conversion Rights. The Notes may be converted by the holders as to their principal amount into Common Stock of the Company at any time at a conversion price equal to $2.00 per share, subject to adjustment. The conversion price of the Notes will be adjusted to $1.50 or $1.00, respectively, if the Company's EBITDA falls below $6,000,000 or $4,750,000 in 1996. Should the Company sell the stock or assets of a subsidiary in 1996, such amounts will be reduced by $838,000 if the stock or assets of Wilcom are sold, $2,805,000 if the stock or assets of Codar are sold, $607,000 if the stock or assets of Systems are sold, and $1,833,000 if the stock or assets of Lynwood are sold, depending on the time of sale. The conversion price and the number of shares of Common
Stock to be received upon conversion are subject to adjustment upon the occurrence of any of the following events: (i) the recapitalization of the Company or reclassification of the securities to be received upon conversion or any merger or consolidation of the Company into or with a corporation or other business entity, or the sale or transfer of all or substantially all of the Company's assets or any successor corporation's assets to any other corporation or business entity, (ii) the subdivision or combination of the shares of Common Stock to be received upon conversion, (iii) the payment of dividends or other distributions in the form of the securities to be received upon conversion, and
(iv) the issuance of shares of Common Stock at less than the conversion price. No adjustment of the conversion price is required to be made until cumulative adjustments otherwise required to be made amount to 1% or more of the conversion price last adjusted. The Company may force conversion of the Notes if, at any time prior to maturity, the closing bid price for the Common Stock exceeds $6.00 per share for thirty (30) consecutive trading days prior to the giving of notice of conversion. Fractional shares will not be issued upon conversion, but cash adjustment will be paid in lieu thereof. Interest will accrue on the Notes through the date of conversion. No payment or adjustment will be made for dividends on securities issued upon conversion.

     Restrictive Covenants. The Notes contain certain negative covenants prohibiting, among other things, the negative pledge of the Company's assets not otherwise encumbered by its senior lenders.

     Events of Default. "Events of Default" under the Notes include failure to pay principal when due or the failure to pay interest for a period of 10 days after such payment becomes due, the failure to pay other indebtedness for borrowed money in excess of $500,000 when due, or the acceleration of such indebtedness, the failure to pay any judgment in excess of $500,000 when due or stayed, and voluntary or involuntary bankruptcy of the Company. In the event that the Company defaults in making any payment of principal required to be made by the Notes, the Company shall pay interest on such defaulted amount at a rate of 18%.

     If an Event of Default occurs and is continuing, then and in every such case the holders of the Notes may declare the Notes then outstanding to be immediately due and payable by a notice in writing to the Company, whereupon the same will be immediately due and payable. A payment default will result in an increased issuance to Noteholders of warrants to purchase an amount of shares of Common Stock and until the Notes are fully repaid, the right of the Noteholders to elect a majority of the Company's Board of Directors. In the event of a Chapter 11 or Chapter 7 bankruptcy case in which the Company is the debtor, the Notes will bear interest from the date of commencement of the case at a default rate per annum equal to the lesser of 18% or the highest such rate allowable by law.

The Warrants

     Each Warrant entitles the holder thereof to purchase specified numbers of shares of Common Stock at an exercise price equal to $2.50 per share, subject to adjustment. The Exercise Price of the Warrants will be adjusted to $2.00 or $1.50, respectively, if the Company's EBITDA falls below $6,000,000 or $4,750,000 in 1996. Should the Company sell the stock or assets of a subsidiary in 1996, such amounts will be reduced by $838,000 if the stock or assets of Wilcom are sold, $2,805,000 if the stock or assets of Codar are sold, $607,000 if the stock or assets of Systems are sold, and $1,833,000 if the stock or assets of Lynwood are sold, depending on the time of sale. The Exercise Price and the number of shares of Common Stock to be received upon exercise are subject to adjustment upon the occurrence of any of the following events: (i) the recapitalization of the Company or reclassification of the securities to be received upon conversion or any merger or consolidation of the Company into or with a corporation or other business entity, or the sale or transfer of all or substantially all of the Company's assets or any successor corporation's assets to any other corporation or business entity, (ii) the subdivision or combination of shares of Common Stock to be received upon exercise, (iii) the payment of dividends or other distributions in the form of the securities to be received upon exercise, and
(iv) the issuance of shares of Common Stock at less than the Exercise Price. No adjustment of the Exercise Price is required to be made until cumulative adjustments otherwise required to be made amount to 1% or more of the Exercise Price last adjusted. Warrants will be exercisable, at any time and from time to time, on or before 5:30 p.m., local time, on or before February 15, 2002 (the "Expiration Date") by delivery of an Exercise Notice duly completed and tendering of the aggregate Exercise Price. Each Warrant may be exercised in whole or in part so long as any exercise in part would not involve the issuance of fractional shares of Common Stock.

     Discussion of the Notes and Warrants in this Prospectus is qualified entirely by reference to the forms of the Note and Warrant filed by the Company with the Commission.

Common Stock

     The Company is authorized to issue 25,000,000 shares of Common Stock, par value $.10 per share. As of March 31, 1996, 7,459,437 shares of Common Stock were outstanding.

     Voting Rights. Holders of shares of Common Stock are entitled to one vote for each share of Common Stock held. Under New York law, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve, among other matters, an amendment of the certificate of incorporation if the rights or preferences of such holders would be subordinated or otherwise adversely affected thereby.

     Dividends. If all cumulative dividends shall have been paid as declared or set apart for payment upon shares of Preferred Stock then outstanding, if any, holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Company's Board of Directors out of funds legally available for such purpose. The Credit Agreement prohibits the payment of cash dividends, but permits stock splits and dividends payable solely in shares of any class of its capital stock. See "Trading Information" below.

     Liquidation Rights. Upon liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets available for distribution after payment in full of creditors and after the preferential rights of holders of shares of Preferred Stock then outstanding, if any, have been satisfied.

     Other Provisions. The holders of Common Stock are not entitled to preemptive or subscription rights. The affirmative vote of the holders of 80% of all Common Stock of the Company shall be required for the adoption or authorization of (i) a business combination (as defined in the Certificate of Incorporation) with any other entity (as defined in the Certificate of Incorporation) if, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other entity is the beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of Common Stock, or (ii) a proposed dissolution of the Company or a proposed amendment of the Certificate of Incorporation of the Company which would either change the entitlement of the holders of shares of Common Stock of the Corporation to vote in the election of directors or would authorize the Company to issue either shares of capital stock (other than shares of its Common Stock) or bonds, debentures or other obligations, which, if issued, would or could be entitled to vote in the election of directors if, as of the record date for the determination of shareholders entitled to notice of and to vote on such proposed dissolution or such proposed amendment, any other entity (as defined in the Certificate of Incorporation) is the beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of Common Stock; provided that such 80% voting requirement shall not be applicable to the adoption or authorization of a business combination if certain circumstances, detailed in the Certificate of Incorporation, exist. This provision may have the effect of discouraging attempts by a person or group to take control of the Company. See
"RISK FACTORS -- Anti-takeover Restrictions."

     All issued and outstanding shares of Common Stock are, and the Common Stock reserved for issuance upon conversion of the Notes and exercise of the Warrants will be, when issued, fully-paid and non-assessable.

Preferred Stock

     The Company is authorized to issue 2,000,000 shares of preferred stock, no par value (the "Preferred Stock"), none of which are currently outstanding. The Board of Directors of the Corporation is authorized to establish and designate series of Preferred Stock and to fix from time to time before issuance the number, designation, relative rights, preferences and limitations (including, without limitation, participating, voting, optional or other special rights), of the shares of any series of Preferred Stock. Except to the extent, if any, that holders of issued and outstanding shares of preferred Stock are entitled to vote, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the Common Stock.

Registration Rights

     The Company has agreed to include the Notes, the Warrants and the shares of Common Stock reserved for issuance upon conversion of the Notes and Exercise of the Warrants (collectively, the "Registrable Securities") in any registration statement filed with the Commission, at any time prior to December 31, 2005, with respect to any future public offerings initiated by the Company or any selling shareholders (the "Piggy-Back Rights") and holders of a majority in interest of the Registerable Securities will have the right, which right may be exercised no more than twice, to demand, at any time prior to January 15, 2006, that the Company file a registration statement with the Commission with respect to the Registrable Securities (the "Demand Rights"). The Company will bear all fees and expenses incurred in the preparation and filing of any registration statement relating to the exercise of Piggy-Back Rights and the first exercise of Demand Rights.

Trading Information

     The Common Stock trades on The Nasdaq Stock Market under the symbol NATL. The table below sets forth for the periods indicated the high and low sale prices for the Common Stock as adjusted for stock dividends and stock splits as compiled from published sources.

                             Period                                High                        Low
                             ------                                ----                        ----
                      1996
                      First Quarter                             $ 2   3/8                    $ 1   7/16
                      Second Quarter                            $ 3   7/8                    $ 2

                      1995
                      First Quarter                             $ 3                          $ 1   7/8
                      Second Quarter                              3   1/2                      2   1/8
                      Third Quarter                               3   1/4                      1   1/4
                      Fourth Quarter                              2   3/8                      1   1/8

                      1994
                      First Quarter                               7                            5   3/16
                      Second Quarter                              5   7/8                      3   5/8
                      Third Quarter                               4   7/8                      2   7/8


         As of June 27, 1996, the approximate number of record holders of the Common Stock as determined from the records of the transfer agent, American Stock Transfer & Trust Company, was 665. Street names are included collectively as a single holder of record. Management estimates that the Company has approximately 2,000 additional shareholders holding stock in street names.


         The Notes and Warrants will not be listed for trading following the filing of this Prospectus.

         There have been no cash dividends declared or paid on the Common Stock during the past five years. The Credit Agreement prohibits the payment of cash dividends. A 4% stock dividend on the Common Stock was paid to shareholders of record on February 25, 1994.

Transfer Agent

         The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York. The Company acts as its own transfer agent with respect to the Notes and Warrants.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following summary describes the material United States federal income tax considerations applicable to the purchase, ownership and disposition of the Notes and the Warrants, and of the Common Stock received upon conversion of the Notes or exercise of the Warrants. This summary is limited solely to investors who acquire securities pursuant to this Prospectus and who own the Notes and the Warrants, and any Common Stock received on conversion of the Notes or exercise of the Warrants, as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based upon the provisions of the Code and the regulations, administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the Internal Revenue Service (the "Service") will take a similar view as to any of the tax consequences described below. No ruling has been or will be requested from the Service on any tax matters relating to the purchase or the ownership or disposition of the Securities.

         This summary does not purport to deal with all aspects of United States federal income taxation that may be relevant to a particular holder or to certain types of holders subject to special treatment under the federal income tax laws (for example, S corporations, banks, dealers in securities, life insurance companies, tax exempt organizations and foreign taxpayers) or to investors who acquired their interest in the securities covered by this Prospectus pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the following summary does not consider the potential effect of any applicable foreign, state, local or other tax laws, or estate or gift tax considerations. This discussion is not intended as tax advice to the purchasers of the Securities.

         The Service announced in 1994 that it is studying the federal income tax treatment of debt instruments which can be repaid in stock of an issuer and that, in appropriate circumstances, such debt instruments may be recharacterized as equity for federal income tax purposes. The Company believes that the Notes should be characterized as debt for federal income tax purposes, and the following discussion assumes such treatment. However, because the Company can require conversion of the Notes in certain circumstances, there can be no assurance that the Service will not challenge this position.

         Investors are advised to consult their own tax advisors with respect to the consequences to them of the purchase, ownership and disposition of the securities offered hereby.

Allocation of Issue Price of Units Among the Notes and the Warrants; Initial Adjusted Basis

          As stated above, the Notes and the Warrants were issued together as "investment units" in the Private Placement. Under applicable Treasury Regulations, the original issue price for such an investment unit must be allocated between the Notes and the Warrants based upon their relative fair market values. Thus, the original issue price of each Note is equal the issue price of an overall Unit less the amount allocable to the Warrant.

         The Company has allocated $875 of the issue price of each Unit to each $1,000 principal amount of the Notes and $125 of such amount to each Warrant to purchase 250 shares of Common Stock (at $.50 each). The Company's allocation reflects its judgment as to the relative fair market values of those instruments at the time of issuance, but is not binding on the Service.

         The Company's allocation of the issue price of the Units is binding on holders of the instruments, unless a holder discloses the use of a different allocation on its federal income tax return for the year that includes the acquisition date of the Note and/or Warrant. Holders considering the use of an issue price allocation different from that used by the Company should consult their tax advisors as to the consequences thereof.

         Each Note is legended to indicate the issue date of such Note and the portion of the issue price of the Unit which, in the Company's opinion, is properly allocable to the Note.

         An investor who acquires a Note or a Warrant from a Selling Securityholder will receive an initial tax basis in such security equal to his cost therefor.

Taxation of Interest

         Each holder of a Note will be required to report, as ordinary income, stated interest on the Note in accordance with such holder's tax accounting method. For example, accrual method holders will report the interest on the Notes as it accrues, and cash method holders will report such interest when it is received or unconditionally made available for receipt.

Original Issue Discount on the Notes

         For federal income tax purposes, when a debt instrument is issued at a discount, the amount of such discount ("original issue discount" or "OID") is treated as interest income, and the holder of such instrument must include such OID in his income for the period during which the OID accrues even though no cash attributable to such OID income will be received until maturity, redemption or other disposition of the debt instrument.

         The amount of OID, if any, on a debt instrument is the difference between its "issue price" and its "stated redemption price at maturity" (subject, generally, to a statutory de minimis exception). The portion of any such OID that is to be accrued (and included in income) with respect to a debt instrument with a maturity of more than one year generally will be determined for each accrual period during the term of such debt instrument under the constant yield method, applied by multiplying the adjusted issue price of the debt instrument at the beginning of the accrual period by its yield to maturity, and subtracting from that product the amount of any interest payments made during that accrual period that are based on a single fixed rate and are payable unconditionally in cash or in property (other than debt instruments of the issuer) at intervals of one year or less during the entire term of the debt instrument ("Qualified Stated Interest"). The resulting amount is allocated ratably to each day in the accrual period, and the amount includible in a holder's income (whether on the cash or accrual method of accounting) with respect to the debt instrument is the sum of the resulting daily portions of OID for each day of the taxable year on which the holder held the debt instrument.

         The adjusted issue price of a debt instrument at the beginning of any accrual period is equal to its original issue price increased by all previously accrued OID and reduced by the amount of all previous payments made on such debt instrument other than payments of Qualified Stated Interest. Generally, the tax basis of a debt instrument in the hands of the holder will be increased and decreased, respectively, by the same amounts.

         Because of the required allocation of a portion of the issue price for the Units to the Warrants (see discussion above), the stated redemption price at maturity for the Notes exceeded their issue price

(after giving effect to such allocation). Accordingly, the Notes were issued with OID equal to this excess. The Company believes the amount of OID per each $1,000 principal amount of the Notes is $125.

         A purchaser of Notes from a Selling Securityholder will generally be required to include in his gross income in advance of the receipt of cash representing that income the sum of the daily portions of OID on his Notes for each day during each taxable year or portion thereof on which he holds such Notes in the same manner as the Selling Securityholder. (These amounts are in addition to the actual interest payments on the Notes.) An investor that acquires Notes from a Selling Securityholder for an amount that exceeds their adjusted issue price at the time of such acquisition will, however, be considered to have purchased such Notes at an acquisition premium. The amount of OID which any such investor is required to include in income with respect to such Notes for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

         The Company will furnish annually to record holders of the Notes and to the Service information with respect to the OID, if any, accruing during the calendar year (as well as interest paid during that year). Because this information will be based upon the adjusted issue price of the Notes, investors who purchase the Notes from the Selling Securityholders for an amount in excess of the adjusted issue price at the time of such acquisition will be required to determine for themselves (based upon the rules described above) the amount of OID, if any, they are required to report. Moreover, as stated above, the Service may not agree with the original issue price allocated by the Company to the Notes.

         On December 15, 1994 the Service issued proposed regulations governing the inclusion in income of OID for certain contingent payment debt instruments (the "Proposed Regulations"). The Proposed Regulations are effective only for debt instruments issued after such regulations become final, and accordingly do not apply to the Notes. The Service could, however, assert that the inclusion of a default rate of interest applicable upon the occurrence of a bankruptcy of the Company, and the right of the Company to prepay the Notes prior to their scheduled maturity, give rise to contingent payments within the meaning of the Proposed Regulations. If the Service were successful in such an assertion, the resulting OID analysis could differ from that set forth herein.

Market Discount

         The income which an investor who acquires a Note from a Selling Securityholder must recognize may also be affected by the market discount provisions of the Code. Debt instruments such as the Notes which bear OID are considered to have been purchased at a market discount if, subsequent to their original issuance, they are purchased at a price below their adjusted issue price.

         Under the market discount rules, if such an investor purchases a Note at a market discount in excess of a statutorily-defined de minimis amount and thereafter recognizes gain upon a disposition or retirement of the Note, then the lesser of the gain so recognized or the portion of the market discount that accrued while the Note was held by such investor generally will be treated as ordinary income at the time of the disposition. Moreover, any such market discount on a Note may be taxable to such an investor at the time of certain otherwise non-taxable transactions (e.g., gifts). In addition, a holder of a market discount Note may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such Note until the holder disposes of the Note in a taxable transaction.

         Neither the rule treating accrued market discount as ordinary income on disposition nor the rule deferring interest deductions applies if the holder of the market- discount Note elects to include the accrued market discount in income currently. This election to include market discount in income currently, once made, applies to all market discount obligations acquired during or after the first taxable year to which the election applies and may not be revoked without the consent of the Service.

Conversion of Notes into Common Stock

         In general, no gain or loss will be recognized for federal income tax purposes upon a conversion of the Notes into shares of Common Stock. However, cash paid in lieu of a fractional share of Common Stock will result in taxable gain (or loss), which will be capital gain (or loss), to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted basis of the Note allocable to such fractional share. The adjusted basis of shares of Common Stock received on conversion will equal the adjusted basis of the Note converted, reduced by the portion of adjusted basis allocated to any fractional share of Common Stock exchanged for cash. The holding period of an investor in the Common Stock received on conversion will include the period during which the converted Notes were held.

Exercise of Warrants

         No gain or loss will be recognized upon the exercise of a Warrant (except to the extent, if any, of cash received in lieu of fractional shares). The holder's tax basis in the Common Stock acquired on such exercise will be the sum of his tax basis in the Warrants exercised and the cash paid upon exercise. The holding period for the Common Stock acquired on such exercise will begin on the date of exercise of the Warrant and will not include the period during which the Warrant was held.

         Upon expiration of an unexercised Warrant, a holder will generally recognize a loss equal to such holder's adjusted tax basis in the Warrant. If the Common Stock issuable upon exercise of the Warrant would have been a capital asset of the holder if acquired by the holder, such loss will be a capital loss.

Adjustment of Conversion Price

         The conversion ratio of the Notes and the Warrants is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the Notes and of the Warrants as having received a constructive distribution, resulting in ordinary income (subject to a possible dividend-received deduction in the case of corporate holders) to the extent of the Company's current and/or accumulated earnings and profits, if, and to the extent that, certain adjustments in the conversion ratio increase the proportionate interest of a holder of Notes or Warrants in the fully diluted Common Stock, whether or not such holder ever exercises its conversion privilege. Such a constructive distribution could result from the adjustment of the conversion price for the Notes or the Warrants attributable to the failure of the Company to meet certain specified adjusted earnings levels for 1996. Adjustments to the conversion ratio of the Notes and the Warrants also may occur in other limited circumstances. Moreover, if there is not a full adjustment to the conversion ratio of the Notes or the Warrants to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Common Stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the Common Stock could be treated as a distribution to such holders of Common Stock, taxable as ordinary income (subject to a possible dividends-received deduction in the case of corporate holders) to the extent of the Company's current and/or accumulated earnings and profits. The Company intends that there be a full adjustment to the conversion ratio of the Notes and the Warrants in any such event. Accordingly, the holders of Common Stock should not be deemed to receive any such taxable dividend distribution under
Section 305 of the Code.

Dividends on Common Stock

         Distributions on the shares of Common Stock into which Notes have been converted or which were received on the exercise of the Warrants will be taxable as dividends (i.e., as ordinary income) to the extent of the Company's current and/or accumulated earnings and profits. To the extent that the amount of any such distribution exceeds the Company's current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the Common Stock (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the investor on a subsequent disposition of the Common Stock), and the balance in excess of adjusted basis will be taxed as if it were capital gain recognized on a sale or exchange of such stock.

         Subject to certain holding period and taxable income requirements imposed by the Code, a distribution to a corporate shareholder that is treated as a dividend may qualify for the 70% (or, in certain cases, 80%) dividends-received deduction available under the Code. However, to the extent that the corporate shareholder incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends-received deduction may be disallowed. In addition, dividend income that is not subject to the regular federal income tax as a consequence of the dividends-received deduction may be subject to the federal alternative minimum tax. Finally, the tax basis of stock held by a corporate shareholder may be reduced (but not below zero) by the non-taxed portion of any "extraordinary dividend" (as defined in Section 1059 of the Code) that is received with respect to such stock. To the extent a corporate holder's tax basis would have been reduced below zero but for the foregoing limitation, such holder must increase the amount of gain recognized on the ultimate sale or exchange of such stock for the taxable year in which such sale or exchange occurs.

Disposition of Notes and Common Stock

         Subject to the discussion above under "Conversion of Notes into Common Stock," each holder of Notes generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of the Notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) the holder's adjusted tax basis in the Notes. Subject to certain special rules under Section 302 of the Code in the case of redemptions (whereunder the total proceeds received by a seller of Common Stock may be treated as a dividend) and to the discussion of Section 1059 of the Code under "Dividends on Common Stock," above, in cases of significant "extraordinary dividends," each holder of Common Stock received upon a conversion of the Notes or an exercise of the Warrants, in general, will recognize gain or loss upon the sale, exchange, redemption or other disposition of the Common Stock in an amount determined similarly to the calculation described in the preceding sentence for the Notes. Any gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a Note or Common Stock held as a capital asset will be capital gain or loss (except as discussed under "Market Discount" above). Such capital gain or loss will be long-term capital gain or loss if the Note or the Common Stock has been held for more than one year at the time of the sale or exchange, and otherwise will be a short-term capital gain or loss.

Effect on Holders of Sale of Warrants

         The sale of a Warrant other than to the Company will result in the recognition of capital gain or loss to the holder if the Warrant is held as a capital asset and the Common Stock issuable upon exercise would have been a capital asset if acquired. The gain or loss will be measured by the difference between the amount realized and the holder's basis in the Warrant, and will be long-term or short-term capital gain or loss depending on whether the Warrant has been held for more than one year. If the Warrants are sold to the Company, the Service may contend that the repurchase of Warrants by the Company is a relinquishment of the holder's contractual rights and not a sale or exchange of property. If the Service were to prevail on this argument, gain or loss on the repurchase of Warrants would be ordinary income or loss even if the Warrants were held as capital assets.

Back-Up Withholding

         A holder of Common Stock or Notes may be subject to "back-up withholding" at a rate of 31% with respect to certain "reportable payments," which generally include interest and dividend payments. These back-up withholding rules apply if such holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to back-up withholding. Any amount withheld from a payment to an investor under the back-up withholding rules is creditable against such investor's federal income tax liability, provided the required information is furnished to the Service. Back-up withholding will not apply, however, with respect to payments made to certain holders of Common Stock and Notes, including corporations, tax-exempt organizations and certain foreign persons, provided their exemption from back-up withholding is properly established.

         The Company will report to the holders of Common Stock and Notes and to the Service the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payments on such securities.

Consequences to the Company

         The Company is generally required to deduct the OID, if any, on the Notes as it is included in income by the holder, except that the deductions taken by the Company will be determined without regard to any reduction in the amount of OID included in the income of any investor who acquires Notes at an acquisition premium (discussed above). The Company should not recognize income if it redeems or acquires the Notes from holders for a price equal to the principal amount of the Notes less unamortized OID or upon conversion of the Notes. If the Company acquires, or is considered to have acquired, Notes for a lesser price, the Company may be required to recognize income or may be entitled to elect to postpone recognizing such income by reducing its tax basis in other assets. Alternatively, if the Company acquires the Notes for a greater price, the Company may be entitled to a deduction equal to such excess.

Section 382

         As of December 31, 1995, the Company had net operating losses ("NOLs") available for carryforward for federal income tax purposes equal to approximately $10 million.

         Under Section 382 of the Code, a corporation's ability to utilize NOLs (as well as certain unrealized "built-in losses") to offset its income following an "ownership change" (as described below) is generally limited on an annual basis to an amount of income equal to the product of the fair market value of such corporation's outstanding stock immediately before the ownership change and the "long-term tax-exempt rate."

         An ownership change occurs under Section 382 if the percentage of stock of the loss corporation owned actually or constructively by one or more 5-percent shareholders increases by more than 50 percentage points relative to the lowest percentage of stock of the loss corporation owned by those 5-percent shareholders at any time during a statutory "testing period" (generally the three-year period ending on the testing date). A "5-percent shareholder" is one who owns at least 5 percent of the stock of the loss corporation (not including certain nonvoting, nonparticipating preferred stock), and all stock owned by shareholders who are not 5-percent shareholders (hereinafter referred to as public shareholders) is generally treated as being owned by one 5-percent shareholder. In addition, under Section 382 and the regulations promulgated thereunder, public shareholders of a loss corporation may be segregated into two or more separate groups, each of which is treated as a separate 5-percent shareholder. Public shareholders who receive stock from a loss corporation as a result of certain types of transactions will be segregated and treated separately from the public shareholders who owned stock of the loss corporation prior to the transaction.

         Certain provisions under the Treasury Regulations treat options to acquire stock of a loss corporation such as the Company as currently exercised for purposes of determining whether an ownership change subject to Section 382 has occurred. Among other requirements, such provisions require generally that a principal purpose of the issuance, transfer or structuring of the option is to avoid or ameliorate the impact of an ownership change of the loss corporation. The Company believes that such principal purpose does not exist, and therefor it would not appear that the issuance of the Notes and the Warrants would result in a deemed exercise of all related conversion and purchase rights under these provisions. It is not possible to predict with accuracy the timing and potential effect under Section 382 of any future actual exercise of conversion rights under the Notes or purchase rights under the Warrants. It is possible that the actual exercise of such rights could result in an ownership change under Section
382. If such an ownership change were to result, the Company's prospective ability to utilize its NOLs would be limited as described above. At the date of this Prospectus, no Notes have been converted into, and no Warrants have been exercised to purchase, Common Stock, and the Company does not expect that any significant amount of the Notes would be converted into Common Stock, or that any significant number of the Warrants would be exercised, prior to 1997.

Pending Legislation

         During the latter part of 1995, there were presented before Congress certain legislative proposals which, if enacted into law, may affect portions of the above tax discussion, including a reduction in tax on capital gains and provisions modifying certain of the extraordinary dividend rules of Section 1059 of the Code. Investors should consider the potential effect of the possible enactment into law of these provisions in making their investment decision.

         On March 19, 1996, President Clinton released a set of legislative proposals as a part of his plan to balance the federal budget. These proposals include, among other things, proposals to (i) deny a deduction for interest and OID for certain long-term debt as well as for certain debt which is mandatorily convertible into the issuer's stock or is so convertible at the issuer's option,
(ii) defer the deduction for OID on convertible debt until actual payment (which would exclude conversion) of the debt, and (iii) reduce the 70-percent dividends-received deduction to 50 percent. The Company cannot predict with any degree of certainty which, if any, of the president's proposals will ultimately become law or, if enacted into law, what the effective dates of such provisions would be. Investors should consider the potential effect of the President's proposals in making their investment decision.

         THE FOREGOING SUMMARY IS NOT INTENDED AS TAX ADVICE TO THE PURCHASERS OF THE SECURITIES. EACH PURCHASER IS URGED TO CONSULT WITH SUCH PURCHASER'S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE INVESTMENT IN THE SECURITIES TO SUCH PURCHASER'S OWN PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS.

                             SELLING SECURITYHOLDERS

                  All of the Securities being offered hereby are being offered on behalf of the Selling Securityholders.

                  The Noteholders and the Warrantholders acquired the Notes and the Warrants in conjunction with the Private Placement which was consummated on February 15, 1996, February 23, 1996 and February 29, 1996. The lead investor in the Private Placement, Charles S. Holmes, serves as a director of the Company. See "MANAGEMENT -- Directors and Executive Officers of the Company," "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." Commonwealth Associates served as the Company's Placement Agent in connection with the private placement and received its Warrants as partial compensation for such service.

                   The Bank Lenders acquired the shares of Common Stock owned by them on or about April 12, 1996 pursuant to the Credit Agreement. The Bank Lenders currently serve as the Company's primary bank lenders pursuant to the Credit Agreement.

                  Active Investors acquired 363,636 shares of Common Stock on November 3, 1994 pursuant to the Stock Purchase Agreement. C. Shelton James, a director of the Company, is the President and a director of Active Investors. Active Investors and certain affiliated limited partnerships currently own shares of Common Stock of the Company as well as Notes and Warrants. See "MANAGEMENT -- Directors and Executive Officers of the Company," "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

                  Except as otherwise noted, the Selling Securityholders have advised the Company that they do not own any shares of Common Stock in addition to the Shares.

                  The Selling Securityholders have indicated that they intend to sell all of the Securities set forth opposite their names below. The number of Securities which may actually be sold by the Selling Securityholders will be determined from time to time by such Selling Securityholders and will depend on a number of factors including the price of the Securities from time to time. The table below sets forth information as of May 8, 1996 concerning the beneficial ownership of the Securities by the Selling Securityholders. All information as to the beneficial ownership has been furnished to the Company by the Selling Securityholders.


Name                                   Amount of           Warrants               Shares Presently     Percent of
and Address                            Notes               Presently Owned        Owned                Class
- -----------                            -----               ---------------        -----                -----
Active Investors II, Ltd.              $  1,000,000        250,000                363,636
4000 Hollywood Boulevard
Suite 610 North
Miami, FL  33021

The Bank of New York                                                              125,000
One Wall Street
New York, NY 10286




Name                                   Amount of           Warrants               Shares Presently     Percent of
and Address                            Notes               Presently Owned        Owned                Class
- -----------                            -----               ---------------        -----                -----
Chemical Bank                                                                     125,000
7600 Jericho Turnpike
Woodbury, New York 11797

Christopher P. Baker                   $   50,000             12,500
4 Rollins Place
Boston, MA  02114

Hans C. Bodmer                         $   75,000             18,750
Muehlestrasse 15
8803 Rueschlikon
Switzerland

Churchill Associates L.P.              $  125,000             31,250
by Churchill International, Inc.
G.P.
by James Pinto, President
1149 Windsong Trail
Richardson, TX  75081

William Forman                         $  200,000             50,000
70 Timber Ridge Drive
Holbrook, NY  11741

Arthur Freilich                        $  100,000             25,000
11 Radnor Road
Plainview, NY  11803

Sydney J. Goldstein                    $   57,000             14,250
IRA Account
P.O. Box 24181
2741 Kersdale Road
Cleveland, OH  44124

The Hart Family Trust                  $   50,000             12,500
Andrew B. Hart and
Loni A. Hart, Trustees
12570 Skyline Blvd.
Oakland, CA  94619

Charles S. Holmes                      $2,000,000          1,700,000
117 White Lane
Southampton, NY  10068



Name                                   Amount of           Warrants               Shares Presently     Percent of
and Address                            Notes               Presently Owned        Owned                Class
- -----------                            -----               ---------------        -----                -----
Information Age Partners, L.P.         $   50,000              12,500
by Newmark Research, G.P.
by Amy Newmark, President
18 Sidney Lanier Lane
Greenwich, CT  06831

Michael T. Jackson Trust               $  200,000              50,000
Michael T. Jackson, Trustee
71 Bellevue Avenue
Belvedere, CA  94920

David S. Lawi                          $   25,000               6,250
3 Ramapo Trail
Harrison, NY  10528

MK'S OMO Contracting Inc.              $   25,000               6,250
Employees' Profit Sharing Trust
Sanford Kirschenbaum, Trustee
P.O. Box 847
East Brunswick, NJ  08816

Timothy Moran                          $  100,000              25,000
33 Woodland Drive
Bayport, NY  11705

Orbis Pension Trustees Ltd.            $1,000,000             250,000
David J. Lewis,
Investment Manager
1 Connaught Place
London W2 2DY
England

Claudia C. Rouhana                     $   25,000               6,250
5 Prospect Lane
Sands Point, NY  11050

William J. Rouhana, Jr.                $   25,000               6,250
5 Prospect Lane
Sands Point, NY  11050

S & A Enterprises, Inc.                $   55,000              13,750
Profit Sharing Fund
Sydney J. Goldstein, Trustee
1630 East Main Street
Kent, OH  44240




Name                                   Amount of           Warrants               Shares Presently     Percent of
and Address                            Notes               Presently Owned        Owned                Class
- -----------                            -----               ---------------        -----                -----
Leonard M. Schiller                    $   50,000              12,500
1110 N. Lake Shore Drive
Apt. 95
Chicago, IL  60611

Philip J. Schiller                     $   50,000              12,500
1419 Waverly Road
Highland Park, IL  60035

William R. Schoen                      $   25,000               6,250
5 Kenilworth Court
Novato, CA  94945

SJG Management, Inc.                   $  100,000              25,000
Profit Sharing Fund
Sydney J. Goldstein, Trustee
P.O. Box 24181
2741 Kersdale Road
Cleveland, OH  44124

S.J. Warner Charitable                 $  100,000              25,000
Remainder Unitrust
Stephen J. Warner, Trustee
1617 N. Flagler Dr.
Apt. 4A
West Palm Beach, FL  33407

Tel Com Partners L.P.                  $  100,000              25,000
by James Pinto, G.P.
10369 Blue Arrow Ct.
Columbia, MD  21044-4123

Winfield Capital Corp.                 $  400,000             100,000
c/o Paul A. Perlin, CEO
237 Mamaroneck Avenue
White Plains, NY  10605

Michael S. Falk, IRA                   $   25,000               6,250
One Beekman Place, Apt. 15A
New York, NY  10022

Robert O'Sullivan                      $   10,000              21,230
215 East 95th Street, Apt. 33B
New York, NY  10128



Name                                   Amount of           Warrants               Shares Presently     Percent of
and Address                            Notes               Presently Owned        Owned                Class
- -----------                            -----               ---------------        -----                -----
E&M RP Trust                           $  400,000             100,000
Edward H. Shea, Jr., Trustee
655 Brea Canyon Road
Walnut, CA  91789

Tahoe Partnership I                    $  100,000              25,000
Peter O. Shea, Managing Partner
655 Brea Canyon Road
Walnut, CA  91789

Siam Partners II                       $  100,000              25,000
Edmund H. Shea, Jr.,
Managing Partner
655 Brea Canyon Road
Walnut, CA  91789

Patrick H. Miller Jr. and              $  200,000              50,000
Lee M. Miller, JTWROS
1300 West Garmon Road, N.W.
Atlanta, GA  30327

Gerald B. Cramer                       $  600,000             150,000
1330 Journeys End Road
Croton-on-Hudson, NY  10520

S. Marcus Finkle                       $  200,000              50,000
117 AABC
Aspen, CO  81611

Paul D. Goldenheim                     $   10,000               2,500
4 Bald Hill Place
Wilton, CT  06897

David Morley                           $   20,000               5,000
2 Longbeach
Corey Groville, Jersey
Channel Islands

Edward J. Rosenthal                    $  100,000              25,000
Journeys End Road
Croton-on-Hudson, NY  10520



Name                                   Amount of           Warrants               Shares Presently     Percent of
and Address                            Notes               Presently Owned        Owned                Class
- -----------                            -----               ---------------        -----                -----
Cameron Capital Ltd.                   $  200,000              50,000
10 Cavendish Road
Hamilton HM19
Bermuda

Amy Gail Treitel                       $   15,000               3,750
190 East 72nd Street
New York, NY  10021

Jo-Bar Enterprises, LLC                $  100,000              25,000
By Joel A. Stone, Managing
Member
8700 Bryn Mawr, 9th Floor
Chicago, IL  60062

Lawrence Field                         $  100,000              25,000
2540 East 28th
Tulsa, OK  74114

J. Michael Wolfe                       $  100,000              25,000
40 Greenwich Avenue
Clarksville, TN  37040

Kent A. Rodriguez                      $   25,000               6,250
7020 Lanham Lane
Edina, MN  55439

Benjamin Rosenbloom                    $   50,000              12,500
44 Coconut Road
Palm Beach Towers,
Apt. A321
Palm Beach, FL 33480

Commonwealth Associates                                       218,870
733 Third Avenue
New York, NY  10017

Ed Downe                                                       50,000
c/o Commonwealth Associates
733 Third Avenue
New York, NY  10017

James Pinto                                                   200,000
1149 Windsong Trail
Richardson, TX 75081



Name                                   Amount of           Warrants               Shares Presently     Percent of
and Address                            Notes               Presently Owned        Owned                Class
- -----------                            -----               ---------------        -----                -----
Michael S. Falk                                               210,000

Beth Lipman                                                     5,000

Vincent Labarbara                                               9,000

Lisa Jagerman                                                  10,000

Eric Rand                                                      12,000

Paul Sterios                                                    8,000

Keith Rosenbloom                                               72,600

James L. Lynch                                                 20,000




                              PLAN OF DISTRIBUTION

                  The Securities are being sold by the Selling Securityholders for their own account; the Company will not receive any proceeds from the sales of the Securities by the Selling Securityholders. The Selling Securityholders are not restricted as to the price or prices at which they may sell the Securities. The proceeds to the Selling Securityholders from the sale of the Securities will be the purchase price of such Securities sold less the agents' or brokers' discounts or commissions and other expenses of issuance and distribution not borne by the Company. Further, the Selling Securityholders are not restricted as to the number of Securities which may be sold at any one time.

                  The Selling Securityholders, or their pledgees, donees, transferees or other successors, may sell the Securities in any of three ways:
(i) through broker-dealers; (ii) through agents or (iii) directly to one or more purchasers. The distribution of the Securities may be effected from time to time in one or more transactions (which may involve crosses or block transactions)
(A) in the over-the-counter market, (B) in transactions otherwise than in the over-the-counter market or (C) through the writing of options on the Securities (whether such options are listed on an options exchange or otherwise). Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Securityholders may effect such transactions by selling Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or commissions from purchasers of Securities for whom they may act as agent (which discounts, concessions or commissions as to a particular broker-dealer might be in excess of those customary in the types of transactions involved). There is no plan to offer such Securities through underwriters or any existing arrangement between the Selling Securityholders and any broker or dealer.

                  In connection with any sales, the Selling Securityholders and any broker-dealer participating in such sales may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the Securities against certain liabilities, including liabilities arising under the Securities Act.

                  The Selling Securityholders must comply with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder in offers and sales of their Securities. In particular, the Selling Securityholders may not: (i) pay commissions or finder's fees to anyone other than normal brokers' commissions paid to their brokers who execute orders for sales; (ii) bid for or purchase for their own account or the account of any affiliate or induce others to bid for or purchase any of the Company's shares, including the Securities, until the Securities have been sold; or (iii) make any bids for or purchases of such shares, directly or indirectly, for the purpose of stabilizing the price of the Common Stock. Additionally, the Selling Securityholders, including brokers through whom their sales are made as well as dealers who purchase the Securities being offered hereby for resale, must comply with the Prospectus delivery requirements of the Securities Act during the term of this offering.

                                  LEGAL MATTERS

      The legality of the Securities offered hereby will be passed upon for the Company by Whitman Breed Abbott & Morgan, New York, New York.


                                     EXPERTS

      The consolidated financial statements and schedule of NAI Technologies, Inc. and subsidiaries as of December 31, 1995 and 1994 and for each of the years in the three year period ended December 31, 1995 have been included herein and in the Registration Statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein upon the authority of such firm as experts on accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULES


                                                                          Page
                                                                          ----
Independent Auditors' Report                                              66

Consolidated Balance Sheets at December 31, 1995 and 1994                 67

Consolidated Statements of Operations - Years ended                       68
     December 31, 1995, 1994 and 1993

Consolidated Statements of Shareholders' Equity -                         69
     Years ended December 31, 1995, 1994 and 1993

Consolidated Statements of Cash Flows - Years ended                       70
     December 31, 1995, 1994 and 1993

Notes to Consolidated Financial Statements                                71


Consolidated Balance Sheets at
     March 30, 1996 (unaudited) Consolidated and December 31, 1995        94

Consolidated Statements of Operations - (unaudited)
     Three months ended March 30, 1996 and                                95
     April 1, 1995 Consolidated

Consolidated Statements of Cash Flows - (unaudited)
     Three months ended March 30, 1996 and                                96
     April 1, 1995 Consolidated

Other Financial Information                                               97

Independent Auditors' Report                                              98

Consolidated Financial Statement Schedules:
     II - Valuation and Qualifying Accounts                               99

                          Independent Auditors' Report






The Board of Directors
and Stockholders
NAI Technologies, Inc.

We have audited the accompanying consolidated balance sheets of NAI Technologies, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NAI Technologies, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                                           KPMG PEAT MARWICK LLP



March 1, 1996
Boulder, Colorado

                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets

                                                                                           December 31,
(in thousands, except share amounts)                                                1995                    1994
                                                                                    ----                    ----
ASSETS
Current Assets:
     Cash and cash equivalents                                                  $  2,605               $   1,658
     Accounts receivable, net                                                     13,735                  12,508
     Income taxes receivable                                                          --                   4,732
     Inventories, net                                                             11,995                  14,052
     Deferred tax asset                                                              384                     378
     Other current assets                                                            813                     871
                                                                                --------               ---------
         Total current assets                                                     29,532                  34,199
                                                                                 -------                 -------

Property, plant and equipment, net                                                 5,351                   7,657
Excess of cost over fair value of net assets acquired, net                        10,339                  10,865
Notes receivable                                                                   1,190                      --
Other assets                                                                       1,600                     999
                                                                                --------               ---------
         Total assets                                                           $ 48,012               $  53,720
                                                                                ========               =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
     Accounts payable                                                           $  9,797               $   7,484
     Notes payable                                                                    --                     127
     Current installments of long-term debt                                        2,177                   2,179
     Accrued payroll and commissions                                                 768                     535
     Other accrued expenses                                                        6,376                   6,435
     Income taxes payable                                                            370                     774
                                                                                --------               ---------
     Total current liabilities                                                    19,488                  17,534
                                                                                --------               ---------

Notes payable                                                                         --                   6,000
Long-term debt                                                                    15,573                   7,990
Other accrued expenses                                                             2,481                   1,522
Deferred income taxes                                                                384                     378
                                                                                --------               ---------
     Total liabilities                                                          $ 37,926               $  33,424
                                                                                --------               ---------
Commitments and contingent liabilities

Shareholders' Equity:
     Capital Stock:
         Preferred stock, no par value, 2,000,000
           shares authorized and unissued                                             --                      --
         Common stock, $.10 par value, 25,000,000
           shares authorized; shares issued:
           7,459,437 in 1995 and 7,174,592 in 1994                                   746                     717
     Capital in excess of par value                                               16,162                  14,718
     Foreign currency translation adjustment                                          43                     107
     Retained earnings (deficit)                                                  (6,865)                  4,754
                                                                                --------               ---------
         Total shareholders' equity                                               10,086                  20,296
                                                                                --------               ---------
         Total liabilities and shareholders' equity                             $ 48,012               $  53,720
                                                                                ========               =========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations


                                                                                         Years ended December 31,
(in thousands except per share amounts)                                          1995               1994             1993
                                                                                 ----               ----             ----
Net sales                                                                   $  60,008          $  54,520        $  81,024
                                                                            ---------          ---------        ---------
Cost of sales                                                                  55,100             44,254           53,526
                                                                            ---------          ---------        ---------
Gross margin                                                                    4,908             10,266           27,498
                                                                            ---------          ---------        ---------

Selling expenses                                                                4,971              7,490            7,351
General and administrative expenses                                             6,517              6,313            5,794
Research and development costs                                                  1,807              3,214            5,020
Restructuring expenses                                                             --              7,321               --
Other expenses                                                                    488                517              373
                                                                            ---------          ---------        ---------
Total expenses                                                                 13,783             24,855           18,538
                                                                            ---------          ---------        ---------
Operating earnings (loss)                                                      (8,875)           (14,589)           8,960
                                                                            ---------          ---------        ---------

Non-operating income (expense)
   Interest income                                                                195                 83               21
   Interest expense                                                            (2,562)            (1,477)            (786)
                                                                            ---------          ---------        ---------
                                                                               (2,367)            (1,394)            (665)
                                                                            ---------          ---------        ---------

Earnings (loss) before income taxes                                           (11,242)           (15,983)           8,295
Income tax expense (benefit)                                                      377             (4,392)           2,840
Net earnings (loss)                                                          ($11,619)          ($11,591)       $   5,455
                                                                            =========          =========        =========
Earnings (loss) per common share                                             ($1.57  )          ($1.69  )       $   0.80
                                                                            =========          =========        ==========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Consolidated Statements of Shareholders' Equity
                   For the three years ended December 31, 1995


                                                        Capital                                                 Total
                                            Common      in excess       Note         Translation    Retained    shareholders'
(in thousands)                              stock       of par          receivable   adjustment     earnings    equity
- --------------                              -----       ------          ----------   ----------     --------    ------
Balance January 1, 1993                    $    384     $  8,828        ($   26)            -      $ 14,725      $ 23,911
   Net earnings                                   -            -              -             -         5,455         5,455
   Common stock acquired and retired             (2)        (336)             -             -             -          (338)
   4% common stock dividend                      16        2,252              -             -        (2,268)            -
   Three for two common stock split             214         (214)             -             -             -             -
   Exercise of common stock warrants              8           (8)             -             -             -             -
   Foreign currency translation adjustment        -            -              -           (54)            -           (54)
   Common stock issued in connection
    with the acquisition of Lynwood              20        1,100              -             -             -         1,120
   Tax benefit from exercise of employee
     stock options                                -          220              -             -             -           220
   Exercise of employee stock options and
     stock purchase plan, net of shares          11          254             14             -             -           279
     tendered                              --------     --------        -------      --------      --------      --------

Balance December 31, 1993                       651       12,096            (12)          (54)       17,912        30,593
   Net (loss)                                     -            -              -             -       (11,591)      (11,591)
   4% common stock dividend                      26        1,541              -             -        (1,567)            -
   Foreign currency translation adjustment        -            -              -           161             -           161
   Sale of common stock                          36          964              -             -             -         1,000
   Tax benefit from exercise of employee
     stock options                                -           23              -             -             -            23
   Exercise of employee stock options and
      purchases under stock purchase plan         4          106              -             -             -           110
                                           --------     --------        -------      --------      --------      --------

Balance December 31, 1994                       717       14,730            (12)          107         4,754        20,296
   Net (loss)                                     -            -              -             -       (11,619)      (11,619)
   Foreign currency translation adjustment        -            -              -           (64)            -           (64)
   Common stock issued in debt restructuring     25          475              -             -             -           500
   Issuance of stock warrants in connection
     with debt offering                           -          913              -             -             -           913
   Exercise of employee stock options and
     purchases under stock purchase plan          4           56              -             -             -            60
                                           --------     --------        -------      --------      --------      --------

Balance December 31, 1995                  $    746     $ 16,174        ($   12)     $     43      ($ 6,865)     $ 10,086
                                           ========     ========        =======      ========      ========      ========


The accompanying notes to consolidated financial statements are an integral part of these statements.

                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows

(in thousands)                                                                   1995            1994           1993
- --------------                                                                   ----            ----           ----
Cash Flows from Operating Activities:
    Net earnings (loss)                                                      ($11,619)       ($11,591)       $  5,455
    Adjustments to reconcile net earnings (loss) to cash (used in)
      provided by operating activities:
    Depreciation and amortization                                               2,979           2,435           2,508
    Loss on disposal of property, plant and equipment                               1           2,298               -
    Provision for inventory obsolescence                                        2,248           2,031             387
    Tax benefit from exercise of employee stock options                             -              23             220
    Changes in assets and liabilities, excluding effects from acquisitions and foreign currency adjustments:
        Accounts receivable                                                    (1,227)          2,534          (1,374)
        Inventories                                                            (  191)            879          (2,512)
        Accounts payable and other accrued expenses                             3,545           4,215          (4,885)
        Income taxes                                                            4,328          (2,775)         (1,199)
        Other, net                                                                 57             (82)            336
                                                                             --------         -------        --------
Net cash (used in) provided by operating activities                               121             (33)         (1,064)
                                                                             --------         -------        --------

Cash Flows from Investing Activities:
    Contingent payment on purchase of KMS Advanced Products                      (103)           (189)           (227)
    Payment for purchase of Lynwood, net of cash acquired                           -               -          (3,986)
    Payment for purchase of Codar, net of cash acquired                             -               -          (4,592)
    Purchase of property, plant and equipment                                    (886)           (935)         (1,484)
    Proceeds from sale of property, plant and equipment                           443           1,053              70
                                                                             --------         -------        --------
Net cash used in investing activities                                            (546)            (71)        (10,219)
                                                                             --------         -------        --------

Cash Flows from Financing Activities:
    Issuances of notes payable                                                      6           8,636             250
    Issuances of 12% convertible subordinated notes                             2,500               -               -
    Payments of notes payable                                                    (133)         (5,283)              -
    Payments for debt restructuring                                              (345)              -               -
    Proceeds from long-term borrowings                                              -               -           7,500
    Payments of long-term debt                                                   (656)         (4,777)         (2,748)
    Receipts on notes receivable                                                    -             223             433
    Proceeds from exercise of stock options and stock purchase plan                60             110             265
    Proceeds from sale of common stock                                              -           1,000               -
    Purchase and retirement of common stock                                         -               -            (338)
                                                                             --------         -------        --------
Net cash (used in) provided by financing activities                             1,432             (91)          5,362
                                                                             --------         -------        --------
Effect of foreign currency exchange rates on cash                                 (60)            136             (35)
                                                                             --------         -------        --------
Net (decrease) increase in cash and cash equivalents                              947             (59)         (5,956)
Cash and cash equivalents at beginning of year                                  1,658           1,717           7,673
                                                                             --------         -------        --------
Cash and cash equivalents at end of year                                     $  2,605         $ 1,658        $  1,717
                                                                             ========         =======        ========

Supplemental disclosure of cash flow information: Cash paid for (received):
        Interest                                                             $  1,506         $ 1,462        $    771
        Income taxes                                                           (4,697)           (773)          3,859
    Non-cash investing and financing activities:
        Common stock issued in Lynwood acquisition                                  -               -           1,120
        Notes payable issued in Codar acquisition                                   -               -           2,524
        Common stock issued in debt restructuring                                 500               -               -
        Notes receivable from sale of property, plant and equipment             1,190               -               -

The accompanying notes to consolidated financial statements are an integral part of these statements.

                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993


1.       SUMMARY OF ACCOUNTING POLICIES

         Description of Business: NAI Technologies designs, manufactures and markets rugged computer systems, advanced peripheral products, high performance workstations, TEMPEST computer systems and telecommunications test equipment and transmission products, and integrated systems for defense, military, government-related and commercial businesses. The Company's customer base includes commercial markets requiring rugged, mobile computer and communications systems, U.S. and foreign armed services and intelligence agencies, and the regional Bell operating companies and independent telephone companies. Net sales to the U.S. Government for the years ended December 31, 1995, 1994 and 1993 were $22,665,000, $21,819,000, and $41,559,000, respectively. With the exception of the U.S. Government, no single customer accounted for more than 10% of annual sales in any of the years presented.

         Basis of Presentation: The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

         Management Estimates: The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Foreign Currency Translation: The financial statements and transactions of the Company's foreign subsidiary are maintained in its functional currency. For consolidation purposes, assets and liabilities of the Company's U.K. subsidiary have been translated at rates of exchange at the end of the period. Revenues and expenses have been translated at the weighted average rates of exchange in effect during each period. Translation gains and losses are accumulated as a separate component of shareholders' equity. Gains and losses resulting from transactions denominated in a currency other than the entity's functional currency are included in other operating expense in the consolidated statements of operations. There were no significant gains or losses from foreign currency transactions in the years presented.

         Financial Statement Reclassification: Certain reclassifications have been made to prior years' financial statements to conform to the 1995 presentation.

         Cash equivalents: The Company classifies investments that are readily convertible into cash, and have original maturities of three months or less, as cash equivalents.

         Inventories: Inventories are valued at the lower of cost or market on a first-in, first-out (FIFO) basis. Work in process is stated at total cost incurred, reduced by estimated costs of units delivered, not in excess of net realizable value. The Company's business is characterized by rapid change that frequently results in product obsolescence. The Company continually reviews its on-hand quantities and compares such to current business levels and future expectations. Adjustments to the carrying values of inventory are made when considered necessary.

         Property, Plant and Equipment: Property, plant and equipment are recorded at historical cost. Depreciation and amortization have been computed using the straight-line method over the following estimated useful lives of the assets: equipment and furniture and fixtures, generally -- 2 to 10 years, and buildings -- 33 years. Leasehold improvements are amortized over the shorter of the estimated useful life of the improvements or the lease term.

         Excess of Cost over Fair Value of Net Assets Acquired: The excess of cost over fair value of net assets acquired (goodwill) is being amortized on a straight line basis over a period of twenty years. The Company reviews the significant assumptions which underlie the twenty year amortization period on a quarterly basis and will shorten the amortization period if considered necessary. The Company assesses the recoverability of this intangible asset on a disaggregated basis by acquired economic entity by determining whether the amortization of the goodwill balance over its remaining life can be recovered through projected un-discounted future results. Accumulated amortization was approximately $1,730,000 and $1,100,000 at December 31, 1995 and 1994,
         respectively. The amortization expense associated with these amounts is included in other operating expense in the consolidated statements of operations and amounted to $630,000, $620,000 and $359,000 in 1995,
         1994 and 1993, respectively.

         Revenue Recognition: Sales are recorded when title passes (either at shipment or customer acceptance). In some limited cases, a sale may be recorded upon the completion of a specific contractual task such as the issuance of a test report. Cost of goods sold is based upon average estimated cost per unit. Sales and profits on cost reimbursable contracts are recognized as costs are incurred. Sales and estimated profits under long-term contracts are recorded under the percentage of completion method of accounting using the cost to cost method. Costs include direct engineering and manufacturing costs, applicable overhead costs and special tooling and test equipment. All selling, general and administrative expenses are charged to operations as incurred. Warranty expense is accrued based upon the historical relationship between sales and warranty claims. Estimated losses are provided for in full when identified.

         Income Taxes: Effective January 1, 1993 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". This statement requires the use of the asset and liability approach for financial accounting and reporting of income taxes. Under this method, deferred tax assets and liabilities are recognized based on the temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and income tax purposes using enacted rates expected to be in effect when such amounts are realized or settled.

         Stock Dividends: On March 14, 1994 the Company issued 261,139 shares of common stock in connection with a 4% stock dividend to shareholders of record on February 25, 1994. On March 26, 1993 the Company issued 252,784 shares (as adjusted for stock dividend and stock split) of common stock in connection with a 4% stock dividend to shareholders of record on February 26, 1993. All references to earnings per share, stock option plan data and common shares have been adjusted to give effect to the stock dividends. The stock dividends were accounted for by transferring approximately $1,567,000 and $2,268,000 from retained earnings to common stock and capital in excess of par value in 1994 and 1993, respectively.

         Stock Split: On September 17, 1993 the Company issued 2,219,621 shares (as adjusted for stock dividend) of common stock in connection with a three for two stock split payable in the form of a 50% stock dividend to shareholders of record on August 16, 1993. The stock split was accounted for by transferring approximately $214,000 from additional paid in capital to common stock. All references to earnings per share, stock option plan data and common shares have been adjusted to give effect to the stock split.

         Earnings (Loss) Per Share: Earnings (loss) per share is computed based upon the weighted average number of common shares and common share equivalents outstanding. Common share equivalents consist of dilutive common stock options, common stock subscribed to under the Employee Stock Purchase Plan and common stock warrants, net of assumed buy-back. The computation of fully diluted earnings (loss) per share does not materially differ from that presented in the consolidated statements of operations. Earnings (loss) per share amounts are based on 7,382,000, 6,850,000 and 6,843,000 average shares outstanding (including common stock equivalents) for 1995, 1994 and 1993, respectively.

2.       ACQUISITIONS

         On October 14, 1993, the Company acquired Codar Technology, Inc. (Codar) via a merger of a wholly-owned subsidiary with and into Codar for approximately $6.5 million consisting of cash and notes payable. Additional costs incurred pursuant to the transaction resulted in a final total acquisition cost of approximately $7.6 million. The Company increased its term loan borrowings by $7.5 million in conjunction with the acquisition. The excess of the total acquisition cost over the fair value of net assets acquired, amounting to approximately $5.4 million, is being amortized using the straight line method over 20 years.

         On January 13, 1993, the Company acquired all of the outstanding common stock of Lynwood Scientific Developments Limited (Lynwood), a U.K. company, for approximately $4 million in cash, 330,497 shares (adjusted for stock dividends and stock split) of common stock and warrants to purchase 39,000 shares of common stock at a price of $8.89 per share. The common stock was valued at approximately $1.1 million based on an appraisal by an investment company. The cash portion of the purchase price was paid from existing cash balances. The excess of the total acquisition cost over the fair value of net assets acquired, amounting to approximately $3.7 million, is being amortized using the straight line method over 20 years.

         Each of the acquisitions was accounted for as a purchase and the operating results of each are included in the consolidated statements of operations from the date of acquisition.

         The following unaudited pro-forma consolidated results of operations assume that these acquisitions occurred on January 1, 1993 and reflect the historical operations of the purchased businesses adjusted for increased interest expense as a result of borrowings, reduced interest income as a result of cash utilization and increased depreciation and amortization net of applicable income taxes resulting from the acquisitions.

                   (in thousands, except per share data)               1993
                                                                       ----

                   Net sales                                        $ 92,870

                   Net earnings                                     $  3,894

                   Earnings per share                               $   0.57
                                                                    ========

         The pro-forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the purchases been made at the beginning of the period, or of results which may occur in the future.

3.       ACCOUNTS RECEIVABLE

         Accounts receivable at December 31 consisted of the following:


 (in thousands)                                             1995         1994
 --------------                                             ----         ----
 Amounts receivable from United States Government
         Amounts billed                                   $  3,764     $  4,008
         Unbilled contract receivables                       2,004        1,629
                                                          --------     --------
                                                             5,768        5,637
 Amounts receivable from others
         Amounts billed                                      7,729        6,728
         Unbilled contract receivables                         380          276
                                                             8,109        7,004
                                                            13,877       12,641
 Allowance for doubtful accounts                              (142)        (133)
                                                          --------     --------

                                                            13,735     $ 12,508
                                                          ========     ========


         Unbilled contract receivables represent revenue earned but not yet billed to customers at year end. The Company expects that substantially all such amounts will be billed and collected within one year. The Company has one contract which, under its terms, will result in a maximum unbilled receivable of approximately $1,400,000 in late 1996 or early 1997. This amount is expected to be fully collected in 1997 as the Company begins to make deliveries under this contract.

4.       INVENTORIES

         Inventories at December 31, summarized by major classification, were as follows:

         (in thousands)                                                                       1995             1994
         --------------                                                                       ----             ----
         Raw materials and components                                                    $  11,695          $11,948
         Work-in-process                                                                     4,121            3,849
         Finished goods                                                                        477              662
         Allowance for obsolescence                                                         (3,536)          (2,250)
         Unliquidated progress payments                                                       (762)            (157)
                                                                                         ---------         --------
                                                                                         $  11,995          $14,052
                                                                                         =========         ========


5.       OTHER CURRENT ASSETS

         Other current assets at December 31 consisted of the following:

         (in thousands)                                                                       1995             1994
         --------------                                                                       ----             ----
         Prepaid insurance                                                               $     219         $    482
         Other prepaid expenses                                                                594              389
                                                                                         ---------         --------
                                                                                         $     813         $    871
                                                                                         =========         ========


6.       PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment at December 31 consisted of the following:

         (in thousands)                                                                       1995             1994
         --------------                                                                       ----             ----
         Land                                                                            $   1,306         $  1,612
         Buildings                                                                           1,900            3,302
         Machinery and equipment                                                             8,829            8,185
         Furniture and fixtures                                                                679              635
         Leasehold improvements                                                                317              279
                                                                                         ---------         --------
                                                                                            13,031           14,013
         Less accumulated depreciation and amortization                                     (7,680)          (6,356)
                                                                                         ---------         --------

                                                                                         $   5,351         $  7,657
                                                                                         =========         ========

7.       RESTRUCTURING

         On April 8, 1994 the Company announced that as part of its transition from the design and manufacture of computer peripherals toward both producing and integrating computer systems, it would close its Hauppauge, New York based Military Products Division and transfer the division's operations to its Codar facility in Longmont, Colorado. As a direct result of the above, during the first quarter of 1994 the Company recorded a $9,500,000 charge, of which $7,300,000 was classified as a restructuring charge and $2,200,000 was charged to cost of sales. The major components of the $7.3 million restructuring charge relate to employee expense ($2,731,000), disposition of assets ($2,000,000), inventory write downs on discontinued products ($1,120,000), idle facility costs ($590,000) and lease termination costs ($370,000). The major components of the $2.2 million charge to cost of sales pertain to inventory write-offs related primarily to excess start-up costs associated with the NST-II production. The transfer of operations to Colorado was substantially completed by the fourth quarter of 1994.

         At December 31, 1995 the restructuring liability totaled $153,000, comprised principally of lease termination costs.


8.       OTHER ACCRUED EXPENSES - CURRENT

         Other accrued expenses - current at December 31, 1995, consisted of the following:

         (in thousands)                                                                   1995               1994
         --------------                                                                   ----               ----
         Customer advances                                                               $ 1,143           $      -
         Employee benefits                                                                   756              1,599
         Restructuring                                                                       153                981
         Insurance payable                                                                   168                305
         Purchase liabilities                                                                453                682
         Warranty                                                                            658                348
         Deferred revenue                                                                    589                763
         Contract losses                                                                     583                  -
         Taxes, other than income                                                            365                  -
         Interest                                                                            162                  -
         Moving expense                                                                      513                  -
         Other                                                                               833              1,757
                                                                                         -------           --------

                                                                                         $ 6,376           $  6,435
                                                                                         =======           ========

9. DEBT

                  Long term debt at December 31 consisted of the following:


         (in thousands)                                                                      1995              1994
         --------------                                                                      ----              ----
         Secured revolving credit with quarterly
             step-downs of $500 in 1996 with interest
             at prime plus 1 3/4%                                                         $15,175          $  9,175

         Midland Bank PLC, secured 5 year business term loan, monthly principal installments of 'L'7,257 (approximately $11,000) through July
             1995 with interest at 2% above the
             U.K. base rate (6.25% at December 31, 1994)                                        -                80

         Notes payable, generally secured by specified
             machinery and equipment, with interest at
             rates ranging from 8.875% to 12.43%                                              388               680

         Industrial Development Bond, payable in monthly principal installments of $4,775 through February 1999 with interest at 70% of prime,
             repaid in 1995 (8.5% at December 31, 1994)                                         -               234

         12% Convertible Subordinated Promissory
           Notes due January 15, 2001                                                       2,500                 -
                                                                                          -------          --------
                                                                                           18,063            10,169

         Original issue discount on 12% Notes                                                (313)                -
         Less current installments                                                         (2,177)           (2,179)
                                                                                          -------          --------
                                                                                          $15,573          $  7,990
                                                                                          =======          ========


         Aggregate principal payments for the five years subsequent to December 31, 1995 are as follows:


                         1996                   $    2,177,000
                         1997                        3,144,000
                         1998                        3,067,000
                         1999                        7,175,000
                         2000                                -
                         thereafter                  2,500,000
                                                --------------

                                                $   18,063,000
                                                ==============



         In April 1995, the Company restructured its existing indebtedness with its bank lenders. In consideration for the April 1995 restructuring, the Company issued an aggregate of 250,000 shares of its Common Stock to the bank lenders. The shares were valued at an aggregate of $500,000 based upon the then-current market price of the Common Stock of $2.00 per share.

         Effective February 15, 1996 the Company entered into an amendment to its credit agreement with its bank lenders which amended and extended the payment provisions contained therein which combined the Company's existing note payable obligation of $600,000 with the previously existing term obligation and reset certain financial covenants on more favorable terms for the Company. The revised credit agreement provides for quarterly principal payments of $500,000, beginning on March 31, 1996, and payments of $750,000 beginning on March 31, 1997 and paid through December 31, 1998. The remaining principal balance is due on January 15, 1999. Interest is payable monthly at the rate of 1 3/4% above prime. The loan covenants require that the Company maintain certain minimum levels of net worth, current ratio and quick ratio. They also limit capital expenditures and the payment of cash dividends. For financial statement purposes, the Company has presented the secured revolving credit as if the amendment had been agreed to as of December 31, 1995.


         In November and December 1995, the Company borrowed an aggregate of $2,500,000 and agreed that the loans would be converted into convertible debt in conjunction with the anticipated sale of 12% Convertible Subordinated Promissory Notes. Such loans are recorded as Convertible Subordinated Promissory Notes as of December 31, 1995 in the Company's financial statements.

         On February 15, 1996, February 23, 1996 and February 29, 1996, the Company issued an aggregate of $8,242,000 of 12% Convertible Subordinated Promissory Notes due January 15, 2001 and warrants to purchase an aggregate of 2,060,500 shares of the Company's Common Stock. The Notes are convertible by the holders into shares of Common Stock at a conversion price equal to $2.00 per share, subject to adjustment if the Company fails to meet certain earnings thresholds and in certain other events. Interest on the Notes is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 1996. The Notes mature on January 15, 2001. The Notes may be prepaid by the Company without premium or penalty at any time after January 15, 1999. The Notes are unsecured obligations of the Company and contain certain restrictions on the Company including relating to a negative pledge of the Company's assets not otherwise encumbered by the holders of the senior indebtedness.


         In addition to the Warrants noted above, the Company issued 2,024,200 Warrants to the lead investor and placement agent in exchange for advisory services related to the issuance of the Notes. The lead investor, Mr. Charles S. Holmes (1,200,000), and the placement agent, Commonwealth Associates (824,200 warrants), are two separate parties that have no affiliation. Mr. Holmes, a director of the Company, received Warrants to purchase an aggregate of 1,700,000 shares of Common Stock in two separate blocks. Through the purchase of $2,000,000 aggregate principal amount of Notes, Mr. Holmes received Warrants to purchase 500,000 shares of Common Stock in accordance with the terms of the issuance to each purchaser of the Notes which provided for the issuance of 1/4 warrant for each $1.00 of Notes purchased. The value of these Warrants is classified as original issue discount. The Warrants issued in exchange for advisory services in connection with the issuance of the Notes is recorded as deferred debt expense on the Company's balance sheet. As of December 31, 1995, a total of 1,825,000 Warrants has been recorded. 625,000 Warrants were recorded in connection with the $2,500,000 of Notes sold as of that date and 1,200,000 Warrants have been recorded in connection with the advisory services performed by Mr. Holmes. All Warrants entitle the holders thereof to purchase shares of Common Stock at any time and from time to time on or before February 15, 2002, at an exercise price equal to $2.50 per share of Common Stock, subject to adjustment in certain events. The Warrants are detachable and separately transferable. The Warrants are valued at $0.50 per share. Such value was derived based upon an evaluation by an independent third party. Such evaluation included a review of both current and historical stock price data, the lack of liquidity afforded to the Warrants, the results of various quantitative methodologies, the

         Company's financial position and historical and projected cash flows. The Warrants issued in conjunction with the Notes are recorded as original issued discount on the Company's balance sheet.


         The Company's U.K. subsidiary has a credit facility (sterling overdraft) with a U.K. bank. The credit facility amounts to 'L'600,000 (approximately $938,000) and bears interest at 2 1/4% above the U.K. base rate (6 3/4% at December 31, 1995). This facility is renewable in March 1996. The maximum month end borrowings under the credit facility during the years ended December 31, 1995 and 1994 were 'L'84,000 and 'L'355,000 (approximately $130,000 and $555,000, respectively). The average short term borrowings for the years ended December 31, 1994 and 1993 were 'L'19,000 and 'L'89,000
         (approximately $30,000 and $139,000, respectively). The weighted average interest rate during the years ended December 31, 1995 and 1994 was 8.88% and 7.23%, respectively.

10. OTHER ACCRUED EXPENSES - NON-CURRENT

         Other Accrued Expenses - non-current at December 31 consisted of the following:

         (in thousands)                                                                       1995             1994
         --------------                                                                       ----             ----
         Supplemental retirement plan                                                   $    1,235         $    899

         Other taxes                                                                           748                0

         Deferred compensation                                                                 498              623
                                                                                        ----------         --------

                                                                                        $    2,481         $  1,522
                                                                                        ==========         ========

         The supplemental retirement plan is described in Note 13.


         In 1981, the Company entered into agreements with two former officers which provide for the payments to each of $25,000 per year, adjusted for the cumulative effects of inflation from inception of the agreement, over a period of 15 years. Such deferred compensation payments commenced on January 1, 1990. The 1996 payment to each of the former officers will be approximately $40,800.


11. INCOME TAXES

         The Company and its domestic subsidiaries file a consolidated Federal income tax return. The provision for income taxes consisted of the following items:


         (in thousands)                                               1995                   1994              1993
         --------------                                               ----                   ----              ----
         Current:
                  Federal                                         $      -              ($  4,286)         $  2,407
                  State                                                  -                      -               362
                  Foreign                                              377                   (446)              181
                                                                  --------              ---------          --------

                                                                       377                 (4,732)            2,950
                                                                  --------              ---------          --------
         Deferred:
                  Federal                                                -                    360              (110)
                  State                                                  -                      -                 -
                  Foreign                                                -                    (20)                -
                                                                  --------              ---------          --------

                                                                         -                    340              (110)
                                                                  --------              ---------          --------

         Total income tax expense (benefit)                       $    377              ($  4,392)         $  2,840
                                                                  ========              =========          ========

         The tax effects of temporary differences that gave rise to significant portions of the net deferred tax asset and (liability) at December 31, 1995, and 1994 are as follows:


         (in thousands)                                                     1995               1994
         --------------                                                     ----               ----

         Deferred tax assets:

                  Net operating loss carry forward                        $3,335            $     -
                  AMT credit carry forward                                   319                545
                  Restructure                                                 52                333
                  Inventories                                              1,422                356
                  Supplemental retirement                                    317                268
                  Accrued vacation                                           146                127
                  Deferred compensation                                      195                236
                  Other                                                      224                114
                  Valuation allowance                                     (5,626)            (1,601)
                                                                          ------            -------

                                                                          $  384            $   378
                                                                          ======            =======

         Deferred tax liabilities:

                  Plant and equipment                                     ($ 384)          ($   372)
                  Other                                                        -                 (6)
                                                                          ------           --------

                                                                            (384)              (378)

                                                                          $    -            $     -
                                                                          ======            =======

         The Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets which, more likely than not, will not be realized.

         The sources of the deferred tax provision and the related tax effect for the years ended December 31, 1995, 1994 and 1993 are as follows:


         (in thousands)                                                     1995             1994              1993
         --------------                                                     ----             ----              ----

         Net operating loss carry forward                             ($   3,335)       $       -          $      -
         AMT credit carry forward                                            227             (545)                -
         Accelerated depreciation for
                  tax purposes                                                12             (142)              (77)
         Decrease (increase) in inventory
                  reserves                                                (1,066)             235                (8)
         Deferred compensation                                                41               (4)                2
         Supplemental retirement                                             (50)             (96)              (79)
         Accrued restructure costs                                           282             (333)                -
         Accrued vacation                                                    (19)             148               (11)
         Other                                                              (117)            (524)               63
         Valuation allowance                                               4,025            1,601                 -
                                                                      ----------        ---------          --------

                                                                      $        -        $     340          ($   110)
- ---------                                                             ==========        =========          =========


         A reconciliation of the provision for income taxes computed at the Federal statutory rate to the actual provision for income taxes is as follows:


         (in thousands)                                                     1995             1994              1993
         --------------                                                     ----             ----              ----
         Expected tax expense (benefit)                               ($   3,822)       ($  5,434)         $  2,820
         Increases (decreases) resulting from:
                  Adjustment of prior years' income taxes                   (350)            (665)             (264)
                  State income taxes, net of
                       Federal benefit                                         -                -               239
                  Non-deductible expenses                                    278              167               143
                  Other                                                      246              (61)              (98)
                  Valuation allowance                                      4,025            1,601                 -
                                                                      ----------        ---------          --------

         Actual income tax expense (benefit)                          $      377        ($  4,392)         $  2,840
                                                                      ==========        =========          ========

         At December 31, 1995 the retained earnings of the Company's foreign subsidiary were negative. No United States income tax impact pertaining to the foreign subsidiary has been reflected in the Company's financial statements.

12. SHAREHOLDERS' EQUITY

         The Company has two stock option plans - the 1991 Stock Option Plan and the 1993 Stock Option Plan for Directors - which together cover 773,448 shares of common stock which may be issued pursuant to the plans to key employees and directors.

         The 1991 Stock Option Plan covers 617,448 shares. Options under the 1991 Stock Option Plan are non-qualified stock options and are granted at the option price fixed by the Compensation Committee of the Board of Directors but in no event may the option price be less than the fair market value of a share of common stock on the date of grant. Options under the 1991 Stock Option Plan have such term as is fixed by the Compensation Committee but no option may be exercised during the first year after its date of grant or after the expiration of ten years from its date of grant.

         The 1993 Stock Option Plan for Directors covers 156,000 shares. Options under the Directors' Plan are non-qualified stock options and are granted in increments of 1,560 shares upon each non-employee director's election or re-election to the Board of Directors. The option price is equal to the fair market value of a share of common stock on the date of grant. Options are granted for a term of ten years and become exercisable eleven months after their date of grant. In no event may an option be exercised after the expiration of the term of such option.

         Full payment of the exercise price under all stock option plans may be made in cash or in shares of common stock valued at the fair market value thereof on the date of exercise. The Company's policy is that such shares must have been acquired by the optionee at least six months prior to the exercise date. In 1995 and 1994, all payments were made in cash. In 1993, 38,345 shares were received as payment for the exercise price of options. In 1993, 36,288 shares were withheld from employee stock option exercises to cover required income tax withholdings. Such shares, with a fair market value of $338,000, were retired by the Company.

         Employee Stock Option Plans

         The following is a summary of activity related to all stock option plans:


                                                                  Number               Weighted average
                                                                    of                   option price
                                                                  shares                   per share
                                                                  ------               ----------------

         Outstanding at January 1, 1993                            583,341                       4.01

         Granted                                                   237,130                       8.63

         Exercised                                                (168,227)                      3.02

         Expired/canceled                                          (34,293)                      4.63
                                                                   -------                       ----

         Outstanding at December 31, 1993                          617,951                       6.20

         Granted                                                   498,998                       5.28

         Exercised                                                 (30,472)                      2.62

         Expired/canceled                                         (424,126)                      7.60
                                                                  --------                       ----

         Outstanding at December 31, 1994                          662,351                       4.77

         Granted                                                   515,000                       2.43

         Exercised                                                 (37,962)                      1.93

         Expired/canceled                                         (486,656)                      4.81
                                                                  --------                       ----

         Outstanding at December 31, 1995                          652,733                       3.06
                                                                   =======                       ====


         At December 31, 1995, 80,289 options were exercisable and 803,731 shares were reserved for issuance under all stock option plans.


         Warrants

         At December 31, 1995, there were 40,560 warrants outstanding which are exercisable at $8.55 per share. The warrants expire January 13, 1996. There were also 1,825,000 warrants outstanding which are exercisable at $2.50 per share. The warrants expire February 15, 2002.

         In 1993, warrants to purchase 148,481 (as adjusted) shares of common stock at an exercise price of $4.14 per share were exercised. The Company and the warrant holder agreed to issue 83,165 shares which represented 95% of the appreciation on the warrants as measured by the fair market value of the common stock at the date of exercise ($10.12 per share).

         Employee Stock Purchase Plan

         Under the 1992 Employee Stock Purchase Plan, which commenced July 1, 1992, employees may subscribe to purchase shares of common stock at the lesser of 85% of the market price on the first day of the purchase period or the date purchased one year later. Payment for the shares is made through payroll deductions of up to 5% of annual base pay over a one year period. A total of 113,177 shares has been reserved for issuance under the Employee Stock Purchase Plan and as of December 31, 1995, 49,063 shares have been issued pursuant to the plan. The following is a summary of employee stock purchase plan activity:


                                                                           Number of                      Price
                                                                            Shares                        Range
                                                                           ---------                      -----
                  Outstanding at January 1, 1993                              30,623                    $      4.45

                  Subscriptions                                               27,253                           7.02

                  Purchases                                                  (25,365)                          4.45

                  Cancellations                                               (8,971)                          4.45-7.02
                                                                              ------                    ----------------

                  Outstanding at December 31, 1993                            23,540                    $      7.02

                  Subscriptions                                               31,410                           3.13

                  Purchases                                                   (9,828)                          3.13

                  Cancellations                                              (22,202)                          3.13-7.02
                                                                              ------                    ----------------


                  Outstanding at December 31, 1994                            22,920                    $      3.13

                  Subscriptions                                                    -                           -

                  Purchases                                                  (13,870)                          3.13

                  Cancellations                                               (9,050)                          3.13
                                                                           ---------                    -----------

                  Outstanding at December 31, 1995                                 -                          -
                                                                           =========                    ===========


         At December 31, 1995 there was an outstanding loan which an employee received from the Company in the amount of approximately $12,000 for the exercise of previously granted stock options. The note bears interest at approximately 7% and is collateralized by the stock issued and is due in 1997. The note is presented as a reduction to shareholders' equity in the Company's Financial Statements.

13. EMPLOYEE BENEFIT PLANS

         Pension Plan

         Until December 1995, when the plan was terminated and all assets were distributed, the Company had a noncontributory defined benefit pension plan covering all eligible employees. The plan provided for normal retirement at age 65, or at least age 62 with 30 years of service, and optional early retirement.

         In December 1993, the Board of Directors approved an amendment to the pension plan which resulted in the freezing of all future benefits under the plan as of January 3, 1994. As a result, in 1993, the Company recognized a gain of $362,000 which substantially offset the pension expense for 1993.

         The Company's funding policy was to make annual contributions to the extent such contributions were actuarially determined and tax deductible. Pension expense (income) for 1995, 1994 and 1993 was $3,000, $(5,000) and $367,000, respectively.

         The following table sets forth the funded status of the Company's defined benefit pension plan at December 31, 1995, 1994 and 1993:


         (in thousands)                                                             1995          1994           1993
         --------------                                                             ----          ----           ----
         Accumulated benefit obligation,
              including vested benefits of
              $2,473 and $3,493 in 1994 and 1993                                $      -      ($   2,473)     ($  3,715)
                                                                                ========      ==========      =========

         Projected benefit obligation                                                  -          (2,473)        (3,715)
         Plan assets at fair value                                                     -           2,515          3,727
                                                                                --------      ----------      ---------

         Plan assets greater (less) than
              projected benefit obligation                                             -              42             12
         Unrecognized transition asset                                                 -               -              -
         Unrecognized net (gain) loss                                                  -             (24)             -
                                                                                --------      ----------      ---------
         Prepaid pension asset                                                  $      -      $       18      $      12
                                                                                ========      ==========      =========


         Net pension expense is comprised of the following:
              Service cost                                                      $      -      $        9      $     373
              Interest cost                                                          171             208            270
              Return on assets                                                       (94)             35           (175)
              Net amortization and deferral                                          (74)           (257)          (101)
                                                                                --------      ----------      ---------
         Net pension expense                                                    $      3      ($       5)     $     367
                                                                                ========      ==========      =========


         Prepaid pension costs are included in other non-current assets. The actuarial computations assume a discount rate on benefit obligations of 7.25% in 1994 and 6% in 1993. The expected long-term rate of return on plan assets was 6% in 1994 and 9% in 1993. Pension Plan assets were primarily invested in short and intermediate term cash investments, corporate bonds and common and preferred stock. No compensation increases were assumed in 1994 and 1993.

         Supplemental Retirement Plan

         In 1991 the Company adopted the NAI Technologies Supplemental Retirement Plan which is a non-qualified, unfunded pension plan under which the Company will pay supplemental pension benefits to certain officers. The expense related to this plan amounted to $146,000, $281,000 and $232,000 in 1995, 1994 and 1993, respectively. The pension cost for this plan is based on substantially the same actuarial methods and economic assumptions as those used for the defined benefit pension plan for 1994 and 1993. In 1995, the actuarial computations assume a discount rate of 6.75% on benefit obligations and an assumed compensation increase of 5%. Such benefits will be paid from the Company's assets and not from retirement plan assets.

         The following table sets forth the funded status and cost components of the Company's supplemental retirement plan at December 31, 1995, 1994 and 1993:


         (In thousands)                                                            1995          1994            1993
         --------------                                                            ----          ----            ----
         Accumulated benefit obligation including
         vested benefits of $1,215 only in 1995                                 $  1,221      ($     899)     ($    706)
                                                                                ========      ==========      =========

         Projected benefit obligation for service
          rendered to date                                                        (1,442)         (1,224)        (1,047)
         Plan assets at fair value                                                     -               -              -
                                                                                --------      ----------      ---------

         Projected benefit obligation in excess
          of plan assets                                                          (1,442)         (1,224)        (1,047)
         Unrecognized prior service cost                                             332             360            388
         Unrecognized net loss                                                       178              77            153
         Adjustment required to recognize
          minimum liability                                                         (289)           (112)          (200)
                                                                                --------      ----------      ---------

         Unfunded accrued supplementary costs                                   ($ 1,221)     ($     899)     ($    706)
                                                                                ========      ==========      =========

         Net pension expense is comprised of the following:
              Service cost                                                      $     25      $      156      $     134
              Interest cost                                                           93              84             63
              Net amortization and deferral                                           28              41             35

         Net pension expense                                                    $    146      $      281      $     232
                                                                                ========      ==========      =========

         The unfunded accrued supplementary costs are included in other long-term accrued expenses.

         Retirement Savings Plan

         The Company has a voluntary Retirement Savings Plan for all eligible employees which provides for basic (up to 15% of compensation) employee contributions. In 1993, the Company's policy was to provide a matching provision equal to 100% of the first 3% of the employee's basic contribution. In December 1993, the Board of Directors approved an amendment to the Retirement Savings Plan which increased the matching provision to 100% of the first 3% and 50% of the second 3% of the employee's basic contribution effective January 3, 1994. Effective August 20, 1994, the Board of Directors suspended the matching provisions. Plan participants may invest in a combination of equity, fixed income and money market funds. The Company's 1994 and 1993 contributions under the totaled $365,143 and $386,000, respectively. No contributions were made in 1995.

         The plan also provides for a discretionary profit sharing contribution as determined by the Board of Directors, which is contributed to each of the participant's individual accounts. There was no contribution for 1995 or 1994. In 1993, the Company provided $128,000 for a profit sharing contribution.


14. INFORMATION BY GEOGRAPHIC AREA

         Information about the Company's foreign operations and export sales is provided in the following table. Export revenue is foreign revenue produced by identifiable assets located in the United States while foreign revenue is generated by identifiable assets located in foreign countries.

         In order to achieve an appropriate sharing of operating results between the Company's subsidiaries, transfers between geographic areas are accounted for on the basis of a mark-up of manufacturing costs. Operating earnings are total sales less operating expenses. In computing operating earnings, none of the following items has been added or deducted: general corporate expenses, interest income, interest expense and income taxes.

         Identifiable assets are those assets of the Company that are identified with the operations in each geographic area. Corporate assets consisted primarily of cash and cash equivalents, property, plant and equipment and notes receivable.

                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                         INFORMATION BY GEOGRAPHIC AREA


                                                                                       Years ending December 31,
                                                                                       -------------------------
         (in thousands)                                                          1995              1994            1993
         --------------                                                          ----              ----            ----
         SALES TO UNAFFILIATED CUSTOMERS:
              United States                                                 $  47,329        $   40,692       $  63,661
              Export                                                            1,786             2,723           4,637
              United Kingdom                                                   10,893            11,105          12,726
                                                                            ---------        ----------       ---------
                  Total                                                     $  60,008        $   54,520       $  81,024
                                                                            =========        ==========       =========
         TRANSFERS BETWEEN GEOGRAPHIC AREAS:
              United States                                                 $     831        $      787       $   1,011
              Europe                                                                0                11               9
                                                                            ---------        ----------       ---------
                  Total                                                     $     831        $      798       $   1,020
                                                                            =========        ==========       =========

         TOTAL SALES:
              United States                                                 $  48,160        $   41,479       $  64,672
              Export                                                            1,786             2,723           4,637
              United Kingdom                                                   10,893            11,116          12,735
              Eliminations                                                       (831)             (798)         (1,020)
                                                                            ---------        ----------       ---------
                  Total                                                     $  60,008        $   54,520       $  81,024
                                                                            =========        ==========       =========

         OPERATING EARNINGS (LOSS):
              United States                                                 ($  6,232)       ($  11,068)      $  10,617
              Europe                                                            1,226            (1,232)            798
                                                                            ---------        ----------       ---------
                  Subtotal                                                     (5,006)          (12,300)         11,415

              Corporate expenses and other                                     (3,869)           (2,289)         (2,455)
                                                                            ---------        ----------       ---------
                  Total operating earnings (loss)                              (8,875)          (14,589)          8,960

              Net interest expense & other                                     (2,367)           (1,394)           (665)
                                                                            ---------        ----------       ---------
                  Earnings (loss) before income taxes                       ($ 11,242)       ($  15,983)      $   8,295
                                                                            =========        ==========       =========

         IDENTIFIABLE ASSETS:
              United States                                                 $  34,103        $   33,795       $  48,226
              Europe                                                            8,283             8,761           8,038
                                                                            ---------        ----------       ---------
                  Subtotal                                                     42,386            42,556          56,264
              Corporate and other                                               5,626            11,164           4,451
                                                                            ---------        ----------       ---------
                  Total                                                      $ 48,012        $   53,720       $  60,715
                                                                            =========        ==========       =========

15.      INFORMATION BY BUSINESS SEGMENT

         The Company's operations are classified into two business segments:
         Electronic Systems and Telecommunications. The Electronic Systems segment includes Codar Technology, Inc. based in Longmont, Colorado, NAI Technologies --Systems Division Corporation in Columbia, Maryland, and Lynwood Scientific Developments Limited in Farnham, England.

         Codar Technology designs, manufactures, integrates and supports rugged computer systems, advanced computer peripherals and memory systems for military and commercial use. Systems provides custom packaged, integrated computer systems for deployment in shelters, ships, land vehicles and other demanding environments. Lynwood supplies rugged, environmentally and electrically screened personal computers and workstations based upon standard commercial off the shelf technology, targeted to the military and government markets principally in Europe. With the exception of the U.S. Government, which accounted for $22,665,000 or 44% of the Electronic Systems segment's 1995 sales, no single customer accounted for greater than 10% of the Segment's sales.

         The Telecommunications segment currently consists of Wilcom, Inc. in Laconia, New Hampshire. Wilcom designs and manufactures products for use in the telephone industry. Wilcom's customer base includes the regional Bell operating companies and independent telephone companies. Three such customers accounted for 26%, 23% and 13%, respectively, of the Telecommunications segment's 1995 sales.

         Inter-segment sales are accounted for on the basis of a mark-up of manufacturing costs. Operating earnings are total sales less operating expenses. In computing operating earnings, none of the following items has been added or deducted: general corporate expenses, interest income, interest expense and income taxes.

         Identifiable assets by segment are those assets of the Company that are used in the Company's operations in each segment. Corporate assets consist primarily of cash and cash equivalents, property, plant and equipment and notes receivable.

                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                        INFORMATION BY INDUSTRIAL SEGMENT


                                                                                         Years ending December 31,
                                                                                         -------------------------
(in thousands)                                                                    1995             1994            1993
- --------------                                                                    ----             ----            ----
SALES TO UNAFFILIATED CUSTOMERS:
       Electronic Systems                                                    $  51,813        $  46,330       $  71,202
       Telecommunications                                                        8,195            8,190           9,822
                                                                             ---------        ---------       ---------
             Total                                                           $  60,008        $  54,520       $  81,024
                                                                             =========        =========       =========

INTERSEGMENT SALES:
       Electronic Systems                                                    $     831        $     798       $   1,020
                                                                             ---------        ---------       ---------
             Total                                                           $     831        $     798       $   1,020
                                                                             =========        =========       =========

TOTAL SALES:
       Electronic Systems                                                    $  52,644        $  47,128       $  72,222
       Telecommunications                                                        8,195            8,190           9,822
       Eliminations                                                               (831)            (798)         (1,020)
                                                                             ---------        ---------       ---------
             Total                                                           $  60,008        $  54,520       $  81,024
                                                                             =========        =========       =========

OPERATING EARNINGS (LOSS):
       Electronic Systems                                                    ($  4,273)       ($ 11,788)      $  10,655
       Telecommunications                                                         (733)            (512)            760
                                                                             ---------        ---------       ---------
             Subtotal                                                           (5,006)         (12,300)         11,415
       Corporate expenses and other                                             (3,869)          (2,289)         (2,455)
                                                                             ---------        ---------       ---------
             Total operating earnings (loss)                                    (8,875)         (14,589)          8,960
       Net interest expense & other                                             (2,367)          (1,394)           (665)
                                                                             ---------        ---------       ---------
             Earnings (loss) before income taxes                             ($ 11,242)       ($ 15,983)      $   8,295
                                                                             =========        =========       =========

IDENTIFIABLE ASSETS:
       Electronic Systems                                                    $  35,577        $  35,529       $  48,198
       Telecommunications                                                        6,809            7,027           8,066
                                                                             ---------        ---------       ---------
             Subtotal                                                           42,386           42,556          56,264
       Corporate and other                                                       5,626           11,164           4,451
                                                                             ---------        ---------       ---------
             Total                                                           $  48,012        $  53,720       $  60,715
                                                                             =========        =========       =========

CAPITAL EXPENDITURES:
       Electronic Systems                                                    $     746        $     716       $   1,326
       Telecommunications                                                          120              114             146
                                                                             ---------        ---------       ---------
             Subtotal                                                              866              830           1,472
       Corporate and other                                                          20              105              12
                                                                             ---------        ---------       ---------
             Total                                                           $     886        $     935       $   1,484
                                                                             =========        =========       =========

DEPRECIATION:
       Electronic Systems                                                    $   1,680        $   2,078       $   2,202
       Telecommunications                                                          359              320             288
                                                                             ---------        ---------       ---------
             Subtotal                                                            2,039            2,398           2,490
       Corporate and other                                                         940               37              18
                                                                             ---------        ---------       ---------
             Total                                                           $   2,979        $   2,435       $   2,508
                                                                             =========        =========       =========

16.      COMMITMENTS AND CONTINGENCIES

         The Company and its subsidiaries lease office and manufacturing facilities, automobiles, computers and other equipment under various non-cancelable operating leases.

         Future minimum rental commitments for leases with non-cancelable terms in excess of one year are as follows:

             (in thousands)                                   Amount
             --------------                                   ------
             1996                                         $1,629,000
             1997                                          1,108,000
             1998                                          1,043,000
             1999                                            852,000
             2000                                            314,000
             2001 and thereafter                           4,391,000
                                                         -----------
             Total minimum lease payments                 $9,337,000
                                                         ===========

         With the acquisition of Lynwood, the Company assumed a 25 year operating lease for office and manufacturing facilities. Annual future minimum lease payments through the year 2014, which are included in the above table, amount to approximately $314,000 per year.

         Rental expense amounted to $1,725,000, $1,170,000 and $1,132,000 in
         1995, 1994 and 1993, respectively. There was no sublease income in these periods.

         Most leases provide for additional payments of real estate taxes, insurance and other operating expenses applicable to the property, generally over a base period level. Total rental expense includes such base period expenses and the additional expense payments as part of the minimum lease payments.

         The Company and its subsidiaries are subject to certain legal actions which arise in the normal course of business. It is management's belief that these actions will not have a material effect on the Company's consolidated financial position.

         On or about June 28, 1994, TDA Trading Corp. ("TDA"), individually and on behalf of a class of persons similarly situated, commenced a securities fraud class action in the United Stated District Court for the Eastern District of New York against Robert A. Carlson, Richard A. Schneider and the Company. TDA commenced its action, entitled TDA Trading Corp. v. Carlson, et al., by filing a complaint (the "Complaint") with the Court.

         The Complaint principally alleges that the defendants knowingly and/or recklessly misrepresented to the public that they expected the Company's 1993 fourth quarter and fiscal year sales and earnings results to continue to increase at levels substantially above those of prior years at a time when they supposedly knew but failed to disclose that the Company's fourth quarter 1993 sales of its Navy Standard Teleprinter and other products would decrease precipitously. The Complaint further alleges that, as a result of defendants' alleged failure to disclose these developments, TDA and other purchasers of common stock were damaged because, it is alleged, at the time of purchase the price of common stock had been artificially inflated. Additionally, the Complaint asserts that at the time these adverse business developments allegedly became known to defendants and prior to their dissemination to the public, defendants Carlson, Schneider and other directors of the Company allegedly sold shares of common stock owned by them personally at price levels which TDA claims were higher than the true value of these shares.

         As relief, TDA essentially seeks damages in an amount to be proven at trial, together with costs and expenses, including reasonable attorneys', accountants' and experts' fees. The Complaint also requests that the Court declare its action against the Company and the individual defendants to be a proper class action and certify it as class representative and plaintiff's counsel as counsel for the class. On March 24, 1995, the Court granted TDA's motion for class certification. The litigation is currently in the discovery phase.

         The Company believes that it has meritorious defenses to the allegations and claims set forth in the Complaint and that a finding of ultimate liability against it, if any, would not have a material adverse effect on its financial position, liquidity or results of operations.


17.      QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

         The following table sets forth quarterly financial information for 1995 and 1994:

                                                                                                    Loss
         (in thousands,                          Net             Gross              Net             per
         except per share data)                 sales           margin             loss             share
         ----------------------                 -----           ------             ----             -----
         1995

             First Quarter                  $  12,687         $   2,518       ($   1,094)         ($   .15)
             Second Quarter                    14,084            (1,827)(1)       (5,805)             (.78)
             Third Quarter                     15,887             1,790           (2,296)             (.31)
             Fourth Quarter                    17,350             2,427           (2,424)             (.33)
                                            ---------         ---------       ----------          --------
             Total                          $  60,008         $   4,908       ($  11,619)         ($  1.57)
                                            =========         =========       ==========          ========

         1994

             First Quarter                  $  15,516         $   1,555       ($   7,340)         ($  1.08)
             Second Quarter                    14,909             4,258             (374)            (0.06)
             Third Quarter                     12,093             2,666             (831)            (0.12)
             Fourth Quarter                    12,002             1,787           (3,046)            (0.43)
                                            ---------         ---------       ----------          --------
             Total                          $  54,520         $  10,266       ($  11,591)         ($  1.69)
                                            =========         =========       ==========          ========

(1) The Company recorded a charge to cost of sales in the amount of $2,700,000 for increased provisions for slow moving, excess and obsolete inventory and $2,000,000 for anticipated cost growth on certain long term contracts.

                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                                 (in thousands)

                                                                                March 30,                Dec. 31,
                                                                                   1996                    1995
                                                                                ---------                --------
                                                                                                         (Audited)
ASSETS
Current Assets:
    Cash and cash equivalents                                                   $  5,425                 $  2,605
    Accounts receivable, net                                                      12,137                   13,735
    Inventories, net                                                              13,217                   11,995
    Deferred tax asset                                                               384                      384
    Other current assets                                                             771                      813
                                                                                --------                 --------
         Total current assets                                                     31,934                   29,532
                                                                                --------                 --------

Property, plant and equipment, net                                                 5,233                    5,351
Excess of cost over fair value of assets acquired, net                            10,181                   10,339
Notes receivable                                                                    --                      1,190
Other a sets                                                                       3,088                    1,600
                                                                                --------                 --------

         Total assets                                                            $50,436                  $48,012
                                                                                 =======                  =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
    Accounts payable                                                            $  8,505                 $  9,797
    Current installments of long-term debt                                         2,175                    2,177
    Accrued payroll and commissions                                                  462                      768
    Other accrued expenses                                                         4,602                    6,376
    Income taxes payable                                                             495                      370
                                                                                --------                 --------
         Total current liabilities                                                16,239                   19,488
                                                                                --------                 --------

Long-term debt                                                                    20,568                   15,573
Other accrued expenses                                                             2,497                    2,481
Deferred income taxes                                                                384                      384
                                                                                --------                 --------
         Total liabilities                                                        39,688                   37,926
                                                                                --------                 --------
Shareholders' Equity:
    Capital Stock:
    Preferred stock, no par value, 2,000,000
      shares authorized and unissued                                                 --                        --
    Common stock, $.10 par value, 25,000,000
      shares authorized; shares issued: 7,459,437
      in 1996 and 7,195,567 in 1995                                                  746                      746
Capital in excess of par value                                                    17,305                   16,162
Foreign currency translation adjustment                                               12                       43
Reta ned earnings                                                                 (7,315)                 (6,865)
                                                                                --------                 --------
    Total shareholders' equity                                                    10,748                   10,086
                                                                                --------                 --------
    Total liabilities and shareholders' equity                                   $50,436                  $48,012
                                                                                ========                 ========

                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                     (in thousands except per share amounts)
                                   (Unaudited)

                                                                                   For the Three Months Ended
                                                                                   --------------------------
                                                                                March 30,                 Apr. 1,
                                                                                  1996                     1995
                                                                                ---------                 -------
Net sales                                                                        $16,503                  $12,687
                                                                                 -------                  -------
Cost of sales                                                                     13,238                   10,169
                                                                                --------                 --------
Gross margin                                                                       3,265                    2,518
                                                                                --------                 --------
Selling expense                                                                    1,114                    1,264
General and administrative expense                                                 1,370                    1,351
Research and development                                                             367                      541
Other                                                                               164                        30
                                                                               --------                  --------
Total expenses                                                                     3,015                    3,186
                                                                                --------                 --------
Operating income (loss)                                                              250                     (668)
                                                                                --------                 --------
Non-operating income (expense)
  Interest income                                                                     55                       54
  Deferred debt expense                                                              (55)                      --
  Interest expense                                                                  (565)                    (394)
                                                                                --------                 --------
                                                                                    (565)                   (340)
Loss before income taxes                                                            (315)                 (1,008)
Provision for (recovery of) income taxes                                             135                       86
                                                                                --------                 --------
Net loss                                                                        $   (450)                $ (1,094)
                                                                                ========                 ========
Loss per common share                                                           $  (0.06)                $  (0.15)
                                                                                ========                 ========
Average shares outstanding                                                         7,459                    7,190
                                                                                ========                 ========

                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                                 (in thousands)
                                   (Unaudited)

                                                                                   For the Three Months Ended
                                                                                   --------------------------
                                                                                March 30,                 Apr. 1,
                                                                                  1996                     1995
                                                                                ---------                 -------
Cash Flows from Operating Activities:
  Net loss                                                                       $  (450)                 $(1,094)
  Adjustments to reconcile net loss
    to cash provided by operating activities:
  Depreciation and amortization                                                      598                      549
  Gain on disposal of property, plant and equipment                                  --                        (4)
  Loss on sale of notes receivable                                                    89                      --
  Provision for inventory obsolescence                                               644                      143
  Change in a sets and liabilities, excluding effects from acquisitions and foreign currency adjustments:
    Accounts receivable                                                            1,598                    1,361
    Inventories                                                                   (1,866)                  (1,261)
    Accounts payable and other accrued expenses                                   (3,356)                  (1,720)
    Income taxes                                                                     125                    4,032
    Other, net                                                                    (1,076)                      55
                                                                                --------                      --
Net cash flow provided by operating activities                                    (3,694)                   2,061
Cash  lows from Investing Activities:
  Purchase of property, plant and equipment                                         (245)                    (239)
  Proceeds from sale of property, plant and equipment                               --                          6
                                                                                --------                ---------
Net cash used in investing activities                                               (245)                    (233)
Cash Flows from Financing Activities:
  Issuances of notes payable                                                          53                        6
  Issuance of 12% Convertible Notes                                                5,742                      --
  Payments of notes payable                                                          (53)                    (133)
  Payments of long-term debt                                                         (57)                    (118)
  Receipts of notes receivable                                                     1,101                      --
  Proceeds from exercise of stock options
    and stock purchase plan                                                          --                        25
                                                                                --------                ---------
Net cash used in financing activities                                              6,786                     (220)
  Effect of foreign currency exchange rates on cash                                  (27)                      80
Net increase in cash and cash equivalents                                          2,820                    1,688
Cash and cash  quivalents at beginning of year                                     2,605                    1,658
                                                                                --------            -------------
Cash and cash equivalents at end of period                                      $  5,425             $      3,346
                                                                                ========             ============
Supplemental disclosure of cash flow information: Cash paid for (refunded):
    Interest                                                                    $    417                     $371
    Income taxes                                                                $      3             $     (3,961)
                                                                                ========             ============

                                      -96-

                           OTHER FINANCIAL INFORMATION


UNAUDITED FINANCIAL STATEMENTS

The accompanying unaudited consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the SEC. The Company believes that the disclosures contained herein are adequate to make the information presented not misleading. The consolidated statements of operations for the three months ended March 30, 1996 are not necessarily indicative of the results to be expected for the full year. These unaudited financial statements should be read in conjunction with the audited financial statements and accompanying notes included in the Company's 1995 Annual Report on Form 10-K for the year ended December 31, 1995.

INVENTORIES

Inventories are summarized by major classification as follows:

                                                                                March 30,                Dec. 31,
                                                                                  1996                     1995
                                                                                ---------                --------
                                                                                                         (Audited)
(In thousands of dollars)
Raw materials and components                                                     $12,454                  $11,695
Work-in-process                                                                    5,006                    4,121
Finished goods                                                                       445                      477
Allowance for obsolescence                                                        (4,180)                  (3,536)
Unliquidated progress payments                                                      (508)                    (762)
                                                                                 -------                  -------
Inventories, net                                                                 $13,217                  $11,995
                                                                                 =======                  =======

                          Independent Auditors' Report
                  on Consolidated Financial Statement Schedule




Board of Directors and Shareholders
NAI Technologies, Inc.:


Under date of March 1, 1996, we reported on the consolidated balance sheets of NAI Technologies, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, as contained in the annual report on Form 10-K for the year 1995. In connection with our audits of the aforementioned consolidated financial statements, we have also audited the related consolidated financial statement
Schedule II  (Valuation  and  Qualifying  Accounts).  This  financial  statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



                                                     KPMG Peat Marwick LLP


Boulder, Colorado
March 1, 1996

                                                                     Schedule II

                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                        VALUATION AND QUALIFYING ACCOUNTS


(in thousands of dollars)
- --------------------------------------------------------------------------------------------------------------------------
               Column A                      Column B               Column C                    Column D         Column E
- -----------------------------------------------------------
                                                          ----------------------------------------------------------------
                                                                    Additions
                                                          -------------------------------
                                                              (1)            (2)
                                            Balance at     Charged to      Charged to                             Balance
                                             Beginning        Costs      Other Accounts         Deductions         at End
              Description                    of Period    and Expenses      Describe             Describe        of Period
- --------------------------------------------------------------------------------------------------------------------------
Allowance deducted from
 asset to which it applies
   Allowance for doubtful accounts:
     Year ended December 31, 1995         $    133         $    205       $       0           $   196 (A)      $    142
     Year ended December 31, 1994              172               11               0                50 (A)           133
     Year ended December 31, 1993              130               42              99                99 (A)           172
   Allowance for inventory
     obsolescence reserve:
     Year ended December 31, 1995           $2,250          $ 2,248        $     23           $   985 (B)       $ 3,536
     Year ended December 31, 1994            4,018            2,031               7             3,806 (B)         2,250
     Year ended December 31, 1993            3,322              387           1,429 (C)         1,120 (B)         4,018

- ------------------------

Note A - Uncollected receivables written off, net of recoveries.

Note B - Obsolete inventory scrapped, net of recoveries.

Note C - Included in the purchase of Codar Technology, Inc. - $563.
         Included in the purchase price of Lynwood Scientific Dev. Ltd. - $810. Included in the purchase of the Tollgrade assets - $56.

                                    GLOSSARY

     Definitions of the following terms can be found on the pages indicated.

                                                                                                                      Page
                                                                                                                      ----
Active Investors.......................................................................................................  1
Additional Units.......................................................................................................  5
Asset Management....................................................................................................... 34
Bank Lenders...........................................................................................................  1
Carlson Employment Agreement........................................................................................... 38
Codar..................................................................................................................  4
Code................................................................................................................... 48
Commission.............................................................................................................  2
Common Stock...........................................................................................................  1
Company................................................................................................................  1
Complaint.............................................................................................................. 11
Conversion Price.......................................................................................................  5
Court.................................................................................................................. 11
Credit Agreement.......................................................................................................  1
Demand Rights.......................................................................................................... 46
EBITDA.................................................................................................................  5
Events of Default......................................................................................................  5
Exchange Act...........................................................................................................  2
Exercise Price.........................................................................................................  6
Expiration Date........................................................................................................ 45
Further Units..........................................................................................................  5
Investment Transaction.................................................................................................  5
Lynwood................................................................................................................  4
Named Executives....................................................................................................... 35
Nasdaq.................................................................................................................  1
NOLs................................................................................................................... 54
Noteholders............................................................................................................  1
Notes..................................................................................................................  1
NST....................................................................................................................  8
OID.................................................................................................................... 49
original issue discount................................................................................................ 49
Piggy-Back Rights...................................................................................................... 46
Preferred Stock........................................................................................................ 46
Proposed Regulations................................................................................................... 50
Qualified Stated Interest.............................................................................................. 49
RBOCs..................................................................................................................  4
Registrable Securities................................................................................................. 46
Registrant.............................................................................................................  5
Schneider Employment Agreement......................................................................................... 38
Securities Act......................................................................................................... 63
Securities.............................................................................................................  1
Selling Securityholders................................................................................................  1
Service................................................................................................................ 48
Shareholders...........................................................................................................  1
Shares.................................................................................................................  1

                                                                                                                      Page
                                                                                                                      ----
Stock Purchase Agreement...............................................................................................  1
Systems................................................................................................................  4
TDA.................................................................................................................... 11
TEMPEST................................................................................................................  4
TIN.................................................................................................................... 53
Units..................................................................................................................  5
Warrant................................................................................................................  5
Warrantholders.........................................................................................................  1
Warrants...............................................................................................................  1
Wilcom.................................................................................................................  4
Placement Agent's Warrants.............................................................................................  5

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution.

     The estimated expenses in connection with the offering of the Securities are as follows:

SEC registration fee...........................................................................................$14,967.84

Legal fees and expenses.........................................................................................55,000.00*

Accounting fees and expenses....................................................................................15,000.00*

Miscellaneous expenses...........................................................................................5,032.16*
                                                                                                               ----------
          Total................................................................................................$90,000.00*

- ---------------
* Estimated

Item 14.  Indemnification of Directors and Officers.

Sections 721-726 of the New York Business Corporation Law provide the following with respect to the indemnification of directors, officers and employees:

ss. 721. Nonexclusivity of statutory provisions for indemnification of directors and officers.- The indemnification and advancement of expenses granted pursuant to, or provided by, this article shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Nothing contained in this article shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

ss. 722. Authorization for indemnification and officers.-(a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

(b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

(c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

(d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed, by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

ss. 723. Payment of indemnification other than by court award.-(a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

(b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court) shall be made by the corporation, only if authorized in the specific case:

(1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

(2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

(A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

(B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

(c) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of section 725.

ss. 724. Indemnification of directors and officers by a court.-(a) Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board or of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under section 722 (Authorization for indemnification of directors and officers), and paragraph (a) of section 723. Application therefor may be made, in every case, either:

(1) In the civil action or proceeding in which the expenses were incurred or other amounts were paid, or

(2) To the supreme court in a separate proceeding, in which case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were incurred or other amounts were paid.

(b) The application shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

(c) Where indemnification is sought by judicial action, the court may allow a person such reasonable expenses, including attorneys' fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.

ss. 725. Other provisions affecting indemnification of directors and officers.-(a) All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the corporation under paragraph (c) of section 723 (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724 (Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled.

(b) No indemnification, advancement or allowance shall be made under this article in any circumstance where it appears:

(1) That the indemnification would be inconsistent with the law of the jurisdiction of incorporation of a foreign corporation which prohibits or otherwise limits such indemnification;

(2) That the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

(3) If there has been a settlement approved by the court, that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

(c) If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and, in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

(d) If any action with respect to indemnification of directors and officers is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

(e) Any notification required to be made pursuant to the foregoing paragraph (c) or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.

(f) The provisions of this article relating to indemnification of directors and officers and insurance therefor shall apply to domestic corporations and foreign corporations doing business in this state, except as provided in section 1320 (Exemption from certain provisions).

ss. 726. Insurance for indemnification of directors and officers.-(a) Subject to paragraph (b), a corporation shall have power to purchase and maintain insurance:

(1) To indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this article, and

(2) To indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and

(3) To indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of this article provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

(b) No insurance under paragraph (a) may provide for any payment, other than cost of defense, to or on behalf of any director or officer:

(1) If a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

(2) In relation to any risk the insurance of which is prohibited under the insurance law of this state.

(c) Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.

(d) The corporation shall, within the time and to the persons provided in paragraph (c) of section 725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.

(e) This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction including the federal government.

Paragraph 15 of the Restated Certificate of Incorporation of the Company provides as follows:

The liability to the Corporation and its shareholders of each and every person who is at any time a director of the Corporation, in such person's capacity as such director, is, and shall be, limited and eliminated to the full extent authorized or permitted by law (as now or hereafter in effect). Any repeal or modification of this Paragraph shall not adversely affect any right or protection of any person existing at the time of such repeal or modification.

Section 6.1 of the Amended and Restated By-laws of the Company provides as follows:

Section 6.1. Indemnification. To the full extent authorized or permitted by law (as now or hereafter in effect), the Corporation shall indemnify any person who shall at any time be made or be threatened to be made a party to or otherwise involved in any civil or criminal action or proceeding by reason of the fact that such person, or such person's testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, and the Corporation shall pay the expenses incurred by any such person in defending any such action or proceeding as such expenses are incurred, including in advance of the final disposition of such action or proceeding. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment or repeal of this Section 6.1 shall apply to or have any effect on any right to indemnification or advancement of expenses provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

In furtherance and not in limitation of the powers conferred by statute, the Corporation may enter into agreements providing indemnification to the full extent authorized or permitted by law (as now or hereafter in effect) and including as part thereof provisions with respect to the creation of trust funds, the granting of security interests and the use of other means (including, without limitation, letters of credit, surety bonds and other similar arrangements) to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein or elsewhere.

Item 15.  Recent Sales of Unregistered Securities.

On February 15, 1996, NAI Technologies, Inc., a New York corporation (the "Registrant"), sold in a private offering 7,235 units (the "Units"), each Unit consisting of $1,000 principal amount of the Registrant's 12% Convertible Subordinated Promissory Notes due 2001 (the "Notes") and a detachable warrant (the "Warrant") to purchase the Registrant's common stock, par value $.10 per share (the "Common Stock"), at a purchase price of $1,000 per Unit, for an aggregate purchase price of $7,235,000 to selected qualified investors (the "Investment Transaction"). The Notes may be converted by the holders into Common Stock of the Company at any time at a conversion price equal to $2.00 per share, subject to adjustment. Each Warrant entitles the holder thereof to purchase specified numbers of shares of Common Stock at an exercise price equal to $2.50 per share, subject to adjustment.

On February 23, 1996, the Registrant sold 760 additional Units (the "Additional Units") for an aggregate purchase price of approximately $760,000 as part of the Investment Transaction while on February 29, 1996, the Registrant sold 247 additional Units (the "Further Units") for an aggregate purchase price of approximately $247,000 as part of the Investment Transaction.

On February 15, 1996, Commonwealth Associates, who acted as the Registrant's Placement Agent in connection with the Investment Transaction, and its designees purchased for $.001 per warrant, warrants to purchase 723,500 shares of Common Stock, each at an exercise price of $2.50 per share, subject to adjustment in certain events (the "Placement Agent's Warrants"). The Placement Agent purchased 100,700 additional warrants on when the Additional Units and the Further Units were purchased. Commonwealth received a fee equal to 8% of the gross proceeds of the Investment Transaction together with the reimbursement of accountable expenses up to $200,000 for its services.

On October 13, 1995 and December 14, 1995, Charles S. Holmes, a director of the Registrant, purchased two subordinated notes of the Registrant each in the principal amount of $1,000,000. Such notes were exchanged for 2,000 Units in the Investment Transaction. Warrants to purchase an aggregate of 1,200,000 shares were issued to Mr. Holmes for past advisory services in connection with the Investment Transaction and the engagement of the Commonwealth.

In December 1995 and January 1996, Active Investors II, Ltd. purchased subordinated notes of the Registrant in the aggregate principal amount of $900,000. C. Shelton James, a director of the Registrant, is the President and a director of Active Investors II, Ltd. Such notes were exchanged for 900 Units in the Investment Transaction. On May 2, 1996, Active Investors II, Ltd. purchased an additional 100 Units as part of the Investment Transaction. Active Investors II, Ltd. and certain affiliated limited partnerships currently own approximately 5.57% of the Registrant's Common Stock.

The foregoing securities were issued and sold in the Investment Transaction in accordance with Section 4(2) of the Securities Act of 1933, as amended.

In April 1995, The Bank of New York and Chemical Bank each received 125,000 shares of Common Stock in connection with the execution of the Amended and Restated Credit Agreement dated as of April 12, 1995 between such entities and the Registrant. No further consideration was given for such shares. Such issuance was made in accordance with Section 4(2) of the Securities Act of 1933, as amended.

On November 3, 1994, Active Investors II, Ltd. purchased 363,636 shares of Common Stock of the Registrant for $1,000,000 in cash. Such sale was made in accordance with Section 4(2) of the Securities Act of 1933, as amended.

Item 16.  Exhibits and Financial Statement Schedules.

(a)  Exhibits:

      3.1 Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(a) to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 29, 1991).

      3.2 Amended and Restated By-laws (incorporated by reference to Exhibit 3(b) to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 29, 1991).

    4.1   Form of 12% Convertible Subordinated Promissory Note, due January
            15, 2001, of the Registrant (incorporated by reference to Exhibit 1 to the Registrant's Current Report on Form 8-K dated February 15, 1996 filed with the Commission).

      4.2 Form of Warrant to Purchase Common Stock of the Registrant, on or before February 15, 2002 (incorporated by reference to Exhibit 2 to the Registrant's Current Report on Form 8-K dated February 15, 1996 filed with the Commission).


      4.3 Registration Rights Agreement, dated as of February 13, 1996, between the Registrant and the Noteholders and Warrantholders (incorporated by reference to Exhibit 4 to the Registrant's Current Report on Form 8-K dated February 15, 1996 filed with the Commission).


      5     Opinion of Whitman Breed Abbott & Morgan.*

     10.1 Amended and Restated Credit Agreement among the Registrant and Chemical Bank, a New York banking corporation ("Chemical"), The Bank of New York, a New York Banking corporation ("BNY"), and each of the other financial institutions which from time to time becomes a party thereto (together with Chemical and BNY, the "Banks"), BNY, as administrative agent, and Chemical as collateral agent (incorporated by reference to Exhibit 10 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the Commission).

     10.2 First Amendment, dated as of August 14, 1995, to the Amended and Restated Credit Agreement, dated as of April 12, 1995, among the Registrant and the Bank Lenders (incorporated by reference to Exhibit 10.5 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995 filed with the Commission).

     10.3 Second Amendment, dated as of October 13, 1995, to the Amended and Restated Agreement, dated as of April 12, 1995, among the Registrant and the Bank Lenders (incorporated by reference to Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995 filed with the Commission).

     10.4 Third Amendment, dated as of November 6, 1995, to the Amended and Restated Credit Agreement, dated as of April 12, 1995, among the Registrant and the Bank Lenders (incorporated by reference to Exhibit 10.7 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995 filed with the Commission).

     10.5 Fourth Amendment, dated as of January 5, 1996, to Amended and Restated Credit Agreement, dated as of April 12, 1995, as previously amended, among the Registrant, Chemical Bank and BNY (incorporated by reference to Exhibit 6 to the Registrant's Current Report on Form 8-K dated February 15, 1996 filed with the Commission).

     10.6 Fifth Amendment, dated as of February 13, 1996, to Amended and Restated Credit Agreement, dated as of April 12, 1995, as previously amended (the "Credit Agreement"), among the Registrant, Chemical Bank and BNY (incorporated by reference to Exhibit 7 to the Registrant's Current Report on Form 8-K dated February 15, 1996 filed with the Commission).

     10.7 Amendment No. 1 to Registration Rights Agreement, dated as of February 13, 1996, to that certain Registration Rights Agreement, dated as of April 12, 1995, as amended, between the Registrant and BNY and Chemical (incorporated by reference to Exhibit 8 to the Registrant's Current Report on Form 8-K dated February 15, 1996 filed with the Commission).

     10.8 Securities Purchase Agreement, dated as of October 13, 1995, by and between the Registrant and Charles S. Holmes (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995 filed with the Commission).


     10.9 12% Subordinated Promissory Note due 1996 of the Registrant (incorporated by reference to Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995 filed with the Commission).

     10.10 Placement Agency Agreement dated as of December 14, 1995, between the Company and Commonwealth Associates (incorporated by reference to Exhibit 2 to the Registrant's Current Report on Form 8-K dated February 15, 1996 filed with the Commission).

     10.11 Employment Agreement, dated as of October 16, 1995, between the Registrant and Robert A. Carlson (incorporated by reference to
            Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995 filed with the Commission).

     10.12 Employment Agreement, dated as of October 16, 1995, between the Registrant and Richard A. Schneider (incorporated by reference to
            Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995 filed with the Commission).

     10.13 Common Stock Purchase Agreement dated as of November 3, 1994 by and between the Registrant and Active Investors II, Ltd. (incorporated by reference to Exhibit 10(a) to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended October 1, 1994 filed with the Commission).

     10.14 Agreement, dated January 13, 1993, among the shareholders of Lynwood and the Registrant, including the form of warrant delivered in connection therewith (incorporated by reference to Exhibit 1 to the Registrant's Report on Form 8-K dated January 13, 1993 filed with the Commission).


     10.15 Indenture, dated February 15, 1996, between the Registrant and _______, as trustee.**


     12     Computation of Ratios.*

     21 List of Subsidiaries (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31,
            1995).

     23.1   Consent of KPMG Peat Marwick LLP.

     23.2   Consent of Whitman Breed Abbott & Morgan (included in Exhibit 5).*

     24 Power of Attorney (included in Part II of the Registration Statement (Registration No. 333-3837) filed with the Commission on May 16,
            1996).


     25     Statement of Eligibility of Trustee.**



*Previously filed.

**To be filed by amendment.


(b)  Financial Statement Schedules:


        Schedule  II -- Valuation and Qualifying Accounts (included on pages 98 and 99 of this Registration Statement).


Schedules not listed above have been omitted either because they are not applicable or the required information is shown in the Consolidated Financial Statements or Notes thereto.

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


           Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Longmont, State of Colorado, on the 23rd day of July, 1996.


                                   NAI TECHNOLOGIES, INC.


                                   By /s/ Robert A. Carlson
                                      ---------------------------------
                                      Robert A. Carlson
                                      Chairman and Chief Executive Officer


           Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed below by the following persons, in the capacities indicated, on July 23, 1996.



                                   By /s/ Robert A. Carlson
                                      ---------------------------------
                                      Robert A. Carlson
                                      Chairman and Chief Executive Officer
                                      and Director (principal executive officer)


                                   By /s/ Richard A. Schneider
                                      ----------------------------------
                                      Richard A. Schneider
                                      Executive Vice President, Treasurer,
                                      Chief Financial Officer, Secretary
                                      and Director (principal financial
                                      and accounting officer)


                                   By /s/ Stephen A. Barre*
                                      ----------------------------------
                                      Stephen A. Barre
                                      Director



                                   By  /s/ C. Shelton James*
                                      ----------------------------------
                                      C. Shelton James
                                      Director


                                   By   /s/ Charles S. Holmes*
                                      ----------------------------------
                                      Charles S. Holmes
                                      Director


                                   By
                                      ----------------------------------
                                      Edward L. Hennessy
                                      Director


                                   By /s/ Dennis McCarthy*
                                      ----------------------------------
                                      Dennis McCarthy
                                      Director

- --------------------
* Richard A. Schneider, pursuant to a Power of Attorney executed by each of the directors and officers noted above and filed with the Securities and Exchange Commission, by signing his name hereto, does hereby sign and execute this Amendment No. 2 to Registration Statement on Form S-1 on behalf of each of the persons noted above in the capacities indicated.

                            STATEMENT OF DIFFERENCES

The section mark symbol shall be expressed as......................... ss.
The symbol for the British currency the pound shall be expressed as... 'L'